Exhibit 2.1

[Execution]

BUSINESS COMBINATION AGREEMENT

by and among

FMC TECHNOLOGIES, INC.,

FMC TECHNOLOGIES SIS LIMITED

and

TECHNIP S.A.

Dated as of June 14, 2016

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Section 4.7.	Absence of Certain Changes	29
Section 4.8.	Compliance	29
Section 4.9.	Litigation and Liabilities	30
Section 4.10.	Employee Benefits	30
Section 4.11.	Tax Matters	32
Section 4.12.	Labor Matters	33
Section 4.13.	Material Contracts	35
Section 4.14.	Intellectual Property	36
Section 4.15.	Data Protection	38
Section 4.16.	Properties and Assets	38
Section 4.17.	Environmental Matters	38
Section 4.18.	Customers and Suppliers	40
Section 4.19.	Real Property	40
Section 4.20.	Personal Property	41
Section 4.21.	Related Party Transactions	41
Section 4.22.	Takeover Statutes	41
Section 4.23.	Insurance	41
Section 4.24.	Joint Ventures	42
Section 4.25.	Anti-Corruption, Trade Sanctions, and Export Controls	42
Section 4.26.	Information in Public Filings	44
Section 4.27.	Brokers	45
Section 4.28.	Share Ownership	45
Section 4.29.	Admiralty	45

ARTICLE V

COVENANTS

Section 5.1.	Interim Operations	46
Section 5.2.	Acquisition Proposals	50
Section 5.3.	Preparation of Cross-Border Merger Terms, Registration Statement, Information Document, NYSE Listing Application and EU Listing Applications; Publications; Stockholders’ Meetings; Recommendation	54
Section 5.4.	Expert Report and Pre-Merger Certificates	59
Section 5.5.	Reasonable Best Efforts; Regulatory Filings and Other Actions	60
Section 5.6.	Access	63
Section 5.7.	Transaction Litigation	63
Section 5.8.	Publicity	64
Section 5.9.	Certain Tax Matters	64
Section 5.10.	Expenses	65
Section 5.11.	United Kingdom Stamp Taxes	65
Section 5.12.	Indemnification; Directors’ and Officers’ Insurance	66
Section 5.13.	Section 16 Matters	67
Section 5.14.	Topco Capital Increase	68
Section 5.15.	Technip Notes, and OCÉANEs	68
Section 5.16.	Preliminary Transactions; U.S. Merger Sub	69

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BUSINESS COMBINATION AGREEMENT

This BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of June 14, 2016, is by and among FMC Technologies, Inc., a Delaware corporation (“FMCTI”), FMC Technologies SIS Limited, a private limited company incorporated under the laws of England and Wales and a wholly owned subsidiary of FMCTI (“Topco”), and Technip S.A., a French société anonyme (“Technip”).

RECITALS

WHEREAS, the board of directors of FMCTI (the “FMCTI Board”), the board of directors of Topco (the “Topco Board”) and the board of directors of Technip (the “Technip Board”) previously approved, and each of FMCTI, Topco and Technip entered into, that certain Memorandum of Understanding (the “MOU”) dated as of May 18, 2016 with respect to the Mergers, as defined below, and the other transactions contemplated hereby;

WHEREAS, pursuant to the MOU, the Consultation Period and the Consideration Period (both as defined in the MOU) have expired;

WHEREAS, concurrently with the execution and delivery of the MOU, Bpifrance Participations and IFP Energies nouvelles, which together own a number of Technip Shares representing, as of April 30, 2016, approximately 7.55% of the total share capital and approximately 73.7% of all Technip Shares entitled to double voting rights of Technip, have each agreed pursuant to separate letter agreements dated at or prior to the date of the MOU (such letters, the “Shareholder Letters”) to vote their Technip Shares at the Technip Stockholders’ Meetings in favor of (a) the removal, contingent on consummation of the Technip Merger, of any double voting rights attached to their Technip Shares and (b) the Cross-Border Merger Terms and the Technip Merger unless the Technip Board has made a Change in Technip Recommendation pursuant to and in accordance with Section 5.2;

WHEREAS, each of FMCTI and Technip now desire, upon the terms and subject to the conditions set forth in this Agreement, to effect a strategic combination of their businesses through the Mergers and the other transactions contemplated hereby;

WHEREAS, FMCTI formed Topco, and each of FMCTI and Technip have determined that from and after the Merger Effective Date, Topco shall act as the parent company for their combined global businesses, formed under the laws of England and Wales (“English Law”) and domiciled and a resident for tax purposes solely in the United Kingdom with its place of effective management in London, United Kingdom, due to, among other things, the strong business, financial and market environment in the United Kingdom, the modern, flexible and consistent body of corporate law in the United Kingdom, London’s position as a major hub in the global financial and banking system, London’s central location relative to the United States and France and ease of accessibility for certain of Topco’s and its Subsidiaries’ directors, executive officers and managers, and the parties’ view that London offers an appropriate, neutral location from which the parties can best realize the anticipated strategic benefits, economies of scale and synergies of the proposed business combination;

WHEREAS, after the date hereof and prior to the completion of the Mergers (as defined below), FMCTI and Topco desire to effect the preliminary transactions set forth under the heading “Preliminary Transactions” on Section 5.16(a) of the FMCTI Disclosure Letter subject to and in accordance with Section 5.16 (collectively, the “Preliminary Transactions”), pursuant to which, among other things, FMCTI shall form, or cause its Subsidiaries to form, the Persons set forth on Section 5.16(a) of the FMCTI Disclosure Letter, including a newly formed Delaware limited liability company that will be an indirect wholly owned Subsidiary of FMCTI (“U.S. Merger Sub” and such newly formed Persons collectively, the “Transaction Entities,” and each a “Transaction Entity”), and FMCTI shall take, or cause the Transaction Entities to take, the actions necessary to consummate the Preliminary Transactions;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, following the execution and delivery of this Agreement, the Technip Board and Topco Board desire to adopt, as further described in Section 5.3(a), the cross-border merger terms (the “Cross-Border Merger Terms”) for the merger between Technip and Topco (the “Technip Merger”) in accordance with the Directive of 26 October 2005 on cross-border mergers of limited liability companies (2005/56/EC) of the European Parliament and of the Council of the European Union and, in the case of Topco, the Companies (Cross-Border Mergers) Regulations 2007 (as amended) (the “UK Merger Regulations”) and, in the case of Technip, the relevant provisions of the French Commercial Code (the “French Merger Regulations”);

WHEREAS, the Technip Board has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Laws of France (“French Law”), and the Topco Board has, upon the terms and subject to the conditions set forth in this Agreement and in accordance with English Law, approved this Agreement and the principle of the proposed Technip Merger, whereby each issued and outstanding share, par value € 0.7625 per share, of Technip (the “Technip Shares”), other than Technip Shares owned by Technip or any direct or indirect wholly owned Subsidiary of Technip, shall be exchanged for 2.00 (the “Technip Exchange Ratio”) ordinary shares of $1.00 per share in the share capital of Topco (the “Topco Shares”);

WHEREAS, each of the FMCTI Board and the Topco Board has approved this Agreement and the principle of the merger of U.S. Merger Sub with and into FMCTI immediately following consummation of the Technip Merger upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), whereby U.S. Merger

Sub shall merge with and into FMCTI (the “FMCTI Merger” and, together with the Technip Merger, the “Mergers”), with FMCTI surviving the FMCTI Merger as a wholly owned subsidiary of Topco, pursuant to which each share of common stock, par value $0.01 per share, of FMCTI (the “FMCTI Shares”), other than FMCTI Shares owned by FMCTI, Topco, U.S. Merger Sub or any of their respective wholly owned Subsidiaries, shall be converted into the right to receive 1.00 Topco Share (the “FMCTI Exchange Ratio”);

WHEREAS, the FMCTI Board has (a) determined that the FMCTI Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of FMCTI, and are in the best interests of FMCTI and its stockholders and is also in the best interests of FMCTI’s other stakeholders and employees, (b) approved and declared advisable this Agreement and the transactions contemplated by this Agreement, including the FMCTI Merger, and (c) determined, subject to its duties under applicable Law, to recommend that the FMCTI stockholders adopt this Agreement and the transactions contemplated by this Agreement (such recommendation, the “FMCTI Recommendation”);

WHEREAS, prior to the execution hereof, the Technip Board has (a) determined that the Technip Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of Technip, and are in the best interests of Technip, its stockholders, employees and other stakeholders, (b) approved the entry into this Agreement and the transactions contemplated by this Agreement, including the Technip Merger, and (c) determined, subject to its duties under applicable Law, to recommend that the Technip stockholders approve the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement (such recommendation, the “Technip Recommendation”);

WHEREAS, each of the sole stockholder of Topco and the Topco Board has determined that the Technip Merger and the other transactions contemplated by this Agreement are consistent with and will further the business strategies and goals of Topco, and are in the best interest of Topco and its sole stockholder, and has approved this Agreement and the transactions contemplated hereby, including the Technip Merger;

WHEREAS, for French Tax purposes, it is intended that the Technip Merger shall qualify as a “merger” within the meaning of Article 210-0 A of the French Tax Code (Code général des impôts) (the “French Tax Code”) and English Law and shall benefit from (a) the favorable corporate income tax merger regime provided for by Article 210 A of the French Tax Code in accordance with the provisions of Articles 210 B-3 and 210 C-2 of the French Tax Code, (b) the transfer tax regime applying to mergers pursuant to Article 816 of the French Tax Code, (c) the roll-over regime provided for by Article 38-7 bis and 150-0 B of the French Tax Code, (d) the regime provided for by Article 115-1 and 121 of the French Tax Code, and (e) the VAT regime provided for by Article 257-bis of the French Tax Code (collectively, the “Technip Intended French Tax Treatment”);

WHEREAS, this Agreement shall constitute an “agreement of merger” for purposes of both Section 251 of the DGCL and Section 209 of the DLLCA; and

WHEREAS, each of the parties desires to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. Appointment of Exchange Agent. As promptly as possible following the date hereof, Topco shall appoint a United States bank or trust company or other independent financial institution in the United States reasonably satisfactory to FMCTI and Technip (the “Exchange Agent”) to act, among other things, as exchange agent for the FMCTI Merger and to deliver the FMCTI Merger Consideration to former stockholders of FMCTI. If reasonably agreed by FMCTI and Technip, the Exchange Agent shall also act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip. If FMCTI and Technip reasonably agree to appoint a third party to act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip, then (i) as promptly as possible following the date hereof, Topco shall appoint a bank or trust company or other independent financial institution reasonably satisfactory to FMCTI and Technip to act as exchange agent for the Technip Merger and deliver the Technip Merger Consideration to former stockholders of Technip and (ii) all references herein to the “Exchange Agent” shall be deemed to refer to the applicable exchange agent. The parties shall enter into an exchange agent agreement with the Exchange Agent, which agreement shall set forth the duties, responsibilities and obligations of the Exchange Agent consistent with the terms of this Agreement.

Section 1.2. The Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with English Law and French Law, as applicable, at the Technip Effective Time, the Technip Merger shall occur, upon the consummation of which Technip shall be merged with and into Topco, and without any additional action on the part of Technip, the separate corporate existence of Technip shall thereupon cease and Topco shall continue as the surviving company in the Technip Merger. The Technip Merger shall have the effects set forth in this Agreement, the Cross-Border Merger Terms and the applicable provisions of the UK Merger Regulations and the French Merger Regulations. Without limiting the generality of the foregoing and subject to applicable Law, from and after the Technip Effective Time all of the property, rights, privileges, immunities, powers and franchises of Technip and Topco shall vest in Topco and all of the debts, liabilities and duties of Technip and Topco shall become the debts, liabilities and duties of Topco.

(b) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and DLLCA, at the FMCTI Effective Time, the FMCTI Merger shall occur, upon the consummation of which U.S. Merger Sub shall be merged with and into FMCTI, the separate corporate existence of U.S. Merger Sub shall thereupon cease and FMCTI shall continue as the surviving corporation (the “FMCTI Merger Surviving Corporation”). The FMCTI Merger shall be preceded by, and shall be conditioned on the completion of, the Technip Merger. As a result of the FMCTI Merger, FMCTI shall become a wholly owned, indirect Subsidiary of Topco. The FMCTI Merger shall have the effects specified in the DGCL and DLLCA. Without limiting the generality of the foregoing, from and after the FMCTI Effective Time, the FMCTI Merger Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of FMCTI and U.S. Merger Sub, all as provided under the DGCL and DLLCA. At the FMCTI Effective Time, the certificate of incorporation of FMCTI as in effect immediately prior to the FMCTI Effective Time shall be the certificate of incorporation of the FMCTI Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. The name of the FMCTI Merger Surviving Corporation immediately after the FMCTI Effective Time shall be “FMC Technologies, Inc.”. At the FMCTI Effective Time, the FMCTI bylaws in effect immediately prior to the FMCTI Effective Time shall be the bylaws of the FMCTI Merger Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. Subject to applicable Law, as of the FMCTI Effective Time, the directors of U.S. Merger Sub immediately prior to the FMCTI Effective Time shall be the directors of the FMCTI Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the FMCTI Merger Surviving Corporation. As of the FMCTI Effective Time, the officers of U.S. Merger Sub immediately prior to the FMCTI Effective Time shall be the officers of the FMCTI Merger Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the FMCTI Merger Surviving Corporation.

Section 1.3. Closing. Subject to and in compliance with Section 5.5(a), Section 5.19 and Section 5.20, the parties shall each use their respective reasonable best efforts to obtain the Technip Merger Order and, subject to (i) the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of such conditions) and (ii) neither FMCTI nor Technip having been advised by either of the counsel listed in Section 7.2(e) that, based on circumstances at such time or which are reasonably anticipated to be present at the expected Merger Effective Date, such counsel would be unable to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, Topco and Technip will appear by counsel reasonably satisfactory to the parties (the “Technip Merger Counsel”) at a hearing to seek an order of the High Court of England and Wales (the “English Court”) under Regulation 16 of the UK Merger Regulations (the “Technip Merger Order”) which fixes a time and date agreed by the parties and the English Court as the effective date of the Technip Merger that is on a Sunday that is not earlier than the twenty-first (21st) calendar day after the day on which the Technip Merger Order is made by the English Court (such date the “Merger Effective Date”). The date on which the Technip Merger Order is obtained shall be the “Closing Date,” and the time at which the English

Court issues the Technip Merger Order shall be the “Closing.” Following the receipt of the Technip Merger Order, the parties shall not take any action to amend, modify, rescind or terminate the Technip Merger Order without the prior written consent of the other parties; provided that if this Agreement is terminated prior to the Technip Effective Time and after the receipt of the Technip Merger Order, the parties agree to take all action necessary or desirable to cause the elimination of the Technip Merger Order prior to the Technip Effective Time.

Section 1.4. Effective Time.

(a) The parties shall make or cause to be made all filings and recordings required by English Law and French Law in connection with the Technip Merger, including the filing of the Technip Merger Order with the Registrar of Companies in England and Wales (the “Registrar”), as required in accordance with applicable Law as promptly as practicable following the grant by the English Court of the Technip Merger Order.

(b) Subject to the terms and conditions set forth in this Agreement, on the date on which the Technip Merger Order is obtained, and as soon as practicable after such time, and in no event prior thereto, FMCTI shall file a certificate of merger relating to the FMCTI Merger (the “FMCTI Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and DLLCA and shall make all other filings or recordings required under the DGCL and DLLCA, which FMCTI Certificate of Merger shall specify the FMCTI Effective Time contemplated by Section 1.4(c); provided that if this Agreement is terminated prior to the Technip Effective Time and after the filing of the FMCTI Certificate of Merger, the parties agree to take all action necessary or desirable to cause the withdrawal of the FMCTI Certificate of Merger prior to the FMCTI Effective Time.

(c) The Mergers shall become effective sequentially (i) with the Technip Merger Order providing that the Technip Merger shall become effective on the Merger Effective Date at the time of 23:58 hours Paris Time (or such other time as Topco and Technip shall agree and as shall be specified in the Technip Merger Order), such time being the “Technip Effective Time” and (ii) with the Delaware Certificate of Merger providing that the FMCTI Merger shall become effective on the Merger Effective Date at the time that is one (1) minute after the Technip Effective Time (or such other time as FMCTI and Technip shall agree and as shall be specified in the FMCTI Certificate of Merger, and in no event prior to Technip Effective Time), such time being the “FMCTI Effective Time”.

Section 1.5. Effect of the Technip Merger on Technip Shares and Topco Shares.

(a) As a result of the Technip Merger and without any action on the part of Topco, Technip, or the holder of any capital stock of Topco or Technip, at the Technip Effective Time:

(i) Technip Share Allotment. Topco shall allot and issue, for each issued and outstanding Technip Share at the Technip Effective Time (other than Technip Shares that are held in the treasury of Technip or owned by Technip or any direct or indirect wholly owned Subsidiary of Technip, as of immediately prior to the Technip Effective Time (each, an “Excluded Technip Share”)), the Technip Exchange Ratio of a validly issued, fully paid and non-assessable Topco Share, having the terms set forth in the Topco Articles of Association (the “Technip Merger Consideration”).

(ii) Excluded Technip Shares. Each Excluded Technip Share shall immediately following the Technip Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) Conversion of Technip Shares. As of the Technip Effective Time, all Technip Shares shall no longer be outstanding, shall cease to exist and each book-entry position with depositary intermediaries (including CACEIS – CT, the Technip Group registrar) participating in the centralized depositary and clearing system managed by Citibank Shareholder Services (the “Technip Depositary”) previously representing any such shares shall thereafter represent Topco Shares allotted for such Technip Shares in the Technip Merger in accordance with Section 1.5(a)(i).

(iv) Conversion of Capital Stock of Topco. Each Topco Share issued and outstanding immediately prior to the Technip Effective Time shall be redesignated as deferred shares and/or repurchased by Topco as of the Technip Effective Time (and with the Topco Board being authorized to cancel any repurchased Topco Shares, if desirable, such that those Topco Shares shall cease to exist), with no consideration being paid with respect thereto.

(b) Unclaimed Funds. Any former stockholders of Technip who have not complied with this Section 1.5 prior to the date that is 180 days after the Technip Effective Time shall be limited to a claim against Topco for delivery of such former stockholder’s Topco Shares and payment of any dividends and other distributions in respect of Topco Shares of such stockholder payable and/or issuable pursuant to this ARTICLE I upon delivery to the Exchange Agent of the applicable certificates formerly representing the Technip Shares (or other similar instruments) or written instructions for the transfer and cancellation of any entry in the records of Technip or its transfer agent formerly representing the Technip Shares, in each case, without any interest thereon. Notwithstanding the foregoing, none of Topco, Technip, FMCTI, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any former holder of Technip Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

Section 1.6. Effect of the FMCTI Merger on FMCTI Shares; FMCTI Merger Exchange.

(a) As a result of the FMCTI Merger and the transactions contemplated by Section 1.3 and without any additional action on the part of FMCTI, U.S. Merger Sub or the holders of any capital stock of FMCTI or U.S. Merger Sub, at the FMCTI Effective Time:

(i) FMCTI Merger Consideration. Topco shall allot and issue for each FMCTI Share issued and outstanding immediately prior to the FMCTI Effective Time (other than each Excluded FMCTI Share), and each such FMCTI Share shall automatically be converted (and shall no longer be outstanding and shall cease to exist) into the right to receive as of the FMCTI Effective Time, the FMCTI Exchange Ratio of a fully paid and non-assessable Topco Share, having the terms set forth in the Topco Articles of Association (such number of Topco Shares, the “FMCTI Merger Consideration” and, together with the Technip Merger Consideration, the “Merger Consideration”). “Excluded FMCTI Share” means each FMCTI Share that as of immediately prior to the FMCTI Effective Time is (i) held in the treasury of FMCTI, or (ii) owned by Topco, U.S. Merger Sub, or any direct or indirect wholly owned subsidiaries of FMCTI, but not including any FMCTI Shares that are held in a grantor trust for the benefit of FMCTI Service Providers.

(ii) Excluded FMCTI Shares. Each Excluded FMCTI Share issued and outstanding immediately prior to the FMCTI Effective Time shall immediately following the FMCTI Effective Time be cancelled and shall cease to exist, with no consideration being paid with respect thereto.

(iii) Conversion of U.S. Merger Sub Shares. As of the FMCTI Effective Time, each issued and outstanding share of common stock, par value $0.01 per share, of U.S. Merger Sub issued and outstanding immediately prior to the FMCTI Effective Time shall automatically be converted into the right to receive one fully paid and non-assessable share of common stock, par value $0.01, of the FMCTI Merger Surviving Corporation, which shares at such time shall comprise the only outstanding shares of capital stock of the FMCTI Merger Surviving Corporation.

(b) In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of FMCTI Shares in connection with the FMCTI Merger.

(c) At the FMCTI Effective Time, subject to any modification in accordance with Section 5.16(a), the actions contemplated under the heading “Other Actions To Be Taken In Connection With the FMCTI Effective Time” in Section 5.16(a) of the FMCTI Disclosure Letter shall be consummated.

Section 1.7. Effect of the Mergers on Options and Awards.

(a) Effect of the Technip Merger on Technip Stock Awards.

(i) Each option to purchase or subscribe for Technip Shares (a “Technip Stock Option”) granted under the employee and director stock plans of Technip (the “Technip Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Technip Effective Time shall cease to represent a right to acquire Technip Shares and shall be converted, at the Technip Effective Time, into an option to purchase Topco Shares (a “Topco Stock Option”) on the same terms and conditions as were applicable to such Technip Stock Option immediately prior to the Technip Effective Time, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of Technip Shares subject to such Technip Stock Option immediately prior to the Technip Effective Time and (B) the Technip Exchange Ratio, and each such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per Technip Share of such Technip Stock Option immediately prior to the Technip Effective Time divided by (y) the Technip Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares subject to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable.

(ii) Each award of performance restricted stock units relating to Technip Shares granted under the Technip Stock Plans (any such award a “Technip Equity Right” and such awards together with the Technip Stock Options, the “Technip Stock Awards”) that is outstanding immediately prior to the Technip Effective Time shall cease to relate to or represent a right to receive Technip Shares and shall be converted, at the Technip Effective Time, into a right relating to or to receive Topco Shares (a “Topco Equity Right” and, together with the Topco Stock Options, “Topco Stock Awards”) of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Technip Equity Right immediately prior to the Technip Effective Time, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded down to the nearest whole number) of (A) the number of Technip Shares subject to the Technip Equity Right immediately prior to the Technip Effective Time and (B) the Technip Exchange Ratio. Any minimum holding period applicable to the Technip Shares delivered upon the vesting of the Technip Equity Rights prior to the Technip Effective Time shall continue for the same duration with respect to the Topco Shares for which such Technip Shares are exchanged, to the extent required by applicable Law.

(iii) To the extent any Technip Stock Award is, immediately prior to the Technip Effective Time, subject to any performance-based vesting or other performance conditions, the Technip Board, or an applicable committee thereof, may, prior to the Technip Effective Time and in consultation with FMCTI, make such equitable adjustments, if any, to the applicable vesting terms, performance goals or conditions relating to such Technip Stock Awards, as the Technip Board (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, which equitable adjustments shall take effect upon and be subject to the consummation of the Mergers; provided, that (A) any such adjustments that would reasonably be expected to (I) result in material Taxes (including social charges) being imposed on the Technip Group, (II) accelerate delivery of unrestricted Technip Shares, if such acceleration would be prohibited by applicable Law or (III) adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, in each case, shall require the consent of FMCTI, and (B) all such adjustments will be made subject to and in accordance with the terms and conditions of the Technip Stock Plans and the Technip Stock Awards.

(iv) As soon as practicable after the Technip Effective Time, Topco shall deliver to the holders of Technip Stock Awards appropriate notices setting forth such holders’ rights pursuant to the respective Technip Stock Awards and stating that such Technip Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.7(a) after giving effect to the Technip Merger and the terms of the Technip Stock Plans and any adjustments required by applicable Law).

(v) Prior to the Technip Effective Time, Technip shall take all necessary actions for the treatment of Technip Stock Awards under this Section 1.7(a); provided that such actions shall expressly be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall be authorized to issue a number of Topco Shares at least equal to the number of Topco Shares that will be subject to Topco Stock Awards as a result of the actions contemplated by this Section 1.7(a), by authorizing the issuance of such shares and taking any other appropriate corporate action, and if the parties agree in good faith that it is reasonably necessary for the purposes of assisting in the administration and settling of any Topco Stock Awards and any Topco equity incentive plan, the establishment and settlement of an employee benefit trust.

(b) Effect of the FMCTI Merger on FMCTI Stock Awards.

(i) Each option to purchase or subscribe for FMCTI Shares (a “FMCTI Stock Option”) granted under the Amended and Restated FMCTI Incentive Compensation and Stock Plan and all subplans thereof (the “FMCTI Stock Plan”), whether vested or unvested, that is outstanding immediately prior to the FMCTI Effective Time shall cease to represent a right to acquire FMCTI Shares and shall be converted, at the FMCTI Effective Time, into a Topco Stock Option on the same terms and conditions as were applicable to such FMCTI Stock Option immediately prior to the FMCTI Effective Time, except as adjusted hereby. The number of Topco Shares subject to each such Topco Stock Option shall be equal to the product (rounded down to the nearest whole number) of (A) the number of FMCTI Shares subject to such FMCTI Stock Option immediately prior to the FMCTI Effective Time and (B) the FMCTI Exchange Ratio, and each such Topco Stock Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price per FMCTI Share of such FMCTI Stock Option immediately prior to the FMCTI Effective Time divided by (y) the FMCTI Exchange Ratio; provided, however, that the exercise price and the number of Topco Shares subject to such Topco Stock Option will be determined in a manner consistent with the requirements of Section 409A of the Code to the extent applicable.

(ii) Each award of restricted stock units or performance restricted stock units relating to FMCTI Shares granted under the FMCTI Stock Plan that is outstanding immediately prior to the FMCTI Effective Time and that would vest and become payable pursuant to its terms at the FMCTI Effective Time (each such award, a “Vested FMCTI Equity Right”) shall immediately vest and be earned and payable pursuant to its terms and this Section 1.7(b)(ii) immediately prior to the FMCTI Effective Time and the holder of any such Vested FMCTI Equity Right shall receive FMCTI Shares in complete settlement thereof immediately prior to the FMCTI Effective Time in the form of FMCTI Book-Entry Interests to be held by The Depository Trust Company. The FMCTI Shares received upon settlement of such Vested FMCTI Equity Right shall be treated in a manner consistent with Section 1.6.

(iii) Each award of restricted stock units relating to FMCTI Shares granted under the FMCTI Stock Plan that is outstanding immediately prior to the FMCTI Effective Time and that is not a Vested FMCTI Equity Right (each such award, an “Unvested FMCTI Equity Right” and, collectively with the Vested FMCTI Equity Rights, the “FMCTI Equity Rights”) shall cease to relate to or represent a right to receive FMCTI Shares and shall be converted, at the FMCTI Effective Time, into a Topco Equity Right of the same type and on the same terms and conditions (including any minimum vesting and/or holding period with respect to the shares delivered upon vesting of such awards) as were applicable to the corresponding Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time, except as adjusted hereby. The number of Topco Shares covered by each such Topco Equity Right shall be equal to the product (rounded down to the nearest whole number) of (x) the number of FMCTI Shares subject to the Unvested FMCTI Equity Right immediately prior to the FMCTI Effective Time and (y) the FMCTI Exchange Ratio. Any minimum holding period applicable to the FMCTI Shares delivered upon the vesting of the Unvested FMCTI Equity Rights prior to the FMCTI Effective Time shall continue for the same duration with respect to the Topco Shares for which such FMCTI Shares are exchanged, to the extent required by applicable Law.

(iv) To the extent any Unvested FMCTI Equity Right or unvested FMCTI Stock Option (collectively, the “Unvested FMCTI Stock Awards”) is, immediately prior to the FMCTI Effective Time, subject to any performance-based vesting or other performance conditions, the FMCTI Board, or an applicable committee thereof, may, prior to the FMCTI Effective Time and in consultation with Technip, make such equitable adjustments, if any, to the applicable performance goals or conditions relating to such Unvested FMCTI Stock Awards, as the FMCTI Board (or such committee, as applicable) may determine to be necessary or appropriate as a result of the consummation of the Mergers, which equitable adjustments shall take effect upon and be subject to the consummation of the Mergers; provided, that (A) any such adjustments that would reasonably be expected to (I) result in material Taxes (including social charges) being imposed on the FMCTI Group, (II) accelerate delivery of unrestricted FMCTI Shares, if such acceleration would be prohibited by applicable Law or (III) adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, in each case, shall require the consent of Technip, and (B) all such adjustments will be made subject to and in accordance with the terms and conditions of the FMCTI Stock Plan and the Unvested FMCTI Stock Awards.

(v) As soon as practicable after the FMCTI Effective Time, FMCTI or Topco, as applicable, shall deliver to the holders of FMCTI Equity Rights and FMCTI Stock Options (collectively the “FMCTI Stock Awards”) appropriate notices setting forth such holders’ rights pursuant to the respective FMCTI Stock Awards and stating that (A) Vested FMCTI Equity Rights and the agreements relating thereto have been settled in FMCTI Shares in the form of FMCTI-Book Entry Interests to be held by the Depository Trust Company and have been converted into the FMCTI Merger Consideration in accordance with Section 1.6 after giving effect to the FMCTI Merger and (B) Unvested FMCTI Stock Awards and the agreements relating thereto have been assumed by Topco and shall continue in effect on the same terms and conditions (subject to the adjustments required or permitted by Section 1.7(b) after giving effect to the FMCTI Merger and the terms of the FMCTI Stock Plan).

(vi) Prior to the FMCTI Effective Time, FMCTI shall take all necessary action for the treatment of FMCTI Stock Awards under this Section 1.7(b); provided that such actions shall expressly be conditioned upon the consummation of the Mergers and the other transactions contemplated hereby and shall be of no effect if this Agreement is terminated. Topco shall be authorized to issue a number of Topco Shares at least equal to the number of Topco Shares that will be subject to Topco Stock Awards as a result of the actions contemplated by this Section 1.7(b), by authorizing the issuance of such shares and taking any other appropriate corporate action, and if the parties agree in good faith that it is reasonably necessary for the purposes of assisting in the administration and settling of any Topco Stock Awards and any Topco equity incentive plan, the establishment and settlement of an employee benefit trust.

(c) At the Technip Effective Time and the FMCTI Effective Time, as applicable, if Topco determines that it desires to do so, Topco may assume any or all of the Technip Stock Plans or the FMCTI Stock Plan. If Topco elects to so assume any Technip Stock Plan or the FMCTI Stock Plan, then, under such Technip Stock Plan or the FMCTI Stock Plan, as applicable, Topco will be entitled to grant equity or equity-based incentive awards with respect to Topco Shares, to the extent permissible under applicable Law, using the share reserves of such Technip Stock Plan or FMCTI Stock Plan, as applicable, as of the Technip Effective Time or FMCTI Effective Time, as applicable (including any Topco Shares returned to such share reserves as a result of the termination or forfeiture of a Topco Stock Award that is issued or granted in substitution of a Technip Stock Award or FMCTI Stock Award pursuant to this Section 1.7), except that: (i) shares covered by such awards will be Topco Shares; (ii) all references in such Technip Stock Plan or FMCTI Stock Plan to a number of shares will be deemed amended to refer instead to that number of Topco Shares (rounded down to the nearest whole share) as adjusted pursuant to the application of the FMCTI Exchange Ratio or Technip Exchange Ratio, as applicable; and (iii) the Topco Board or a committee thereof will succeed to the authority and responsibility of the Technip Board or FMCTI Board or any applicable committee thereof with respect to the administration of such Technip Stock Plan or FMCTI Stock Plan, as applicable.

(d) As soon as practicable following the FMCTI Effective Time, Topco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with the United States Securities and Exchange Commission (the “SEC”) with respect to Topco Shares subject to the Topco Stock Awards held by individuals who are employees, consultants, directors or other service providers of Topco and its Subsidiaries immediately following the Merger Effective Date and, to the extent determined by Topco, any Benefit Plan that holds Topco Shares following the Merger Effective Date.

Section 1.8. Exchange of Technip Certificates and Technip Book-Entry Shares.

(a) Technip Shares shall be exchanged for Topco Shares (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) in accordance with this Agreement, the Cross-Border Merger Terms, the rules and procedures of any depositary or clearing agency through which such shares are held or traded and applicable Law.

(b) The holders of book-entry positions with depositary intermediaries participating in the Technip Depositary previously evidencing such Technip Shares outstanding immediately prior to the Technip Effective Time shall cease to have any rights with respect to Technip and such Technip Shares as of the Technip Effective Time, except as otherwise provided by Law, subject, however, to Topco’s obligation to pay any dividends or make any other distributions with a record date prior to the Technip Effective Time that may have been declared or made by Technip on such Technip Shares not in violation of the terms of this Agreement or prior to the date of the MOU and which remain unpaid at the Technip Effective Time. Such book-entry positions previously representing Technip Shares shall be exchanged for book-entry positions representing whole Topco Shares issued as Technip Merger Consideration pursuant to Section 1.5 (without interest and after giving effect to any required Tax withholdings as provided in Section 1.10). As of the Technip Effective Time, each Topco Share allotted as Technip Merger Consideration shall be entitled to the same rights, preferences and privileges as other Topco Shares to be issued in the FMCTI Merger, including dividend rights.

Section 1.9. Exchange of FMCTI Certificates and FMCTI Book-Entry Shares.

(a) Exchange Fund. Topco shall deposit with the Exchange Agent, for the benefit of the holders of FMCTI Shares (other than the Excluded FMCTI Shares), for exchange in accordance with this ARTICLE I, a number of Topco Shares equal to the total number of Topco Shares issuable pursuant to Section 1.6 (the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Topco Shares contemplated to be issued pursuant to Section 1.6 out of the Exchange Fund.

(b) Exchange Procedures.

(i) Certificates. As soon as practicable after the FMCTI Effective Time (and in no event later than five (5) days after the FMCTI Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the FMCTI Effective Time, a holder of record of FMCTI Shares (other than the Excluded FMCTI Shares) represented by a certificate (each a “FMCTI Certificate”): (A) an appropriate and customary letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the FMCTI Certificates shall pass, only upon delivery of the FMCTI Certificates to the Exchange Agent, and shall otherwise be in such form as Topco, FMCTI and the Exchange Agent shall reasonably agree; and (B) instructions for use in effecting the surrender of the FMCTI Certificates (or affidavits of loss in lieu of the FMCTI Certificates as provided in Section 1.9(e)) in exchange for the FMCTI Merger Consideration. Upon delivery of a duly executed letter of transmittal and surrender of a FMCTI Certificate (or affidavit of loss in lieu of the FMCTI Certificate as provided in Section 1.9(e)) to the Exchange Agent in accordance with the terms of such letter of transmittal, the holder of such FMCTI Certificate shall be entitled to receive in exchange therefor the FMCTI Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and the FMCTI Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the FMCTI Certificates. In the event of a transfer of ownership of FMCTI Shares that is not registered in the transfer records of FMCTI, the FMCTI Merger Consideration, upon due surrender of the FMCTI Certificate, may be issued to such transferee if the FMCTI Certificate formerly representing such FMCTI Shares is presented to the Exchange Agent, accompanied by all documents reasonably required by Topco to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated hereby, each FMCTI Certificate shall be deemed at any time after the FMCTI Effective Time to represent only the right to receive the FMCTI Merger Consideration (to the extent not previously paid) (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10) as contemplated by this Agreement.

(ii) FMCTI Book-Entry Interests. Notwithstanding anything to the contrary contained in this Agreement, no holder of rights to an entry in the records of FMCTI or its transfer agent representing FMCTI Shares (the “FMCTI Book-Entry Interests”) shall be required to deliver a FMCTI Certificate or, in the case of holders of FMCTI Book-Entry Interests held through The Depositary Trust Company, an executed letter of transmittal to the Exchange Agent to receive the FMCTI Merger Consideration that such holder is entitled to receive pursuant to this ARTICLE I. In lieu thereof, each holder of record of one or more FMCTI Book-Entry Interests held through The Depositary Trust Company whose FMCTI Shares were converted into the right to receive the FMCTI Merger Consideration shall automatically upon the FMCTI Effective Time be entitled to receive, and Topco shall cause the Exchange Agent to pay and deliver as promptly as practicable after the FMCTI Effective Time, in respect of each such FMCTI Book-Entry Interest the FMCTI Merger Consideration (in each case, without interest and after giving effect to any required Tax withholdings as provided in Section 1.10), and such FMCTI Book-Entry Interests of such holder shall forthwith be cancelled. As soon as practicable after the FMCTI Effective Time (and in no event later than five (5) days after the FMCTI Effective Time), Topco shall cause the Exchange Agent to mail to each Person that was, immediately prior to the FMCTI Effective Time, a holder of record of FMCTI Book-Entry Interests not held through The Depositary Trust Company: (A) an appropriate and customary letter of transmittal, which shall be in such form as Topco and the Exchange Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the FMCTI Merger Consideration. Upon delivery of a duly executed letter of transmittal to the Exchange Agent, in accordance with the terms of such letter of transmittal the holder of such FMCTI Book-Entry Interests shall be entitled to receive in exchange therefor the FMCTI Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 1.10), and such FMCTI Book-Entry Interests so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of FMCTI Book-Entry Interests. The FMCTI Merger Consideration with respect to FMCTI Book-Entry Interests shall only be paid to the Person in whose name such FMCTI Book-Entry Interests are registered. Until paid or surrendered as contemplated hereby, each FMCTI Book-Entry Interest shall be deemed at any time after the FMCTI Effective Time to represent only the right to receive the FMCTI Merger Consideration as contemplated by this Agreement.

(c) Transfer Books; No Further Ownership Rights in Shares. At the FMCTI Effective Time, the stock transfer books of FMCTI shall be closed and thereafter there shall be no further registration of transfers of FMCTI Shares on the records of FMCTI. From and after the FMCTI Effective Time, the holders of FMCTI Certificates and FMCTI Book-Entry Interests representing FMCTI Shares outstanding immediately prior to the FMCTI Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law, subject, however, to the FMCTI Merger Surviving Corporation’s obligation to pay any dividends or make any other distributions with a record date prior to the FMCTI Effective Time that may have been declared or made by FMCTI on such FMCTI Shares not in violation of the terms of this Agreement or prior to the date of the MOU and which remain unpaid at the FMCTI Effective Time. If, after the FMCTI Effective Time, FMCTI Certificates representing FMCTI Shares are presented to Topco for any reason, they shall be cancelled and exchanged for the FMCTI Merger Consideration as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. At any time following one (1) year after the Merger Effective Date, Topco shall be entitled to require the Exchange Agent to deliver to it, or its nominee, any Topco Shares remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of FMCTI Certificates or FMCTI Book-Entry Interests, and thereafter such holders shall be entitled to look only to Topco (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the FMCTI Merger Consideration payable upon due surrender of their FMCTI Certificates or FMCTI Book-Entry Interests and compliance with the procedures in Section 1.9. If, prior to six (6) years after the Merger Effective Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of FMCTI Certificates or FMCTI Book-Entry Interests has not complied with the procedures in Section 1.9 to receive the FMCTI Merger Consideration to which such holder would otherwise be entitled, the FMCTI Merger Consideration to which such holder would otherwise be entitled in respect of such FMCTI Certificates or FMCTI Book-Entry Interests shall, to the extent permitted by applicable Law, become the property of Topco, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Topco, Technip, FMCTI, U.S. Merger Sub, the Exchange Agent or any other Person shall be liable to any holder of a FMCTI Certificate or FMCTI Book-Entry Interests for FMCTI Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any FMCTI Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed FMCTI Certificates, upon the making of an affidavit of that fact by the holder thereof, the FMCTI Merger Consideration payable in respect thereof pursuant to Section 1.6 hereof (after giving effect to any required Tax withholdings as provided in Section 1.10); provided, however, that Topco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the FMCTI Merger Consideration, require the owners of such lost, stolen or destroyed FMCTI Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Topco or the Exchange Agent with respect to the FMCTI Certificates alleged to have been lost, stolen or destroyed.

(f) Distributions with Respect to Unexchanged Topco Shares. No dividends or other distributions declared or made after the FMCTI Effective Time with respect to Topco Shares with a record date after the FMCTI Effective Time shall be paid to the holder of any unsurrendered FMCTI Certificate or FMCTI Book-Entry Interest with respect to Topco Shares represented thereby, unless and until the holder of such FMCTI Certificate or FMCTI Book-Entry Interest shall surrender such FMCTI Certificate or FMCTI Book-Entry Interest. Subject to the effect of escheat, Tax or other applicable Law, following surrender of any such FMCTI Certificate, there shall be paid by Topco to the holder of the certificates representing Topco

Shares issued in exchange therefor, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the FMCTI Effective Time theretofore paid with respect to such Topco Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the FMCTI Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such Topco Shares.

Section 1.10. Withholding. Each of FMCTI, Technip, Topco, the FMCTI Merger Surviving Corporation, any of their respective affiliates and the Exchange Agent shall be entitled to deduct and withhold from any consideration payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld by FMCTI, Technip, Topco, the FMCTI Merger Surviving Corporation, any of their respective affiliates or the Exchange Agent, as the case may be, and paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made.

Section 1.11. Merger Consideration Adjustment. In the event that between the date of the MOU and the FMCTI Effective Time, the outstanding Technip Shares or FMCTI Shares or securities convertible into, or exercisable or exchangeable for Technip Shares or FMCTI Shares shall have been changed into a different number of shares or a different class by reason of any stock dividend or distribution, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein (including any exchange ratio) which is based upon the number of Technip Shares or FMCTI Shares, as the case may be, will be appropriately adjusted to provide to the stockholders of both Technip and FMCTI the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE II

GOVERNING DOCUMENTS AND

ADDITIONAL MATTERS CONCERNING TOPCO GROUP

Section 2.1. Topco Articles of Association. Prior to the Technip Effective Time, the sole stockholder of Topco shall adopt the Amended and Restated Articles of Association of Topco, substantially in the form attached hereto as Exhibit A (the “Topco Articles of Association”), to be in effect as of the Technip Effective Time, or prior to the Technip Effective Time if mutually agreed by FMCTI and Technip. The Topco Articles of Association shall remain in effect as of the FMCTI Effective Time.

Section 2.2. Distributable Reserves. The parties agree to use their commercially reasonable efforts to cause distributable reserves to be created and available to Topco, by procuring merger reserves created within Topco as a result of the Mergers to be capitalized and reduced, as soon as practicable, after the Mergers to an amount to be agreed between the parties, including taking all steps practicable prior to the Merger Effective Date to effect such reduction promptly following the Merger Effective Date.

Section 2.3. Additional Matters Concerning Topco and its Subsidiaries. Subject to the legal power of the Topco Board or the stockholders of Topco, from and after the FMCTI Effective Time, to determine otherwise, Topco and its Subsidiaries (together, following the consummation of the Mergers, the “Topco Group”) shall undertake the following, and have the following characteristics, as of and after the FMCTI Effective Time:

(a) Topco. Topco, having its legal domicile in the United Kingdom, shall, following the consummation of the Mergers, serve as a parent company for the combined businesses of FMCTI and Technip. Since its incorporation, Topco has been and, it is the intention of Topco, FMCTI and Technip that, following the completion of the transactions contemplated by this Agreement, Topco will continue to be, and will take all actions necessary to remain, tax resident solely in the United Kingdom. It is also the intention of Topco, FMCTI and Technip that, following the completion of the transactions contemplated by this Agreement, Topco will be (or will be following any required holding period) fully entitled to all the benefits under the convention for the avoidance of double taxation on income taxes ratified by the United Kingdom with the United States and with France, as the case may be. The Topco Group shall have executive offices in London, England, Houston, Texas and Paris, France, and other appropriate offices in various locations consistent with the business needs of the Topco Group, provided that, notwithstanding any other provision of this Agreement, Topco’s tax residence and place of effective management shall at all times be situated solely in the United Kingdom.

(b) Listing Matters. Prior to the Technip Effective Time, (i) FMCTI shall take all actions as may be reasonably necessary such that the de-listing of the FMCTI Shares from the NYSE and the deregistration of the FMCTI Shares under the Exchange Act shall occur promptly after the FMCTI Effective Time and (ii) Technip shall take all actions as may be reasonably necessary such that, in compliance with the rules and regulations of the French market authority, the AMF and Euronext Paris, the de-listing of the Technip Shares shall occur promptly after the Technip Effective Time.

(c) Exchange Listing and Ticker Symbol. Prior to the Technip Effective Time, Topco, FMCTI and Technip shall use their respective commercially reasonable efforts to cause Topco Shares to be issued in the Mergers and the other Topco Shares to be reserved for issuance upon exercise or settlement, as applicable, of the Topco Stock Awards pursuant to this Agreement or, if applicable, conversion of the Technip OCÉANEs, to be approved for listing on the NYSE and Euronext Paris under a ticker symbol determined in the manner set forth on Section 2.3(c) of the FMCTI Disclosure Letter (except for extensions or similar changes required to be made for purposes of Euronext Paris), subject, in each case, to official notice of issuance, prior to the Merger Effective Date. If at any time prior to the Technip Effective Time any of the parties discover that an amendment or supplement to documents or other information filed with the NYSE, the United Kingdom Listing Authority (the “UKLA”), Euronext Paris or the AMF should be filed pursuant to applicable Law, or so that any such documents or information would not include any misstatement of a material fact or any omission of any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that makes such discovery shall promptly notify the other parties and each party shall use commercially reasonable efforts to cause an appropriate amendment or supplement to be filed with the NYSE, the UKLA and Euronext Paris or the AMF, as applicable, and, to the extent required by applicable Law, to cause such information to be made public.

(d) Inclusion of Topco Shares in Indices. Prior to the Technip Effective Time, FMCTI and Technip shall use their respective commercially reasonable efforts to seek the inclusion after the FMCTI Effective Time of Topco Shares in the S&P 500 index and the CAC 40 index.

(e) Registration Resolutions. Prior to the Technip Effective Time, FMCTI and Topco shall procure the passing of resolutions of the stockholders of Topco providing for the reregistration of Topco as a public limited company.

(f) Corporate Name. As of each of the Technip Effective Time and the FMCTI Effective Time, the name of Topco shall be “TechnipFMC plc,” as reflected in the Topco Articles of Association.

ARTICLE III

BOARD AND MANAGEMENT OF TOPCO GROUP

Section 3.1. Board of Directors and Board Committees of Topco; Management of the Topco Group.

(a) Unless otherwise agreed by FMCTI and Technip, the parties shall cause the Topco Board to consist, at the Technip Effective Time, of fourteen (14) members, comprised of: (i) seven (7) members designated by FMCTI, of which six (6) shall qualify as an “independent director” under applicable rules of the NYSE, and (ii) seven (7) members designated by Technip, of which six (6) shall qualify as an “independent director” under applicable rules of the NYSE. Each of FMCTI and Technip shall deliver to the other party, at least three (3) calendar months prior to the expected Closing, a written notice listing the names of all seven (7) of its director appointees and providing any relevant information about such appointees as the other party may reasonably request. If any of the independent directors designated by Technip or FMCTI shall be unable or unwilling to serve at the Closing, Technip or FMCTI, respectively, shall promptly designate a replacement independent director and provide any relevant information about such appointee as the other party may reasonably request.

(b) At the Technip Effective Time, Thierry Pilenko shall be the Executive Chair (as defined in the Guidelines) and the Independent Lead Director (as defined in the Guidelines) shall be an individual designated by FMCTI prior to the Technip Effective Time from among FMCTI’s directors designated to serve on the Topco Board. The principal office of the Executive Chair shall be in Paris, France.

(c) At or prior to the Technip Effective Time, the Topco Board shall constitute the following committees of the Topco Board, each of which, until the expiration of the Initial Board Transition Period (as defined in the Topco Articles of Association), shall consist of an equal number of members of the Topco Board designated by FMCTI and Technip, respectively, in each case subject to applicable legal and regulatory requirements (including listing standards of applicable Self-Regulatory Organizations): (i) the Audit Committee, (ii) the Nominating and Corporate Governance Committee, (iii) the Compensation Committee and (iv) the Strategy

Committee. From the Technip Effective Time until the expiration of the Initial Board Transition Period (as defined in the Topco Articles of Association), the Compensation Committee and the Nominating and Corporate Governance Committee shall be chaired by members of the Topco Board designated by FMCTI and the Audit Committee and the Strategy Committee shall be chaired by members of the Topco Board designated by Technip. At the Technip Effective Time, Thierry Pilenko shall be the chair of the Strategy Committee.

(d) At or prior to the Technip Effective Time, the Topco Board shall adopt the Corporate Governance Guidelines of Topco, in the form attached hereto as Exhibit B (the “Guidelines”), to be in effect as of the date of listing of the Topco Shares on the NYSE and Euronext Paris.

Section 3.2. Management of the Topco Group.

(a) At the Technip Effective Time, Douglas Pferdehirt shall be the chief executive officer of Topco and shall be a director of Topco, with his principal office in Houston, Texas; Julian Waldron shall be the chief operating officer of Topco, with his principal office in Paris, France; and Maryann Mannen shall be the chief financial officer of Topco, with her principal office in Houston, Texas. Section 3.2(a) of the FMCTI Disclosure Letter sets forth the titles and principal offices of other executive officers of Topco. Except as set forth in Section 3.2(a) of the FMCTI Disclosure Letter, all executive officers of Topco (other than the Executive Chair) shall report directly to the chief executive officer of Topco.

(b) At the Technip Effective Time, (i) the global integrated R&D center of Topco shall be located in Paris, France; (ii) the principal offices and activities of the Surface business shall be located in Houston, Texas; (iii) the principal offices and activities of the Subsea Projects business shall be located in Paris, France; (iv) the principal offices and activities of the Onshore/Offshore business shall be located in Paris, France; and (v) the principal offices and activities of the Subsea Services business shall be located in Houston, Texas.

Section 3.3. Principal Offices. The parties shall cause, at the Technip Effective Time, the principal offices of Topco to be located in London, UK, Houston, Texas and Paris, France.

Section 3.4. Succession at Signing. If at the Technip Effective Time any of the persons specified below shall not be willing or are unable to serve in the capacities provided in Sections 3.1 and 3.2, the consequences shall be as follows:

(a) If Douglas Pferdehirt is unable or unwilling to serve, the powers and authority of the Chief Executive Officer at Closing shall devolve to the Executive Chair, until such time as Douglas Pferdehirt’s successor is chosen pursuant to Section I.E of the Guidelines, which process shall be initiated immediately upon the Technip Effective Time.

(b) If Thierry Pilenko is unable or unwilling to serve, the powers and authorities of the Executive Chair at Closing shall devolve to the Chief Executive Officer until such time as Thierry Pilenko’s successor is chosen pursuant to Section I.E of the Guidelines, which process shall be initiated immediately upon the Technip Effective Time.

(c) In the event any other officer specified in Section 3.2(a) (or the individuals initially designated pursuant to Section 3.2(a)) shall be unable or unwilling to serve in the capacity designated therein, such persons shall be replaced by a Special Board Approval (as defined in the Guidelines) at or as promptly as practicable following the Technip Effective Time.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Except as set forth (1) in the case of any representation and warranty made by FMCTI, in the disclosure letter dated as of the date of the MOU and delivered to Technip by FMCTI on or prior to the date of the MOU (the “FMCTI Disclosure Letter”) and except as disclosed in any report, schedule, form, statement or other document of FMCTI filed with or furnished to the SEC on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU and publicly available on the Business Day immediately preceding the date of the MOU on the SEC’s Electronic Data Gathering, Analysis and Retrieval System (EDGAR)(collectively, the “FMCTI Reports”) (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any FMCTI Report or any other disclosure in any FMCTI Report to the extent that such disclosure is predictive or forward-looking in nature), and (2) in the case of any representation and warranty made by Technip, in the disclosure letter dated as of the date of the MOU and delivered to FMCTI by Technip on or prior to the date of the MOU (the “Technip Disclosure Letter”) and except as disclosed in (x) any annual report or registration document of Technip issued on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU or any report, schedule, form, statement or other document filed with the French financial markets authority (Autorité des marchés financiers) (the “AMF”) or the Registrar of Companies in Paris (Registre du commerce et des sociétés du tribunal de commerce de Paris) on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU or (y) any investor communication or press release required to be made by any applicable Law, Governmental Entity or any Self-Regulatory Organization and that is published on or after December 31, 2014 and on or prior to the Business Day immediately preceding the date of the MOU via the “Investor Relations – Press Release” section of the website of Technip or on the website of the AMF, in each case of clauses (x) and (y), only if such annual report, communication or release or other report, schedule, form, statement or document is publicly available on the website of Technip on the Business Day immediately preceding the date of the MOU (collectively, the “Technip Reports”) (other than disclosures in the “Risk Factors,” “Forward Looking Statements” or “Risk Report” sections of any Technip Report or any other disclosure in any Technip Report to the extent that such disclosure is predictive or forward-looking in nature), each of FMCTI and Technip hereby represents and warrants to the other as set forth in this Article IV as of the date of the MOU and as of Closing (except to the extent that such representation or warranty speaks of a specific date, in which case of such date); provided that any representation or warranty in this Article IV that relates (i) specifically to FMCTI or its Subsidiaries, including Topco or any Transaction Entity, shall be deemed to be a representation or warranty made only by FMCTI to Technip or (ii) specifically to Technip or its Subsidiaries shall be deemed to be a representation or warranty made only by Technip to FMCTI.

Section 4.1. Organization, Good Standing and Qualification. Such party is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization. Each of (i) such party’s Subsidiaries (other than, in the case of FMCTI, Topco and the Transaction Entities) is an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its respective jurisdiction of organization and (ii) such party and its Subsidiaries (other than, in the case of FMCTI, Topco and the Transaction Entities) is duly qualified to do business in each jurisdiction where such qualification is necessary, except in each case where the failure when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all requisite corporate, company or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority when taken together with all other such failures, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. Topco is and, as of Closing, each Transaction Entity shall be an entity duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization and duly qualified to do business in each jurisdiction where such qualification is necessary. Neither Topco nor any Transaction Entity has conducted any business other than activities incidental to its organization and the consummation of the transactions contemplated by this Agreement. Topco was, and each Transaction Entity will be as of Closing, incorporated solely for the purpose of engaging in and consummating the transactions contemplated by this Agreement.

Section 4.2. Capitalization.

(a) As of the date of the MOU, the authorized capital stock of FMCTI consists of 600,000,000 FMCTI Shares and 12,000,000 shares of preferred stock, par value $0.01 per share (the “FMCTI Preferred Stock”). At the close of business on April 30, 2016 (the “Capitalization Time”), (i) 226,518,382 FMCTI Shares were issued and outstanding, (ii) no shares of FMCTI Preferred Stock were issued and outstanding, (iii) 59,799,174 FMCTI Shares were held in treasury by FMCTI, (iv) 22,576,693 FMCTI Shares were available for issuance pursuant to the FMCTI Stock Plan, of which 4,856,913 shares were issuable upon the vesting or settlement of outstanding FMCTI Equity Rights, and (v) no FMCTI Shares were subject to any outstanding FMCTI Stock Options. From the Capitalization Time to (and including) the date of the MOU, there have been no issuances by FMCTI of shares of capital stock or voting securities of, or other equity interests in, FMCTI, other than upon the vesting or settlement of FMCTI Equity Rights, in each case outstanding at the Capitalization Time and in accordance with their terms in effect at such time.

(b) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, FMCTI are duly authorized, validly issued, fully paid and non-assessable. Except as set forth in Section 4.2(a), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate FMCTI to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in,

FMCTI or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, FMCTI, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of FMCTI having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of FMCTI may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which FMCTI is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, FMCTI.

(c) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of FMCTI’s Subsidiaries (other than Topco and the Transaction Entities) is duly authorized, validly issued, fully paid and non-assessable and, except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI, is owned by FMCTI or by a direct or indirect wholly owned subsidiary of FMCTI free and clear of any lien, mortgage, pledge, charge, security interest, easement, covenant, condition, restriction, option, right of first refusal, right-of-way, encroachment, occupancy right, title matter or other encumbrance or restriction on use of any kind, whether voluntarily incurred or arising by operation of Law (“Lien”). Except as set forth above or as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate FMCTI or any of its Subsidiaries to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, any FMCTI Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, any FMCTI Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI Group, there are no outstanding bonds, debentures, notes or other debt of FMCTI’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of FMCTI’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have, individually or in the aggregate a Material Adverse Effect on FMCTI Group, there are no voting trusts or other agreements or understandings to which any of FMCTI’s Subsidiaries is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, any of FMCTI’s Subsidiaries.

(d) As of the Capitalization Time, the share capital of Technip amounted to €90,756,779.05 and consisted of 119,025,284 Technip Shares. At the Capitalization Time, (i) 119,025,284 Technip Shares were issued and outstanding, (ii) 727,468 Technip Shares were held in treasury by Technip, (iii) 5,178,455 Technip Shares were issuable upon conversion of Technip’s €497,597,740.95 six-year bonds convertible and/or exchangeable for new or existing shares (OCÉANE) due January 1, 2017 (the “Technip OCÉANEs”); and (iv) 3,634,028 Technip Shares were reserved and available for issuance pursuant to the Technip Stock Plans, of which (A) 2,417,123 Technip Shares were issuable upon exercise of outstanding Technip Stock Options and (B) 1,216,905 Technip Shares were issuable upon vesting of outstanding Technip Equity Rights. From the Capitalization Time to (and including) the date of the MOU, there have been no issuances by Technip of shares of capital stock or voting securities of, or other equity interests in, Technip, other than the issuance of Technip Shares upon the conversion of Technip OCÉANEs, upon the exercise of Technip Stock Options or upon the vesting or settlement of Technip Equity Rights, in each case outstanding at the Capitalization Time and in accordance with their terms in effect at such time.

(e) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, Technip are duly authorized, validly issued, fully paid and non-assessable. Except (i) as set forth in Section 4.2(d) and (ii) as set forth on Section 4.2(e) of the Technip Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance-based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Technip to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, Technip or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, Technip, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except for the Technip OCÉANEs, there are no outstanding bonds, debentures, notes or other debt of Technip having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Technip may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Technip is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, Technip.

(f) Each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each of Technip’s Subsidiaries is duly authorized, validly issued, fully paid and non-assessable and, except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip, is owned by Technip or by a direct or indirect wholly owned Subsidiary of Technip free and clear of any Lien. Except as set forth above or as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Technip or any of its Subsidiaries to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, any Technip Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, any Technip Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip Group, there are no outstanding bonds, debentures, notes or other debt of Technip’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Technip’s Subsidiaries may vote or be entitled to vote. Except as has not had and is not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Technip Group, there are no voting trusts or other agreements or understandings to which any of Technip’s Subsidiaries is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, any of Technip’s Subsidiaries.

(g) Section 4.2(g) of the FMCTI Disclosure Letter (in the case of FMCTI) and Section 4.2(g) of the Technip Disclosure Letter (in the case of Technip) sets forth, for each FMCTI Stock Award or Technip Stock Award, respectively, the holder, type of award, grant date, number of FMCTI Shares or Technip Shares, respectively, covered by such award, vesting schedule (including any acceleration provisions) and, if applicable, exercise price and expiration date. Five days prior to the Merger Effective Date, each party will provide the other party with a revised version of such schedule, updated as of the most recent practicable date.

(h) As of the date of the MOU and this Agreement, the issued share capital of Topco comprises £50,001 and consists of 1 ordinary share of £1.00 each and 50,000 non-voting redeemable preference shares of £1.00 each. All of the Topco Shares in issue have been duly authorized and are validly issued, fully paid and non-assessable and all of Topco Shares to be issued in connection with the transactions contemplated by this Agreement will be, at the time of issuance, duly authorized, validly issued, fully paid and non-assessable. As of Closing, each of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Transaction Entity will be duly authorized, validly issued, fully paid and non-assessable. Except as contemplated by this Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, profits interests, commitments or rights of any kind that obligate Topco or any of its Subsidiaries or any other Transaction Entity to issue or sell, or which relate to or are derivative of, any shares of capital stock or voting securities of, or other equity interests in, Topco or any of its Subsidiaries or any other Transaction Entity or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or voting securities of, or other equity interests in, Topco or any of its Subsidiaries or any other Transaction Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding. There are no outstanding bonds, debentures, notes or other debt of Topco having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which stockholders of Topco may vote or be entitled to vote. There are no voting trusts or other agreements or understandings to which Topco is a party with respect to the voting of capital stock or voting securities of, or other equity interests in, Topco. FMCTI owns, directly or indirectly, all the outstanding shares of capital stock or voting securities of, or other equity interests in, Topco and each Transaction Entity.

Section 4.3. Corporate Authority.

(a) FMCTI has all requisite corporate power and authority and has taken all corporate action necessary in order to authorize, execute, deliver and perform its obligations under the MOU and this Agreement, and to consummate the FMCTI Merger and the other transactions contemplated hereby, subject only to (i) the consummation of the Preliminary Transactions and the approvals and actions of the Transaction Entities formed pursuant thereto, and (ii) in the case of the FMCTI Merger, the approval and adoption of this Agreement and the FMCTI Merger by the holders of a majority of the outstanding FMCTI Shares entitled to vote thereon (the “FMCTI Requisite Vote”). This Agreement is a valid and binding agreement of FMCTI enforceable against FMCTI in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”). The FMCTI Board, at a meeting duly called and held: (A) duly adopted resolutions (x) approving and declaring advisable the MOU and this Agreement and the transactions contemplated by the MOU and this Agreement, including the FMCTI Merger and (y) determining, subject to applicable Law, to recommend that the FMCTI stockholders adopt this Agreement and the transactions contemplated by this Agreement; (B) directed that this Agreement be submitted to the holders of the issued and outstanding shares of FMCTI Shares for their adoption as promptly as practicable; and (C) authorized and approved the execution, delivery and performance of the MOU and this Agreement and the transactions by FMCTI. The FMCTI Board has received the oral opinion of its financial advisor, Evercore Group L.L.C., subsequently confirmed in writing, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, qualifications and limitations set forth therein, the FMCTI Exchange Ratio (after giving effect to the Technip Merger) is fair, from a financial point of view, to the holders of each outstanding FMCTI Share (other than holders of Excluded FMCTI Shares). FMCTI shall deliver a true and complete copy of such opinion to Technip promptly following the execution and delivery of the MOU or the receipt by FMCTI of such written opinion, whichever is later. Such opinion is for the benefit of the FMCTI Board and may not be relied on by Technip.

(b) Topco (subject to any actions expressly contemplated hereunder to be taken after the date hereof and prior to the Technip Effective Time) has and, as of the Closing, Topco and each Transaction Entity will have all requisite corporate power and authority and will have taken all corporate action necessary in order to authorize, deliver and perform its obligations under the MOU and this Agreement and to consummate the Mergers and the other transactions contemplated hereby. The MOU and this Agreement is a valid and binding agreement of Topco enforceable against it in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. Each of the sole stockholder of Topco and the Topco Board has approved and authorized the MOU, this Agreement, the Mergers and the other transactions contemplated hereby and thereby (subject to the consummation of the Preliminary Transactions and approval of the Cross-Border Merger Terms pursuant to Section 5.3(a)).

(c) Technip has all requisite company power and authority and has taken all company action necessary in order to authorize, execute, deliver and perform its obligations under the MOU and, as of the date of this Agreement, this Agreement, and to consummate the Technip Merger and the other transactions contemplated hereby, subject only, in the case of the Technip Merger, to the approval of (i) the removal of the double voting rights attached to the Technip Shares continuously held in registered form by the same shareholder for a minimum of two years by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares carrying double voting rights present at a special meeting of their holders in which at least one-third of the Technip Shares carrying double voting rights are represented and (ii) the Cross-Border Merger Terms and the Technip Merger by a vote of the holders of at least two-thirds of the voting rights attached to the Technip Shares present at a meeting of the stockholders of Technip in which at least twenty-five percent (25%) of the Technip Shares are represented, ((i) and (ii) being collectively referred to as, the “Technip Requisite Vote”). This Agreement is a valid and binding agreement of Technip, enforceable against Technip in accordance with its terms, subject, as to enforcement, to the Bankruptcy and Equity Exception. The Technip Board, at a meeting duly called and held, (i) determined that the project consisting of the Technip Merger and the other transactions contemplated by this Agreement is consistent with and will further the business objectives and goals of Technip, and is in the best interests of Technip, its stockholders, other stakeholders and, subject to the information and consultation of the Works Councils (as defined in the MOU), its employees, (ii) approved the MOU, the joint press release mutually agreed by Technip and FMCTI attached thereto and, subject to the information and consultation of the Works Councils, the project consisting of the Technip Merger and the other transactions contemplated by this Agreement, and (iii) determined, subject to its duties under applicable Law and the information and consultation of the Works Councils, to recommend that the Technip stockholders and Works Councils support the business combination transaction contemplated hereby. The Technip Board has received the opinions of its financial advisors, Goldman Sachs Paris Inc. et Cie and Rothschild & Cie, to the effect that, as of the date of such opinions, based upon and subject to the assumptions, qualifications and limitations set forth therein and taking into account the FMCTI Merger, the Technip Exchange Ratio is fair, from a financial point of view, to the holders of Technip Shares (other than holders of Excluded Technip Shares and, in connection with the opinion of Goldman Sachs Paris Inc. et Cie, FMCTI and its affiliates). Technip shall deliver a true and complete copy of each such opinion to FMCTI promptly following the execution and delivery of the MOU or the receipt by Technip of such written opinion, whichever is later. Such opinions are for the benefit of the Technip Board and may not be relied on by FMCTI.

Section 4.4. No Conflicts.

(a) Neither the execution and delivery by such party of the MOU or this Agreement, the compliance by it with all of the provisions of and the performance by it of its obligations under the MOU or this Agreement, nor the consummation of the Mergers and the other transactions contemplated hereby and thereby, (i) will conflict with, or result in a breach or violation of, a termination (or right of termination), modification, cancellation, loss of a benefit under, a requirement of consent or approval, constitute a change of control under or result in any acceleration of any rights or obligations or the payment of any penalty under or the creation of a Lien on the assets of such party or any of its Subsidiaries (with or without the giving of notice or the lapse of time or both) pursuant to, or permit any other party any improvement in rights with respect to or permit it to exercise, or otherwise constitute a default under, any provision of any Contract or Permit, or result in any change in the rights or obligations of any party under any Contract or Permit, in each case to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or any of their respective assets is bound, or (ii) will result in any breach or violation of, or a default under, the provisions of the Organizational Documents of such party or any of its Subsidiaries, or any Law applicable to it, except (in the case of clause (i)) for the respective rights of Creditors under French and English Laws and such conflicts, breaches, violations, defaults, payments, accelerations, creations, permissions or changes that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

(b) The execution and delivery of, compliance with, performance under or consummation of the MOU and this Agreement shall not result in any breach or violation of, or a default under, the provisions of Topco’s or any Transaction Entity’s Organizational Documents as of Closing, except for such breaches, violations or defaults that, individually or in the aggregate, are not reasonably expected to prevent or materially impair or delay the consummation of the Mergers or any of the other transactions contemplated by the MOU or this Agreement.

Section 4.5. Governmental Approvals and Consents. Other than (a) notifications and expirations or terminations of waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”), (b) the other merger control, competition law, and foreign investment law consents, registrations, approvals, authorizations and Permits set forth on Section 4.5(b) of each of the FMCTI Disclosure Letter and the Technip Disclosure Letter (subsections (a) and (b) together, the “Competition Approvals”), (c) the approvals and consents to be obtained from the SEC, the AMF, Euronext Paris or the UKLA, (d) any approvals and consents to be obtained from any Regulatory Authority in the EEA in connection with the passporting of the Admission Prospectus, (e) any Regulatory Authority to which notice is provided or from which approval is required in connection with the Preliminary Transactions, (f) the receipt and filing of the Technip Merger Order, (g) the filing of the FMCTI Certificate of Merger, (h) as required in order to comply with state or other local securities, takeover and “blue sky” laws, (i) the receipt of the MINEFI Clearance and the CFIUS Clearance and (j) such other authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions that, if not obtained, made or given, individually or in the aggregate, are not reasonably expected to have a Material Adverse Effect on such party, no authorizations, consents, approvals, orders, permits, notices, reports, filings, registrations, qualifications and exemptions of, with or from, or other actions are required to be made by such party or any of its Subsidiaries with, or obtained by such party or any of its Subsidiaries from, any governmental or regulatory authority, agency, commission, body or other governmental or regulatory entity (including any court), United States or non-United States, French, national or supra-national, state or local, including the SEC and the other Regulatory Authorities (“Governmental Entity”) or any Self-Regulatory Organization, in connection with the execution and delivery by such party of the MOU and this Agreement, the performance by such party of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby.

Section 4.6. Reports; Financial Statements; Internal Control and Disclosure Control.

(a) Each of the FMCTI Reports and Technip Reports were (and any report of the type that would be a FMCTI Report or a Technip Report if filed prior to the date of the MOU will be) filed in a timely manner and in material compliance with all applicable Law and other requirements applicable thereto. As of their respective dates (or if amended prior to the date of the MOU, as of the date of such amendment), the FMCTI Reports and the Technip Reports complied (and any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report or a Technip Report if filed prior to the date of the MOU will comply) in all material respects with the requirements under applicable Law regarding the accuracy and completeness of the disclosures contained therein.

(b) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of FMCTI and its consolidated Subsidiaries included in the FMCTI Reports or any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report if filed prior to the date of the MOU (collectively, the “FMCTI Financial Statements”) (i) fairly present in all material respects the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of FMCTI and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to FMCTI Reports filed after the date of the MOU and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of FMCTI and its consolidated Subsidiaries in all material respects.

(c) All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Technip and its consolidated Subsidiaries included in the Technip Reports or any report filed after the date of the MOU and prior to the Closing of the type that would be a FMCTI Report if filed prior to the date of the MOU (the “Technip Financial Statements”) (i) give a true and fair view in all material respects of the consolidated financial position and the results of operations, cash flows and changes in stockholders’ equity of Technip and its consolidated Subsidiaries as of the dates and for the periods referred to therein, (ii) have been or will be, as the case may be, prepared in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments that are not material in amount or nature) and (iii) have been or will be prepared from, are in accordance with and accurately reflect (or with respect to Technip Reports filed after the date of the MOU and prior to the Closing, will be prepared from, in accordance with and accurately reflect) the books and records of Technip and its consolidated Subsidiaries in all material respects.

(d) Each of FMCTI and Technip maintains a system of accounting and internal controls effective to provide reasonable assurances regarding the reliability of the consolidated financial reporting and the preparation of the consolidated financial statements of such party and its consolidated Subsidiaries in accordance in all material respects with United States GAAP and the rules and regulations of the SEC, in the case of FMCTI, and in all material respects with IFRS and the rules and regulations of the AMF, in the case of Technip. Based on its most recent evaluation or survey of internal control prior to the date of the MOU, such party has disclosed to its auditors and the audit committee of the FMCTI Board or the Technip Board, as applicable, (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect such party’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in such party’s internal control over financial reporting and any such disclosures have been made available to the other party. Such party is not an “ineligible issuer” as such term is defined in Rule 405 under the Securities Act.

(e) Each of FMCTI and Technip is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE and the SEC, in the case of FMCTI, and the AMF and Euronext Paris, in the case of Technip. As of the date of the MOU, there are no outstanding or unresolved comments in any comment letters received from the staff of the SEC or the NYSE (as the case may be) with respect to the FMCTI Reports, in the case of FMCTI, and no outstanding or unresolved comments in any comment letters received from the staff of the AMF or Euronext Paris (as the case may be) with respect to the Technip Reports. To the knowledge of each of FMCTI and Technip, as of the date of the MOU none of the FMCTI Reports, in the case of FMCTI, or Technip Reports, in the case of Technip is subject to ongoing review or outstanding comment or investigation by the SEC or the NYSE, in the case of FMCTI, and the AMF or Euronext Paris, in the case of Technip.

Section 4.7. Absence of Certain Changes. Except for the Preliminary Transactions and except as disclosed in the most recent audited FMCTI Financial Statements (in the case of FMCTI) or the most recent audited Technip Financial Statements (in the case of Technip), since December 31, 2015 through the date of the MOU, (a) there has not been any Effect that, individually or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on such party and (b) there has not been any action taken by FMCTI or Technip or any of their respective Subsidiaries that, if taken during the period between the date of the MOU through the FMCTI Effective Time, would constitute a breach of Section 5.1.

Section 4.8. Compliance. Neither such party nor any of its Subsidiaries is in conflict with, or in default or violation of, (a) any federal, state, local or provincial, municipal, foreign or common law, statute, treaty, ordinance, rule, regulation, Order, agency requirement, writ, franchise, variance, exemption, approval, certificate, notice, bylaw, standard, policy guidance, license, permit or other binding requirements, policies or instruments of any relevant jurisdiction, including in the United States, United Kingdom, France or elsewhere issued, promulgated, adopted or entered into by or with any Governmental Entity or any Self-Regulatory Organization (each, a “Law” and collectively “Laws”) or (b) any Contract to which such party or any of its Subsidiaries is a party or by which such party or any of its Subsidiaries or its or any of their respective properties is bound or affected, except in each of clauses (a) and (b), for any such conflicts, defaults or violations that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party. Each of such party and its Subsidiaries has all permits, licenses, certificates, clearances, franchises, variances, exemptions, orders and other authorizations, consents and approvals (together, “Permits”) of all Governmental Entities or other third parties necessary to conduct its business as presently conducted, except where the failure to have such Permits, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. All Permits held by such party and its Subsidiaries are valid and in full force and effect, except where the failure of any such Permits to be valid or in full force and effect, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.9. Litigation and Liabilities. There are no (a) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of such party, threatened against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such, (b) judgments, orders, decisions, writs, injunctions, decrees, stipulations, legal or arbitration awards, rulings or other findings or agency requirements of any Governmental Entity (collectively, “Orders”) outstanding against such party, any of its Subsidiaries or any of their respective directors or officers in their capacity as such or (c) except as disclosed in the most recent audited FMCTI Financial Statements as of the date of the MOU (in the case of FMCTI) or the most recent audited Technip Financial Statements as of the date of the MOU (in the case of Technip), obligations or liabilities (whether accrued, contingent, determinable or otherwise and whether required to be disclosed) of such party or any of its Subsidiaries (including any facts or circumstances which, to the knowledge of FMCTI or Technip, as applicable, would reasonably be expected to result in any claims against, or obligations or liabilities of, such party or any of its Subsidiaries), except, in case of clause (a), (b) or (c), for those that, individually or in the aggregate, have not had and are not reasonably expected to have a Material Adverse Effect on such party.

Section 4.10. Employee Benefits.

(a) FMCTI and Technip have disclosed in Section 4.10 of the FMCTI Disclosure Letter (in the case of FMCTI) or in Section 4.10 of the Technip Disclosure Letter (in the case of Technip), a true and complete list of all material Benefit Plans (i) covering Service Providers located in a Material Employee Jurisdiction, (ii) covering executive officers or executive committee members of FMCTI or Technip, respectively, wherever located and (iii) that provide a defined benefit pension, which is not fully insured by fully paid up insurance (collectively, the “Covered Benefit Plans”). Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party a true and complete list of each material Benefit Plan covering Service Providers located in jurisdictions other than the Material Employee Jurisdictions, to the extent not previously provided pursuant to the preceding sentence (the “Other Jurisdiction Benefit Plans”).

(b) Each of FMCTI and Technip has made available copies of each Covered Benefit Plan to the other party (or a written summary of any unwritten Covered Benefit Plan), including, to the extent applicable to any such Covered Benefit Plan, (i) the most recent determination letter, (ii) actuarial valuation reports, (iii) any amendments and a summary of any proposed amendments or changes anticipated to be made to such Covered Benefit Plan and (iv) any material, non-routine correspondence with a Governmental Entity within the three (3) years prior to the date of the MOU. With respect to the Other Jurisdiction Benefit Plans, such copies, documents or information, as applicable, shall be provided within thirty (30) days after the date of the MOU.

(c) All material contributions or other amounts payable by each party or any of its Subsidiaries with respect to all material Benefit Plans in respect of current or prior plan years have been paid or accrued as of December 31, 2015 in accordance with GAAP or IFRS, as applicable. There are no pending or, to FMCTI’s or Technip’s knowledge, respectively, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the relevant party.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, no member of the FMCTI Group or the Technip Group (nor any predecessor of any such entity), as applicable, has or is reasonably expected to have any direct or indirect liability with respect to, any plan subject to Title IV of ERISA, including any “multiemployer plan” as defined in Section 3(37) of ERISA.

(e) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party, (i) each Benefit Plan has been established, operated and administered in accordance with its terms and the requirements of all applicable Law (including, to the extent applicable, ERISA and the Code), government taxation, social security and funding requirements and with any agreement entered into with a union or labor organization (ii) to the extent required to be registered or approved by a Governmental Entity, has been registered with or approved by a Governmental Entity and to the knowledge of each party nothing has occurred that would adversely affect such registration or approval (iii) all Benefit Plans intended to qualify for special tax treatment meet all requirements for such treatment, and (iv) all Benefit Plans required to be funded and/or book-reserved are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and in accordance with any applicable Law or requirements.

(f) Each Benefit Plan sponsored or maintained by such party or any of its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (“IRS”) or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired and, to such party’s knowledge, no circumstances exist that would reasonably be expected to result in any such letter being revoked or not being issued or reissued.

(g) There has been no amendment to, announcement by such party or any of its Subsidiaries relating to, or change in employee participation or coverage under, any material Benefit Plan which would materially increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year.

(h) No member of the FMCTI Group or the Technip Group, as applicable, has any current or projected material liability for, and no Benefit Plan provides or promises, any material post-employment or post-retirement medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider (other than coverage mandated by applicable Law, including, but not limited to, coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended).

(i) Neither the execution of the MOU or this Agreement nor the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider of such party or any of its Subsidiaries to any additional compensation or benefit (including any bonus, retention or severance pay), (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation to or pursuant to, any of the Benefit Plans, (iii) accelerate the time of payment or vesting of the FMCTI Stock Awards (in the case of FMCTI) or the Technip Stock Awards (in the case of Technip) or (iv) limit or restrict the right of such party or, after the consummation of the Mergers or any other transactions contemplated hereby, Topco, to merge, amend or terminate any of the material Benefit Plans.

(j) No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 of the Code or otherwise.

Section 4.11. Tax Matters. Other than with respect to clause (g) and clause (i) below, except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party:

(a) Each of FMCTI and Technip and their respective Subsidiaries (i) has timely filed, taking into account any extensions, all Tax Returns required to have been filed and such Tax Returns are accurate and complete in all respects and have been prepared in compliance with applicable Tax Laws; and (ii) has timely paid all Taxes required to have been paid by it other than Taxes that are not yet due or that are being contested in good faith in appropriate proceedings. No deficiency for any Tax has been asserted or assessed by a Tax authority against FMCTI or any of its Subsidiaries (in the case of FMCTI) or Technip or any of its Subsidiaries (in the case of Technip) which deficiency has not been paid or is not being contested in good faith in appropriate proceedings (including the provision of adequate Tax reserves).

(b) No Tax Return of such party or any of its Subsidiaries is under audit or examination by any Tax authority, and no written notice of such an audit or examination has been received by such party or any of its Subsidiaries. No requests for waivers of the time to assess any Taxes are pending. There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return, the assessment or collection thereof by any relevant Tax authority or the payment of any Tax by such party or any of its Subsidiaries. No other procedure, proceeding or contest of any refund or deficiency in respect of Taxes is pending in or on appeal from any Governmental Entity.

(c) Each of such party and each of such party’s Subsidiaries has complied in all respects with all applicable Law relating to the withholding, collection and remittance of Taxes and other deductions required to be withheld and paid over to the proper Tax authority.

(d) Except as contemplated by Section 5.9 and Section 5.11, no party or any of its Subsidiaries has requested or received a ruling from any Tax authority or signed a closing or other agreement with any Tax authority.

(e) Other than for Taxes not yet due or that are being contested in good faith in appropriate proceedings (including the provision of adequate Tax reserves), there are no Liens with respect to Taxes against any of the assets of such party or any of its Subsidiaries. No written claim has been received by such party or any of its Subsidiaries from a Tax authority in a jurisdiction where such entity does not file Tax Returns that it is or may be subject to taxation by such jurisdiction. Neither such party nor any of its Subsidiaries has a permanent establishment or is resident for Tax purposes outside of its jurisdiction or territory of incorporation or formation.

(f) Neither such party nor any of its Subsidiaries is a party to or is otherwise bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among such party and any of its wholly owned Subsidiaries), or has any liability for Taxes of any Person (other than FMCTI or Technip, as applicable, or any of its Subsidiaries) under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-United States Law), as a transferee or successor, by contract or otherwise. The Tax costs associated with the breaking-up of the French tax consolidated group headed by Technip pursuant to Article 223 A et seq. of the French Tax Code as a result of the Technip Merger will not be in excess of the amount set forth in Section 4.11(f) of the Technip Disclosure Letter as of December 31, 2015.

(g) Within the past three (3) years, neither such party nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-United States Law).

(h) Neither such party nor any of its Subsidiaries has participated in or been a party to a transaction that, as of the date of the MOU, constitutes a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-United States Law) or any arrangements which have been or are required to be disclosed pursuant to Part 7 of the UK Finance Act 2004.

(i) Neither party has knowledge of any facts or of any reason that (when taken together with such party’s understanding of other relevant facts) would reasonably be expected to cause Topco to be treated, following the completion of the Preliminary Transactions and the Mergers, as a domestic corporation for U.S. federal income tax purposes under Section 7874 of the Code.

(j) Neither FMCTI nor Technip, nor any of their Subsidiaries beneficially owns shares or other equity interests in the other party.

(k) As used in this Agreement, (i) the term “Tax” (including the plural form “Taxes” and, with correlative meaning, the terms “Taxable” and “Taxation”) means all taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term “Tax Return” means all Tax returns, declarations, statements, reports, claims for refund, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 4.12. Labor Matters.

(a) Section 4.12(a) of the FMCTI Disclosure Letter (in the case of FMCTI) or Section 4.12(a) of the Technip Disclosure Letter (in the case of Technip) sets forth a true and complete list of each material Labor Agreement covering the terms and conditions of employment of (i) Service Providers located in a Material Employee Jurisdiction or (ii) any executive officers or executive committee members of FMCTI or Technip, respectively, wherever located (collectively, the “Covered Labor Agreements”). Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party a true and complete list of each material Labor Agreement covering Service Providers located in a jurisdiction other than the Material Employee Jurisdictions, to the extent not previously provided pursuant to the preceding sentence (the “Other Jurisdiction Labor Agreements”).

(b) Each of FMCTI and Technip has made available true and complete copies of each applicable Covered Labor Agreement to the other party. Within thirty (30) days after the date of the MOU, each of FMCTI and Technip shall provide to the other party true and complete copies of the applicable Other Jurisdiction Labor Agreements.

(c) Section 4.12(c) of the FMCTI Disclosure Letter (in the case of FMCTI) or Section 4.12(c) of the Technip Disclosure Letter (in the case of Technip) sets forth a true and complete list of each Labor Agreement with respect to which such party or any of its Subsidiaries is subject to any requirement or local custom to inform or consult with any labor or trade union, works council or other employee representative body in connection with entering into this Agreement or consummating the transactions contemplated by this Agreement. Neither party nor any of its Subsidiaries is subject to any requirement or local custom to provide employee representation on its board of directors or similar governing body or on the Topco Board. None of the material Labor Agreements guarantee minimum levels of employment at FMCTI or Technip, or any of their Subsidiaries or may in any way prevent, for reasons other than existing statutory limits and restrictions, the implementation of restructuring or redundancy programs.

(d) Neither such party nor any of its Subsidiaries is the subject of any material proceeding asserting that such party or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain or consult with any labor union, works council or labor organization nor is there pending or, to the knowledge of FMCTI or Technip, as applicable, contemplated, threatened, nor has there been during the past three (3) years, any material labor strike, dispute, redundancies, walk-out, work stoppage, slow-down or lockout involving such party or any of its Subsidiaries.

(e) Neither such party nor any of its Subsidiaries is in noncompliance with any requirement to inform or consult with any labor or trade union, works council or employee representative body with respect to entering into this Agreement or the transactions contemplated by this Agreement.

(f) Each member of the FMCTI Group and the Technip Group, in each case, is in compliance with (i) all applicable Law relating to labor, employment and employment practices with respect to both present and former employees and personnel, including payment of wages and salaries, hours, overtime, terms and conditions of employment, mandatory accrual of statutory leave allowances, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, staff leasing, discrimination, immigration, the payment and withholding of Taxes, collective redundancy, and the termination of employment, except to the extent that noncompliance would not, individually or in the aggregate, have a Material Adverse Effect on such party. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse

Effect on FMCTI or Technip, respectively, as of the date of the MOU, there are no complaints, charges or claims against such party or any of its Subsidiaries pending or, to the knowledge of FMCTI or Technip, as applicable, threatened to be brought or filed with any Governmental Entity or before any court or arbitral body, based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, such party of any person; and (ii) applicable material Labor Agreements and individual labor contracts in all material respects.

Section 4.13. Material Contracts

(a) Section 4.13(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a true and complete list, as of the date of the MOU, of each Contract to which FMCTI or Technip, as applicable, or any of its respective Subsidiaries is a party or which binds or affects their respective properties or assets, and which falls within any of the categories listed below (each Contract of the type described in this Section 4.13(a), together with the Contracts filed as exhibits to the FMCTI Reports or Technip Reports, as applicable, and each Contract entered into after the date of the MOU that, if existing on the date of the MOU, would be of the type described in this Section 4.13(a) is referred to herein as a “Material Contract”):

(i) any Contract with respect to a material Joint Venture related to the formation, creation, operation or management thereof;

(ii) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (regardless of whether or not Technip is subject to Item 601(b)(10) of Regulation S-K of the SEC);

(iii) any (1) material Contract with a Significant Customer or (2) Contract with a Significant Supplier (excluding in each case purchase orders entered into in the ordinary course of business);

(iv) any acquisition or divestiture Contract (1) with a purchase price in excess of $50,000,000 entered into since December 31, 2014 or (2) that contains continuing “earn-out” provisions or other contingent payment obligations or other material obligations;

(v) any material hedges, derivatives or other similar instruments or Contracts (excluding, in each case, such hedges, derivatives or other similar instruments or Contracts entered into in the ordinary course of business consistent with past practice);

(vi) any (1) material Labor Agreement or (2) any employment, severance or similar Contract applicable in either case to (A) any executive officer or executive committee members of FMCTI or Technip, respectively, or (B) except for such Contracts entered into on such party’s standard form previously made available to the other party, any employee of such party or any of its Subsidiaries whose annual base compensation is $400,000 or more (provided that with respect to (x) any such Labor Agreement that is not a Covered Labor Agreement or (y) any employment, severance or similar Contract applicable to any employee (other than an executive officer or executive committee member of FMCTI or Technip, respectively) who is located in a jurisdiction other than a Material Employee Jurisdiction, such disclosure shall be provided within thirty (30) days after the date of the MOU);

(vii) any Contract that grants “most favored nation” status to any counterparty;

(viii) any “non-compete” or similar Contract that restricts in any material respect the business of such party or its Subsidiaries with respect to engaging or competing in any line of business or in any geographic area or would purport to so restrict Topco or any of its Subsidiaries after the consummation of the Mergers and the other transactions contemplated hereby;

(ix) any Contract with (1) a U.S. Governmental Entity, (2) a French Governmental Entity or (3) any other Governmental Entity (other than customer Contracts entered into in the ordinary course of business with such other Governmental Entity);

(x) any Contract that (1) has an aggregate principal amount, or provides for an aggregate obligation, in excess of $50,000,000 evidencing indebtedness for borrowed money (other than performance bonds issued in the ordinary course of business in connection with commercial contracts and on terms consistent with past practice), (2) guarantees any indebtedness of a third party in excess of $25,000,000 individually or (3) contains a covenant restricting the payment of dividends by Technip or FMCTI in excess of $100,000,000; and

(xi) any Contract which would prohibit or materially delay the consummation of the Mergers or any other transaction contemplated by this Agreement.

(b) Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, neither FMCTI nor Technip, as applicable, nor any of its Subsidiaries is in breach of or default under the terms of any Material Contract, and no event has occurred that (with or without notice or lapse of time or both) is reasonably expected to result in a breach or default under any Material Contract. To the knowledge of FMCTI or Technip, as applicable, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had, or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI or Technip, as applicable. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, each Material Contract is a valid, binding and enforceable obligation of FMCTI or Technip, as applicable, or any of its Subsidiaries which is party thereto and, to the knowledge of FMCTI or Technip, as applicable, each other party thereto, and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception. Each of FMCTI or Technip, as applicable, has delivered or caused to be delivered to the other party true and complete copies of each Material Contract of FMCTI or Technip, as applicable, or any of its respective Subsidiaries.

Section 4.14. Intellectual Property.

(a) For the purposes of this Agreement, “Intellectual Property” means any and all inventions, discoveries, patents, patent applications, trademarks, service marks, logos and trade names and all goodwill associated therewith and symbolized thereby, Internet domain names, copyrights (including databases and other compilations of information and including copyrights in software), confidential information, trade secrets and know-how, including processes, techniques, schematics, business methods, formulae, drawings, prototypes, models, designs, specifications, research and development records and other information, customer and supplier lists and information, and all other intellectual property and proprietary rights and rights equivalent to any of the foregoing in any jurisdiction throughout the world.

(b) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) such party or one of its Subsidiaries exclusively owns or otherwise has a valid right to use all Intellectual Property necessary to conduct the business of such party and its Subsidiaries as currently conducted, and (ii) the consummation of the transactions contemplated by the MOU and this Agreement will not alter or impair in any material respect any rights of such party or any of its Subsidiaries with respect to any Intellectual Property that is material to its respective business (the “Material Intellectual Property”).

(c) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the conduct of the business of such party and its Subsidiaries is not infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights of any Person, (ii) neither such party nor any of its Subsidiaries has received any written claim, demand or other notice during the past three (3) years (or earlier, if not presently resolved) alleging any such infringement, misappropriation, dilution or violation (including any claim that such party or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person), and (iii) to the knowledge of FMCTI or Technip, as applicable, no Person is, infringing or misappropriating, diluting or otherwise violating any Material Intellectual Property owned by such party or its Subsidiaries.

(d) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) such party and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Material Intellectual Property owned by such party and its Subsidiaries, (ii) all Material Intellectual Property of such party and its Subsidiaries that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance, (iii) to the knowledge of FMCTI or Technip, as applicable, there has been no unauthorized use or disclosure of any Material Intellectual Property of such party or any of its Subsidiaries, (iv) to the knowledge of FMCTI or Technip, as applicable, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of such party and each of its Subsidiaries (or their predecessors), who have contributed to or participated in the conception and development of any Material Intellectual Property for such entities have entered into valid and binding agreements with such party or one of its Subsidiaries (or their respective predecessors) assigning to, or vesting ownership in, such party or one of its Subsidiaries all right, title and interest of such Material Intellectual Property, and (v) no such Person has asserted, and to the knowledge of FMCTI or Technip, as applicable, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Intellectual Property of such party or any of its Subsidiaries.

(e) Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (i) the IT Assets of such party and its Subsidiaries operate and perform in all material aspects in accordance with their documentation and functional specifications, to the extent available, or as otherwise required by such party and its Subsidiaries in connection with the business of such party and its Subsidiaries as currently conducted, and have not materially malfunctioned or failed within the last three (3) years, (ii) such party and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of the IT Assets of such party and its Subsidiaries (and all data and information stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, and corruption, and (iii) such party and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures, as well as a commercially reasonable business continuity plan.

Section 4.15. Data Protection. Except as, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect with respect to such party, (a) such party is, and has been for the last three (3) years prior to the date of the MOU, in material compliance with all applicable Law relating to the collection and use of personal data and data security, and (b) such party is not party to an agreement that requires the transfer of personal data to a third party or from inside to outside the EEA or that requires a third party to transfer personal data to Technip or FMCTI (as applicable).

Section 4.16. Properties and Assets. Such party and its Subsidiaries have, and immediately following the FMCTI Effective Time will continue to have (including through any successor entity to such party), good and valid title to their owned assets and properties, or in the case of assets and properties they lease, license, or have other rights in, good and valid rights by lease, license or other agreement to use, all assets and properties (in each case, tangible and intangible) necessary and desirable to permit such party and its Subsidiaries to conduct their respective businesses as currently conducted, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party. The assets and properties (in each case, tangible or intangible) owned or used by such party and its Subsidiaries are in satisfactory condition for their continued use as they have been used and are adequate for their current use, subject to reasonable wear and tear, except, in each case, which, individually or in the aggregate, has not had and is not reasonably expected to have a Material Adverse Effect on such party.

Section 4.17. Environmental Matters. Except as, individually or in the aggregate, has not had or is not reasonably expected to have a Material Adverse Effect on such party, (a) such party and its Subsidiaries hold, and are now and for the last five (5) years have been in compliance with all permits, licenses, certificates, clearances, variances, exemptions, and other governmental authorizations (including air or water emission or discharge allowances and credits) required under any foreign, federal, state, local or municipal law (including common law), statute, binding treaty, ordinance, rule, regulation, judgment, order or decree promulgated or issued by any Governmental Entity (including binding guidance notes that are implemented in jurisdictions outside of the United States) relating to contamination, pollution or protection of human health, natural resources or the environment, (including to the extent made in relation to the protection of the environment or the prevention of pollution as they pertain to shipping

(including Environmental Laws made under the auspices of the International Maritime Organization such as the International Convention for the Prevention of Pollution from Ships 1973 (as amended and revised) and International Convention on Civil Liability for Bunker Oil Pollution Damage (as amended and revised), or treaties such as The Basel Convention on the Control of Transboundary Movements of Hazardous Waste and their Disposal (as amended and revised)) (collectively, the “Environmental Laws”) for such party or Subsidiary to conduct its operations or to own or operate their respective businesses or assets (the “Environmental Permits”), and are in compliance with all applicable Environmental Laws and, to the knowledge of such party, there is no condition (including the Mergers) that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (b) such party and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any Person alleging any violation of, or any actual or potential liability under, any Environmental Laws or Environmental Permit (an “Environmental Claim”), and such party has no knowledge of any pending or threatened Environmental Claim, (c) no hazardous, dangerous or toxic substance, including petroleum (including crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by such party or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to such party or its Subsidiaries under Environmental Laws, (d) such party and its Subsidiaries have not assumed, contractually or by operation of Law, any liabilities or obligations under or relating to any Environmental Laws, (e) such party and its Subsidiaries have not entered into or agreed to any Order or Contract, or is subject to any other judgment, settlement or agreement relating to compliance with or liability under any Environmental Laws, and (f) such party and its Subsidiaries are not indemnitors in connection with any potential or actual claim for any liability or responsibility under any Environmental Laws. No Owned Real Property or Leased Real Property of such party is subject to the requirements of the New Jersey Industrial Site Recovery Act or Connecticut Property Transfer Program, as amended and revised, as a result of the transactions contemplated hereby. Except for Section 4.6 (Reports; Financial Statements; Internal Control and Disclosure Control), Section 4.7 (Absence of Certain Changes), Section 4.13 (Material Contracts), Section 4.16 (Properties and Assets), Section 4.19 (Real Property), Section 4.26 (Information in Public Filings) and Section 4.23 (Insurance) (but, in the case of each of the aforementioned sections, solely to the extent such sections pertain to matters relating to contamination, pollution or protection of human health, natural resources or the environment), Section 4.17 (Environmental Matters) shall be the exclusive representations and warranties with respect to matters relating to contamination, pollution or protection of human health, natural resources or the environment.

Section 4.18. Customers and Suppliers.

(a) Section 4.18(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a list showing the twenty (20) largest customers of FMCTI or Technip, as applicable, together with its respective Subsidiaries by total sales by FMCTI or Technip, as applicable, together with its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on December 31, 2015 (each, a “Significant Customer”). Since December 31, 2015 until the date of the MOU, no Significant Customer has stated in writing that it will (x) stop purchasing products from FMCTI and Technip, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it purchases products from FMCTI and Technip, as applicable, or its respective Subsidiaries.

(b) Section 4.18(b) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth a list showing the twenty (20) largest suppliers of FMCTI or Technip, as applicable, together with its respective Subsidiaries by total sales to FMCTI or Technip, as applicable, together with its respective Subsidiaries, taken as a whole, during the twelve (12) month period ending on December 31, 2015 (each, a “Significant Supplier”). Since December 31, 2015 until the date of the MOU, no Significant Supplier has stated in writing that it will (x) stop supplying FMCTI and Technip, as applicable, or its respective Subsidiaries; or (y) change, materially and adversely, the terms and conditions on which it is prepared to supply FMCTI and Technip, as applicable, or its respective Subsidiaries.

Section 4.19. Real Property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, (i) each of FMCTI and Technip, as applicable, and its respective Subsidiaries has good, valid and marketable title to all interests in real property owned by such person (“Owned Real Property”), in each case free and clear of any Liens, other than Permitted Liens, and (ii) no Owned Real Property of FMCTI or Technip, as applicable, or its respective Subsidiaries is subject to any option, obligation or right of first refusal or contractual right to purchase, lease or acquire any interest in any Owned Real Property.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, each of FMCTI and Technip, as applicable, and its respective applicable Subsidiaries has valid leasehold interests in all real property leased by such Party (the “Leased Real Property”), in each case free and clear of any Liens, other than Permitted Liens. Each Contract (that is not a Material Contract) of FMCTI and Technip, as applicable, or any of its Subsidiaries for any Leased Real Property is legal, valid, enforceable and binding on FMCTI and Technip, as applicable, or any of its Subsidiaries that is a party thereto and, to the knowledge of FMCTI or Technip, each other party thereto and is in full force and effect, except that such enforcement may be subject to the Bankruptcy and Equity Exception, and except for such failures to be valid and binding or to be in full force and effect that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, and neither FMCTI and Technip, as applicable, nor any of its Subsidiaries is in breach of or default under, or has received written notice of any breach of or default under, and no condition exists which (with notice or lapse of time or both) would constitute a default under, any Contract for Leased Real Property where such breach or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party.

Section 4.20. Personal Property. Except as has not resulted, and would not reasonably be expected to result, in, individually or in the aggregate, a Material Adverse Effect on such party and except with respect to Owned Real Property, Leased Real Property and Intellectual Property (which are addressed in Section 4.19 and Section 4.14, respectively), each of FMCTI and Technip, as applicable, and its respective Subsidiaries has good and valid title to its respective owned assets and properties and valid rights by lease, license or other agreement to its respective leased assets and properties, free and clear of any Liens other than Permitted Liens.

Section 4.21. Related Party Transactions. There are no outstanding amounts payable to or receivable from, or advances by FMCTI and Technip, as applicable, or any of its respective Subsidiaries to, and neither FMCTI and Technip, as applicable, nor any of its respective Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five (5) percent or more of the FMCTI Shares or Technip Shares, as applicable, or any director, officer or employee of FMCTI and Technip, as applicable, or its respective Subsidiaries, or, to the knowledge of FMCTI or Technip, as applicable, any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

Section 4.22. Takeover Statutes. The FMCTI Board or the Technip Board, as applicable, has taken all actions necessary to render inapplicable to the MOU and this Agreement, and the consummation of the transactions contemplated hereby or thereby, including the Mergers, the restrictions on business combinations contained in Section 203 of the DGCL, all “control share acquisition”, “fair price”, “moratorium” or other antitakeover restrictions pursuant to applicable Law, and all takeover-related provisions set forth in the certificate of incorporation or bylaws of FMCTI or Technip, as applicable (including Article XI of the certificate of incorporation of FMCTI) without any further action on the part of the respective stockholders or the FMCTI Board or the Technip Board, as applicable.

Section 4.23. Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on FMCTI or Technip, as applicable, (a) all insurance policies maintained by FMCTI or Technip, or their respective Subsidiaries, are in full force and effect and provide insurance in such amounts and against such risks as the management of such party reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid; and (b) neither FMCTI nor Technip nor any of their respective Subsidiaries is in breach or default of any of the insurance policies, and neither FMCTI nor Technip nor any of their respective Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or material modification of any of the insurance policies. Neither FMCTI nor Technip nor any of their respective Subsidiaries has received any written notice of termination or cancellation or denial of coverage with respect to any material insurance policy.

Section 4.24. Joint Ventures.

(a) Section 4.24(a) of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable, sets forth (i) a correct and complete list, as of the date of the MOU, of all incorporated (or similarly formed) joint venture, teaming, partnership, or other similar agreements, arrangements or understandings (including with respect to any vessel) and all other material joint venture, teaming, partnership, or other similar agreements, arrangements or understandings (including with respect to any vessel), in each case, involving a sharing of profits losses, costs or liabilities in which such party or any of its Subsidiaries holds at least five percent (5%) of the equity or other participating rights or interests (collectively, “Joint Ventures”), (ii) the names of all other parties participating in each such Joint Venture and (iii) the percentage ownership interests or rights in each such Joint Venture that are held by such party or its applicable Subsidiary and such other parties. For the avoidance of doubt, no Subsidiary of a party shall be deemed to be a Joint Venture of such party.

(b) To the knowledge of FMCTI or Technip, as applicable, with respect to each Joint Venture of such party, except as has not had and would not reasonably be expected to have a Material Adverse Effect on such party, (i) there is currently no violation of, default or breach under any of such Joint Venture’s Organizational Documents and the execution and delivery of, compliance with, performance under or consummation of the MOU or this Agreement shall not result in any such violation, default or breach, (ii) each of such Joint Venture’s outstanding shares of capital stock or other equity interests (if any) is duly authorized, validly issued, fully paid and non-assessable, (iii) there are no remaining capital contributions or other payments due to such Joint Venture from such party or its applicable Subsidiary, and (iv) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, agreements, arrangements, calls, rights of first refusal or first offer, profits interests, commitments or rights of any kind that obligate such Joint Venture to issue or sell, or which relate to, any shares of capital stock or other equity interests of such Joint Venture or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any shares of capital stock or other equity interests of such Joint Venture, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.25. Anti-Corruption, Trade Sanctions, and Export Controls.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, none of such party, such party’s Subsidiaries, or any officer, director, or employee of such party or of such party’s Subsidiaries nor, to the knowledge of such party, any of such party’s or its Subsidiaries’ Representatives, has in the past five (5) years, directly or indirectly, in violation of any applicable Anti-Corruption Law (as defined below), corruptly offered, paid, given, promised, or authorized, requested, solicited, or accepted any money, financial or other advantage, or anything else of value, to or from any Person, including:

(i) any official, officer, employee or representative of, or any person acting in an official capacity or exercising a public function for or on behalf of, any Governmental Entity (which for purposes of this Section 4.25, includes (1) any national, federal, state, county, municipal, or local government or any entity exercising executive, legislative, judicial, regulatory, taxing, administrative, or public functions of a country or territory or pertaining to government, (2) any public international organization, (3) any agency, division, bureau, department, or other political subdivision of any government, entity, or organization described in the foregoing clauses (1) or (2) of this definition, or (4) any company, business, enterprise, or other entity majority-owned or controlled by any government, entity, or organization described in the foregoing clauses (1), (2), or (3) of this definition), or

(ii) any political party, party official or candidate for political office (the individuals referred to in clause (i) and this clause (ii), each a “Government Official”) (1) for the purpose of influencing any act or decision of a Government Official in his or her official capacity, inducing a Government Official to omit to do any act in violation of a lawful duty, securing any improper advantage, inducing a Government Official to affect or influence any act or decision of any Governmental Entity or inducing or rewarding the improper performance of a function or activity by any Person; or (2) which would otherwise constitute public or commercial bribery, kickbacks or other unlawful means of obtaining business or any improper business advantage.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, such party and its Subsidiaries are and at all times in the past five (5) years have been, to the extent applicable, (A) in compliance with and have not committed any offense under the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”) the UK Bribery Act 2010 (the “Bribery Act”) or any other applicable Law regarding bribery or corruption, including all Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions (together with the FCPA and the Bribery Act, “Anti-Corruption Laws”), and (B) subject to policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, there is not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Anti-Corruption Laws by such party or its Subsidiaries.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, such party and its Subsidiaries are, and for the past five (5) years have been, in compliance with all applicable Trade Sanctions and Export Control Laws. None of such party, such party’s Subsidiaries nor any of their officers, directors, or employees or, to such party’s knowledge, any of such party’s or its Subsidiaries’ Representatives, is currently or has been within the past five (5) years the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”) or on any other sanctions list maintained by OFAC , the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been within the past five (5) years located, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea,

Sudan and Syria). None of such party nor such party’s Subsidiaries has, directly or indirectly, participated in the past five (5) years in any prohibited or unlawful transaction or dealing involving a person or entity that is the target of Trade Sanctions, or with any Person or entity located, organized, or resident in a country or territory that is the target of Trade Sanctions. In the past five (5) years, such party and its Subsidiaries (A) are and at all times have been subject to policies and procedures reasonably designed to ensure compliance with applicable Trade Sanctions and Export Control Laws, and (B) except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, have obtained, and are in compliance with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Entity required for the import, export and re-export of products, software and technology. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on such party, there are not currently, and there has not been in the past five (5) years, any actual, pending, or, to such party’s knowledge, threatened investigation, litigation, or inquiry by any Governmental Entity with respect to compliance with any applicable Trade Sanctions or Export Control Laws by such party or its Subsidiaries.

Section 4.26. Information in Public Filings. The information supplied or to be supplied by FMCTI or Technip, as applicable, expressly for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement/Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the applicable party’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law. The information supplied or to be supplied by FMCTI or Technip, as applicable, expressly for inclusion or incorporation by reference in the Information Document or the Admission Prospectus (and, in each case, any amendment thereof or supplement thereto) will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to the applicable party’s stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein. FMCTI hereby represents and warrants that (a) the Registration Statement and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, or not otherwise comply with applicable Law and (b) the Admission Prospectus will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein; provided, that, the representations and warranties contained in this sentence shall not apply to statements or omissions included or incorporated in the Registration Statement, the Proxy Statement/Prospectus or the Admission Prospectus based upon information supplied by or on behalf of Technip specifically for use or incorporation by reference therein. Technip hereby represents and warrants that the Information Document will comply as to form in all material respects with the provisions of any applicable securities Laws and will not, when filed with the applicable Regulatory Authority and when distributed or disseminated to stockholders, contain any information that is not in accordance with the facts or omit any information that would be likely to affect the import of any statements therein or not otherwise comply with applicable Law; provided, that, the representations and warranties contained in this sentence shall not apply to statements or omissions included or incorporated in the Information Document based upon information supplied by or on behalf of FMCTI specifically for use or incorporation by reference therein.

Section 4.27. Brokers. Except for (x) FMCTI’s obligations to Evercore Group L.L.C. and SG Americas Securities, LLC, the fees and expenses of which will be paid by FMCTI, and (y) Technip’s obligations to Goldman Sachs Paris Inc. et Cie and Rothschild & Cie, the fees and expenses of which will be paid by Technip, no broker, investment banker, financial advisor or other Person is entitled to any brokerage, finders’, advisory or similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by the MOU or this Agreement (including the Mergers), based upon arrangements made by or on behalf of such party or any of its Subsidiaries.

Section 4.28. Share Ownership. Other than through the ownership of mutual funds or exchange traded funds or in connection with a Benefit Plan, such party and each of such party’s direct and indirect wholly owned Subsidiaries do not (i) in the case of Technip and its direct and indirect wholly owned Subsidiaries, own any FMCTI Shares, and (ii) in the case of FMCTI and its direct and indirect wholly owned Subsidiaries, own any Technip Shares.

Section 4.29. Admiralty. Section 4.29 of each of the FMCTI Disclosure Letter and the Technip Disclosure Letter sets forth, as of the date of the MOU, for each Vessel currently used in their respective businesses, (a) its name, (b) its owner, (c) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered or operated by such party or any of its respective Subsidiaries or Joint Ventures as of the date of the MOU, (d) its class description, (e) the name of its classification society and (f) any and all applicable Chartered Vessel Documents with respect to such Vessel. Except as, individually or in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, Technip or FMCTI or their applicable respective Subsidiaries or Joint Ventures own or are licensed or otherwise have the right to use all Vessels currently used in their respective businesses. Except as, individually or in the aggregate, has not had or would not reasonably expected to have a Material Adverse Effect on FMCTI or Technip, as applicable, each of such Vessels (i) is adequate and suitable for use by, as applicable, Technip or FMCTI or their applicable respective Subsidiaries or Joint Ventures in its business as presently conducted by it, ordinary wear and tear and depreciation excepted; (ii) is seaworthy for hull and machinery insurance warranty purposes; (iii) is insured in accordance with customary industry practice; (iv) is in compliance with any applicable Chartered Vessel Documents covering such Vessel; and (v) is in compliance with all Laws applicable to such Vessel.

ARTICLE V

COVENANTS

Section 5.1. Interim Operations. Each of FMCTI and Technip covenants and agrees as to itself and its respective Subsidiaries that, after the date of the MOU and until the earlier of the FMCTI Effective Time or the termination of this Agreement in accordance with its terms, unless FMCTI (in the case of any action proposed to be taken by Technip or any Subsidiary of Technip) or Technip (in the case of any action proposed to be taken by FMCTI or any Subsidiary of FMCTI) shall otherwise approve in writing (which approval, other than with respect to Section 5.1(b)(iii) and Section 5.1(b)(v), shall not be unreasonably withheld, conditioned or delayed by the party from whom it is requested), and except as required by applicable Law, Self-Regulatory Organization, or as expressly contemplated by this Agreement (including with respect to the Preliminary Transactions and actions that are incidental thereto) or, in the case of Technip, as otherwise set forth in Section 5.1 of the Technip Disclosure Letter or, in the case of FMCTI, as otherwise set forth in Section 5.1 of the FMCTI Disclosure Letter:

(a) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course consistent with past practice and it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve intact its business organization and maintain its existing relations and goodwill with all Governmental Entities (including applicable Regulatory Authorities) and Self-Regulatory Organizations, clients, customers, suppliers, distributors, creditors, lessors, employees, stockholders and other Persons with which it or its Subsidiaries has significant business relations, as applicable;

(b) (i) neither it nor any of its Subsidiaries shall amend or propose to amend, modify, waive, rescind or otherwise change any provisions of its Organizational Documents, whether by merger or otherwise); (ii) neither FMCTI nor Technip, as applicable, shall split, combine or reclassify its outstanding shares of capital stock or other equity interests; (iii) neither it nor any of its Subsidiaries shall declare, set aside or pay any type of dividend or other distribution, whether payable in cash, stock, property or a combination thereof, in respect of any capital stock or other equity interests, as appropriate, other than dividends payable by its direct or indirect wholly owned Subsidiaries to it or another of its direct or indirect wholly owned Subsidiaries in the ordinary and usual course of business and consistent with past practice; (iv) it shall not adopt a plan of merger, consolidation or complete or partial liquidation or resolutions providing for a merger, consolidation or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization; or (v) except (x) for the acquisition by such party of shares of its capital stock or other equity interests in connection with the surrender of such shares by holders of FMCTI Stock Awards or Technip Stock Awards, as applicable, in order to pay the exercise price of such Stock Awards in accordance with the terms of such Stock Awards or (y) for the withholding or disposition of shares of capital stock or other equity interests to satisfy withholding Tax obligations with respect to FMCTI Stock Awards or Technip Stock Awards, as applicable, granted pursuant to the FMCTI Stock Plan and the Technip Stock Plans, as applicable, in accordance with the terms of such Stock Awards, neither it nor any of its Subsidiaries shall repurchase, redeem or otherwise acquire any shares of its or their capital stock or other equity interests, as applicable, or any securities convertible into or exchangeable or exercisable for any shares of its or their capital stock or other equity interests, as applicable;

(c) neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, profits interests, conversion rights, stock appreciation rights, stock-based units (performance based or otherwise), redemption rights, repurchase rights, commitments or rights of any kind to acquire or other rights that relate to or are derivative of any of its or their capital stock, voting securities or other equity interests, or any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with its stockholders on any matter, other than FMCTI Shares or Technip Shares (as applicable) issuable or transferable pursuant to (A) Technip OCÉANEs outstanding prior to the date of the MOU or (B) FMCTI Stock Awards or Technip Stock Awards outstanding on or awarded prior to the date of the MOU or made by FMCTI or Technip, as applicable, after the date of the MOU in accordance with Section 5.1(d), except, in each case, in connection with internal reorganizations entered into in the ordinary and usual course of business solely among such party’s wholly owned Subsidiaries which will not adversely affect the Technip Intended French Tax Treatment or otherwise be reasonably expected to have a material adverse Tax consequence on the Topco Group after the Closing, (ii) incur any indebtedness for borrowed money (including any guarantee of indebtedness) or issue any debt securities, except (x) in connection with refinancings of existing indebtedness for borrowed money upon market terms and conditions or (y) for drawdowns of credit facilities outstanding as of the date of the MOU (or refinancings of such credit facilities permitted under clause (x)) in the ordinary and usual course of business and consistent with past practice; or (iii) make or authorize or commit to any capital expenditures, other than in the ordinary and usual course of business and consistent with past practice;

(d) except as required by applicable Law or the terms of any Benefit Plan or Labor Agreement existing and in effect on the date of the MOU, neither it nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, or materially amend any Benefit Plan, Technip Stock Award, FMCTI Stock Award or any other arrangement that would be a FMCTI Benefit Plan or a Technip Benefit Plan if in effect on the date of the MOU, (ii) increase the salary, wage, bonus, pension, severance, fringe benefits or other compensation payable to any current or former Service Provider or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, other than in the ordinary and usual course of business and consistent with past practice and in a manner which will not adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, (iii) take any action to accelerate the vesting, payment or funding of (A) any compensation or benefits with respect to any current or former Service Provider under any Benefit Plan or (B) any stock option, restricted stock, restricted stock unit or other equity-related award, in each case, except (x) if such accelerated vesting, payment or funding is a result of a termination of employment or service without cause upon or following the consummation of the transactions contemplated by this Agreement or (y) in the ordinary and usual course of business and consistent with past practice and in a manner which will not adversely impact the ability of either of the counsel listed in Section 7.2(e) to render the opinion described in Section 7.2(e) at the expected Merger Effective Date, or (iv) grant any stock option, restricted stock, restricted stock unit, performance stock unit or other equity-based award;

(e) neither it nor any of its Subsidiaries shall establish, adopt, enter into, materially amend or terminate any Labor Agreement;

(f) except with respect to Intellectual Property, neither it nor any of its Subsidiaries shall lease, license, transfer, exchange or swap, mortgage (including securitizations), pledge, abandon or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) any material portion of its assets, including the capital stock or other equity interests of its Subsidiaries, except for (i) dispositions of assets (including the amount of indebtedness assigned in such dispositions) that individually or in the aggregate with all other such dispositions have fair market value of less than $50,000,000, (ii) transactions between it and any of its direct or indirect Subsidiaries or transactions between such Subsidiaries or (iii) the sale of goods in the ordinary and usual course of business consistent with past practice;

(g) neither it nor any of its Subsidiaries shall, except in the ordinary and usual course of business and consistent with past practices, sell, lease, license, transfer, exchange or swap, mortgage (including securitizations) pledge, abandon, allow to lapse or otherwise dispose of any Material Intellectual Property owned by such party or any of its Subsidiaries;

(h) neither it nor any of its Subsidiaries shall acquire or agree to acquire (whether by merger, consolidation, purchase or otherwise) any Person, division or assets, except for acquisitions (x) entered into on an arm’s length basis, (y) the expected gross expenditures and commitments (including the amount of any indebtedness assumed) of which do not exceed $50,000,000 individually or in the aggregate with all other such acquisitions and (z) which are not reasonably likely, individually or in the aggregate, to prevent or materially delay the satisfaction of the conditions set forth in Section 6.1(d);

(i) except for litigation or arbitration addressed in Section 5.7, neither it nor any of its Subsidiaries shall settle or compromise, or offer to settle or compromise (other than any litigation or arbitration brought by FMCTI against Technip or brought by Technip against FMCTI arising out of or relating to this Agreement) any litigation or arbitration if such settlement or compromise (x) would involve individually the payment of money by such party or its Subsidiaries in excess of $10,000,000 or together with all such other settlements or compromises the payment of money by such party or its Subsidiaries in excess of $20,000,000 or (y) would involve any admission of material wrongdoing or include any other material non-monetary remedy, including any material conduct requirement or restriction by such party or its Subsidiaries, except, in the case of each clause (x) and clause (y), in the ordinary and usual course of business consistent with past practice;

(j) neither it nor any of its Subsidiaries shall (x) renew, amend in any material respect or terminate any of its Material Contracts, (y) waive, release or assign any material rights or claims thereunder or (z) enter into or subsequently amend in any material respect any Contract that, if existing on the date of the MOU, would be a Material Contract, except, in each case, as permitted pursuant to Section 5.1(c)(ii) or Section 5.1(d) and, in the case of clause (x), in the ordinary and usual course of business consistent with past practice;

(k) neither it nor any of its Subsidiaries shall make or change any material Tax election, adopt or change any material method of Tax accounting, file any material amended Tax Return or enter into a closing agreement or advance pricing agreement in respect of a material amount of Taxes or settle or compromise any material audit, assessment, notice, Tax claim or proceeding relating to Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of business), or enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law) with respect to a material amount of Taxes, surrender any material right to claim a refund or offset of any Taxes, or change the classification of FMCTI or Technip, as applicable, or any of their Subsidiaries for United States Tax purposes, except, in each case, to the extent otherwise required by Law, required as part of the completion of the Preliminary Transactions or in the ordinary and usual course of business consistent with past practice;

(l) neither it nor any of its Subsidiaries shall make a request for a Tax ruling (other than the French Tax Ruling or any additional ruling request from the French Ministry of Budget having the purpose of obtaining the Technip Intended French Tax Treatment and the transfer to Topco of French Tax losses of the Technip Tax consolidated group, any confirmation requested from Her Majesty’s Revenue and Customs (“HMRC”) as referred to in Section 5.9 or Section 5.11, any additional ruling request from any other Governmental Entity the parties agree is desirable as part of the consummation of the Preliminary Transactions or except as otherwise provided in this Agreement or any schedule to this Agreement);

(m) neither it nor any of its Subsidiaries shall permit any change in its financial accounting principles, policies or practices, except to the extent that any such changes in financial accounting principles, policies or practices shall be required by changes in GAAP or SEC rules and regulations or Regulation S-X of the Exchange Act and, in each case, authoritative interpretations thereof (in the case of FMCTI) or IFRS and authoritative interpretations thereof (in the case of Technip);

(n) neither it nor any of its Subsidiaries shall enter into any Contract that grants “most favored nation” status to any counterparty or any “non-compete” or similar Contract that, in any case, would (or would purport to) materially restrict the business of the Topco Group following the FMCTI Effective Time with respect to engaging or competing in any line of business or in any geographic area;

(o) neither it nor any of its Subsidiaries shall make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary), other than (x) any routine travel, relocation and business advances to employees of it or its Subsidiaries and (y) trade credit to customers, in either case, made in the ordinary and usual course of business consistent with past practice;

(p) neither it nor any of its Subsidiaries shall enter into any material new line of business outside of its existing business segments;

(q) it shall not convene any regular or special meeting (or any adjournment or postponement thereof) of its stockholders other than a (i) stockholder meeting to adopt this Agreement, including the FMCTI Stockholders’ Meeting and the Technip Stockholders’ Meetings, and approve the Mergers and (ii) a regular annual meeting to address matters arising in the ordinary course consistent with past practice other than this Agreement and the Mergers;

(r) neither it nor any of its Subsidiaries shall implement or announce any material plant closing, material reduction in labor force or other material layoff of employees or service providers other than routine employee terminations for cause or following performance reviews in the ordinary and usual course of business and consistent with past practice;

(s) neither it nor any of its Subsidiaries shall enter into, renew, amend or terminate any Contract that, if existing on the date of the MOU, would need to be disclosed on Section 4.21 of the FMCTI Disclosure Letter or Technip Disclosure Letter, as applicable; and

(t) neither it nor any of its Subsidiaries shall authorize or enter into an agreement, arrangement or understanding to do any of the foregoing set forth in Section 5.1(a) through (s) if FMCTI or Technip, as applicable, would be prohibited by the terms of Section 5.1(a) through (s) from doing the foregoing.

Nothing contained in this Agreement shall give (x) Technip, directly or indirectly, the right to control or direct the operations of FMCTI or Topco, or (y) FMCTI or Topco, directly or indirectly, the right to control or direct the operations of Technip, prior to consummation of the Technip Merger and FMCTI Merger, respectively. Prior thereto, each of Technip and its Subsidiaries, on the one hand, and FMCTI and its Subsidiaries (including Topco), on the other hand, shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over their business operations.

Section 5.2. Acquisition Proposals.

(a) Without limiting any of such party’s other obligations under this Agreement, each of FMCTI and Technip agrees that, subject to Section 5.2(b), from and after the date of the MOU until the earlier of the FMCTI Effective Time and the termination of this Agreement in accordance with its terms, (x) neither it nor any of its Subsidiaries nor any of the officers, directors or employees of it or its Subsidiaries (including any member of the FMCTI Board or the Technip Board, as applicable) shall and (y) it shall use its commercially reasonable efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly facilitate or encourage (including by way of furnishing information) any inquiries, discussions or the making, submission or announcement of any proposal, request or offer that constitutes, or could reasonably be expected to lead to or result in, an Acquisition Proposal; (ii) have any discussion with any Person relating to an Acquisition Proposal, engage in, continue or otherwise participate in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; (iii) provide any non-public or confidential information or data or afford access to its books or records or directors, officers, employees or advisors, to any Person in relation to an Acquisition Proposal; (iv) terminate, amend, release, modify, or fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the it or any of its Subsidiaries (other than to the extent the FMCTI Board or Technip Board, as applicable, determines in good faith after consultation with its financial and outside legal advisors that failure to take any such actions under this Section 5.2(a)(iv) would be inconsistent with the directors’ fiduciary duties under applicable Law); (v) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; (vi) approve or recommend, propose publicly to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, business combination agreement, option agreement or other similar agreement with respect to an Acquisition Proposal (any of the preceding in this (vi), an “Alternative Acquisition Agreement”); (vii) take any action with the intent to make the provisions of any Takeover Law inapplicable to any transactions contemplated by any Acquisition Proposal or (viii) propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

(b) Notwithstanding anything in this Agreement to the contrary, (I) each of FMCTI and Technip and the FMCTI Board and Technip Board, respectively, shall be permitted to make such disclosure as necessary to (x) in the case of FMCTI, comply with applicable U.S. Law, including Rule 14d-9 and Rule 14e-2 of the Exchange Act and (y), in the case of Technip, comply with applicable French Law, including the General Regulations (Règlement général) of the AMF, provided that, neither clause (x) nor clause (y) will in any way eliminate or modify the effect that any such action would otherwise have under this Agreement and (II) if at any time following the date of the MOU and (x) in the case of FMCTI, prior to the receipt by FMCTI of the FMCTI Requisite Vote and (y) in the case of Technip, prior to the receipt by Technip of the Technip Requisite Vote, (i) FMCTI or Technip, respectively, has received a bona fide Acquisition Proposal from a third party that was not received or obtained in violation of this Section 5.2, which the FMCTI Board or the Technip Board, respectively, determines in good faith (after consultation with its outside legal counsel and financial advisors) constitutes, or could reasonably be expected to lead to, a Superior Proposal and (ii) the FMCTI Board or the Technip Board, respectively, determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, then FMCTI or Technip, as applicable, may (A) furnish nonpublic information to such Person that has delivered such bona fide Acquisition Proposal and (B) engage in discussions or negotiations with such Person with respect to the Acquisition Proposal; provided, that (1) prior to so furnishing such information or engaging in any such discussion or negotiations, as the case may be, the applicable party receives from such Person an executed confidentiality and standstill agreement with confidentiality and standstill terms no less restrictive, in the aggregate, than those contained in the Confidentiality Agreement and (2) any non-public information concerning FMCTI or Technip, as applicable, provided or made available to such Person shall, to the extent not previously provided or made available to Technip or FMCTI, as applicable, be provided or made available to such party under the Confidentiality Agreement as promptly as reasonably practicable (and in no event later than twenty-four (24) hours) after it is provided or made available to such Person.

(c) From and after the date of the MOU, FMCTI or Technip, as applicable, shall promptly (and in any event within twenty-four (24) hours), notify the other party in writing in the event that it, one of its Subsidiaries or any of its Representatives receives (i) any Acquisition Proposal, (ii) any request for non-public information relating to such party or any of its Subsidiaries, other than requests for information in the ordinary and usual course of business and consistent with past practice and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. FMCTI or Technip, as applicable, shall notify the other party in writing promptly (and in any event within twenty-four (24) hours) of the identity of such Person and provide an unredacted copy of such Acquisition Proposal, indication, inquiry or request (or, where no such copy is available, a reasonably detailed description of such Acquisition Proposal, indication, inquiry or request) including any debt financing materials related thereto, if any. Subject to applicable Law, FMCTI or Technip, as applicable, shall keep the other party reasonably informed on a current basis of the status of any Acquisition Proposal, indication, inquiry or request, and any material developments, discussions and negotiations related thereto. FMCTI and Technip shall not, and shall cause their respective Subsidiaries and Representatives not to, enter into any Contract that would prohibit FMCTI or Technip, as applicable, from providing the information required by Section 5.2(c).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to the earlier of (i)(x) in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and (y) in the case of Technip, receipt by Technip of the Technip Requisite Vote, and (ii) the termination of this Agreement in accordance with its terms, the FMCTI Board shall be entitled to effect a Change in FMCTI Recommendation and the Technip Board shall be entitled to effect a Change in Technip Recommendation, in each case, (A) if such party receives a Superior Proposal (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 5.2(e) or (f), as applicable) or (B) in response to an Intervening Event (after having complied with, and giving effect to all of the adjustments which may be offered by the other party pursuant to, Section 5.2(e) or (f), as applicable); provided, however, that, in each case referred to in the foregoing clauses (A) and (B), the FMCTI Board shall be entitled to effect a Change in FMCTI Recommendation or the Technip Board shall be entitled to effect a Change in Technip Recommendation, in each case, only to the extent such Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such a Change in FMCTI Recommendation or Change in Technip Recommendation, as applicable, would be inconsistent with its fiduciary duties under applicable Law.

(e) The FMCTI Board shall not be entitled to effect a Change in FMCTI Recommendation unless (i) FMCTI has not breached this Section 5.2(e) in any material respect, (ii) FMCTI has provided Technip with a written notice (the “FMCTI Change in Recommendation Notice”) that FMCTI intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the FMCTI Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following Technip’s receipt of the FMCTI Change in Recommendation Notice, FMCTI shall, and shall cause its Representatives to, negotiate with Technip in good faith (to the extent Technip desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the FMCTI Board (consistent with its fiduciary duties under applicable Law) to not make a Change in FMCTI Recommendation; and (iv) following the end of the five (5) Business Day period, the FMCTI Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by Technip in response to the FMCTI Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the FMCTI Change in Recommendation Notice continues to constitute a

Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Change in FMCTI Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new FMCTI Change in Recommendation Notice and FMCTI shall be required to comply again with the requirements of this Section 5.2(e).

(f) The Technip Board shall not be entitled to effect a Change in Technip Recommendation unless (i) Technip has not breached this Section 5.2(f) in any material respect, (ii) Technip has provided FMCTI with a written notice (the “Technip Change in Recommendation Notice”) that Technip intends to take such action, which notice includes, as applicable, (x) an unredacted copy of the Superior Proposal that is the basis of such action (including the identity of the third party making the Superior Proposal and any debt financing materials related thereto, if any) and written notice of the material terms of the Superior Proposal which enabled the Technip Board to make the determination that the Acquisition Proposal is a Superior Proposal, or (y) a reasonably detailed summary of the Intervening Event that is the basis of such action, (iii) during the five (5) Business Day period following FMCTI’s receipt of the Technip Change in Recommendation Notice, Technip shall, and shall cause its Representatives to, negotiate with FMCTI in good faith (to the extent FMCTI desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal or, with respect to an Intervening Event, as would permit the Technip Board (consistent with its fiduciary duties under applicable Law) to not make a Change in Technip Recommendation; and (iv) following the end of the five (5) Business Day period, the Technip Board shall have determined in good faith, after consultation with its financial and outside legal advisors, taking into account any changes to this Agreement proposed in writing by FMCTI in response to the Technip Change in Recommendation Notice or otherwise, that the Superior Proposal giving rise to the Technip Change in Recommendation Notice continues to constitute a Superior Proposal or, as applicable, with respect to the Intervening Event, that its fiduciary duties under applicable Law continue to require it to make such a Technip Change in Recommendation. Any amendment to the financial terms or any other material amendment of such Superior Proposal or any material change to the facts and circumstances relating to an Intervening Event, as applicable, shall require a new Technip Change in Recommendation Notice and Technip shall be required to comply again with the requirements of this Section 5.2(f).

(g) Any violation of the restrictions by any Subsidiaries of FMCTI or Technip or either party’s respective Representatives or its Subsidiaries’ Representatives provided in this Section 5.2 shall be deemed to be a breach of this Section 5.2 by FMCTI or Technip, as applicable; provided that in no event shall any such breach by a party’s or its Subsidiaries’ Representatives (other than its officers, directors or employees) be deemed in and of itself to constitute a willful and material breach by such party.

(h) Each of FMCTI and Technip agrees that it will, and will cause its Representatives and its Subsidiaries and such Subsidiaries’ Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of the MOU with any Persons conducted heretofore with respect to any Acquisition Proposal (or that could reasonably be expected to lead to an Acquisition Proposal), and request that any such Person promptly return and destroy (and confirm destruction of) all non-public information. Each of FMCTI and Technip agrees that it will use commercially reasonable efforts to promptly inform its Representatives of the obligations undertaken in this Section 5.2. Nothing in this Section 5.2 shall (x) permit FMCTI or Technip to terminate this Agreement (except as specifically provided in Article VII hereof), or (y) affect any other obligation of FMCTI or Technip under this Agreement, except as otherwise expressly set forth in this Agreement. Unless this Agreement shall have been earlier terminated, neither FMCTI nor Technip shall submit to the vote of its stockholders any Acquisition Proposal (other than the Mergers).

Section 5.3. Preparation of Cross-Border Merger Terms, Registration Statement, Information Document, NYSE Listing Application and EU Listing Applications; Publications; Stockholders’ Meetings; Recommendation.

(a)

(i) As promptly as practicable after the date of the MOU, the parties shall prepare or cause to be prepared the Cross-Border Merger Terms for the approval by the Technip Board and the Topco Board in accordance with English Law and French Law, as applicable. The Cross-Border Merger Terms shall be in English and French and set out the terms of the Technip Merger on the terms and subject to the conditions set forth in this Agreement, and shall include such other provisions consistent with this Agreement as may be required under the UK Merger Regulations and the French Merger Regulations or to the extent customary or legally required for transactions of the type of the Technip Merger under English Law and French Law, and any other applicable law in the European Economic Area (“EEA”), as applicable. To the extent of any inconsistency between this Agreement and the Cross-Border Merger Terms, the Cross-Border Merger Terms shall be amended or modified so as to conform to this Agreement, subject to mandatory provisions of English Law and French Law, and any other applicable EEA law, as applicable.

(ii) As promptly as practicable following the finalization of the Cross-Border Merger Terms, and in accordance with all applicable Law, the Technip Board and the Topco Board, as well as the sole stockholder of Topco, shall approve the Cross-Border Merger Terms and the transactions contemplated thereby. Contemporaneously with the filing and publishing of the Information Document pursuant to Section 5.3(b), the parties shall (A) publish the relevant information (i.e., as required by Article R. 236-15 of the French Code de Commerce) concerning the Cross-Border Merger Terms (or their translation into French language) in a Paris Gazette (journal habilité à recevoir des annonces légales), the Bulletin officiel des annonces civiles et commerciales and the Bulletin d’annonces légales obligatoires in France, and cause the Cross-Border Merger Terms to be filed with the Clerk of the Commercial Court of Paris (greffe du Tribunal de Commerce de Paris) and (B) apply to the English Court for an order convening a meeting of the stockholders of Topco in accordance with Regulation 11 of the UK Merger Regulations to approve the Cross-Border Merger Terms (the “Topco Stockholders’ Meeting”) and file with the Registrar in compliance with Regulation 12 of the UK Merger Regulations a copy of such court order and the Cross-Border Merger Terms, together with, if required, a report from the directors of Topco compliant with Regulation 8 of the UK Merger Regulations, which report shall have been approved and adopted by the Topco board of directors in accordance with English Law, and the Technip

Expert Report, and which filing shall be made not less than two (2) months before the date of the Topco Stockholders’ Meeting and in sufficient time for a notice of the Topco Stockholders’ Meeting to be published in the London Gazette by the Registrar not later than the date that is at least one month before the date of the Topco Stockholders’ Meeting ((A) and (B) collectively, the “Merger Terms Publication”). Following the Merger Terms Publication, Technip or Topco, as applicable, shall promptly notify FMCTI or Technip, as applicable, upon receipt of notice of any pending or threatened opposition rights proceeding initiated by any creditors or holders of bonds (obligations), whether or not redeemable or convertible, or warrants (collectively, “Creditors”) of Technip or Topco pursuant to French Law or English Law (whether during the one-month period following the Merger Terms Publication or otherwise). Such notice shall describe in reasonable detail the nature of such opposition rights proceeding. With respect to any such opposition rights proceeding, Section 5.7 shall apply mutatis mutandis.

(b) As promptly as practicable after the date of the MOU, the parties shall prepare and Topco shall file with the SEC a registration statement on Form S-4 (together with any supplements or amendments thereto, the “Registration Statement”) to register the offer and sale of Topco Shares pursuant to the Mergers, as applicable, Topco Shares underlying the Topco Stock Awards and, if applicable, Topco Shares to be issued in case of conversion of the Technip OCÉANEs. The Registration Statement will include a proxy statement/prospectus (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) to be used for the FMCTI Stockholders’ Meeting to approve and adopt this Agreement and the FMCTI Merger (as well as the issuance of Topco Shares in the Mergers). Technip and FMCTI each shall use commercially reasonable efforts to cause the Registration Statement to become effective as promptly as practicable following such filing (including by responding to comments of the SEC), and shall also use its commercially reasonable efforts to satisfy prior to the effective date of the Registration Statement any applicable United States, English, French, foreign or state securities Laws in connection with the issuance of Topco Shares pursuant to the Mergers. After the execution of this Agreement and as promptly as reasonably practicable in accordance with applicable Law: (x) Technip and FMCTI shall prepare and Technip shall file and publish as may be required by the AMF and in accordance with applicable French Law and present to the Technip Extraordinary Stockholders’ Meeting, an information document (document d’information) relating to the Technip Merger, which shall include a report of the Technip Board, compliant with French Law, describing the Technip Recommendation and include the Technip Expert Report (together with any amendments thereof or supplements thereto, the “Information Document”); (y) the parties shall prepare and Topco shall file with the NYSE a listing application (together with any amendments or supplements thereto, the “NYSE Listing Application”) for the listing of Topco Shares, including Topco Shares underlying Topco Stock Awards and Topco Shares to be issued in case of conversion of the Technip OCÉANEs, on the NYSE; and (z) FMCTI and Technip shall prepare, and Topco shall seek approval of and submit, for the purpose of admission of Topco Shares, including Topco Shares underlying Topco Stock Awards and Topco Shares to be issued in case of conversion of the Technip OCÉANEs, to listing on the regulated market of Euronext Paris and, if required by applicable Law, any offer of securities in any member state of the EEA, (i) a listing (and, if applicable, offering) prospectus (together with any amendments or supplements thereto, the “Admission Prospectus”)

to the Competent Regulator in accordance with applicable Law, (ii) an application to the Competent Regulator for notification of the Admission Prospectus and “passport” procedure of the Admission Prospectus to applicable jurisdictions within the EEA, and (iii) an application to Euronext Paris for admission to listing on the regulated market of Euronext Paris (the applications referenced in clauses (ii) and (iii), together with any amendments or supplements thereto, collectively the “EU Listing Applications”). Each party and its Subsidiaries shall prepare and furnish all information (including any financial statements required by and prepared and audited (if applicable) in accordance with applicable Law) concerning itself as may reasonably be requested in connection with such actions and the preparation of the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications, provided that no party shall use any such information for any other purpose without the prior written consent of the other parties (which consent shall not be unreasonably withheld, conditioned or delayed) or if doing so would violate or cause a violation of United States, English, French or other applicable securities Laws. Each of FMCTI and Technip authorizes Topco to utilize in the Registration Statement, the Information Document, the Admission Prospectus and in all such filed materials the information concerning FMCTI and its Subsidiaries and Technip and its Subsidiaries furnished by each of FMCTI and Technip, respectively. Each party shall provide the other parties with a reasonable opportunity to review the Registration Statement, the Proxy Statement/Prospectus, the Information Document, Admission Prospectus, NYSE Listing Application and EU Listing Application, and any amendment or supplement thereto (which comments shall be reasonably considered by the party making such filing) prior to their filing. No filing of, or amendment or supplement to, such document shall be made by Topco, Technip or FMCTI, without the prior consent of Technip and FMCTI, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed). Topco shall use its commercially reasonable efforts to obtain the approval of the Admission Prospectus by the Competent Regulator as promptly as reasonably practicable and to procure that the Competent Regulator provides, to the extent required under applicable Law, to any relevant competent authorities a certificate of approval and other documentation required under the EU Prospectus Directive (Directive 2003/71/EC), as amended, for the Admission Prospectus to be, to the extent required under applicable Law, “passported” into any relevant member states of the European Union. Subject to applicable Law, the parties agree that the information relating to the parties and their respective businesses included in the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications shall be identical in terms of content to the greatest extent practicable and necessary. The parties agree to correct promptly any information provided by it for use in the Registration Statement, the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications if and to the extent that such information shall have become incorrect or misleading in any material respect or as otherwise required by applicable Law. Topco shall promptly advise Technip of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of Topco Shares for offering or sale in any jurisdiction, and each of the parties shall, subject to Section 5.5, use its commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff, the Competent Regulator or their employees, or any comments from any other Governmental Entity and of any request by the

SEC or its staff, the Competent Regulator or their employees or any request by any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement/Prospectus, the Information Document, Admission Prospectus, NYSE Listing Application or EU Listing Application, or for additional information, and will supply each other with copies of all correspondence between any FMCTI, Technip or Topco, as applicable, or any of their respective Representatives, and the SEC or its staff, the Competent Regulator or their employees, or any other Governmental Entity with respect to the foregoing documents and applications, in each case to the extent permitted by applicable Law. The parties acknowledge and agree that the directors of Topco, and each person who has agreed to become a director of Topco, will be required to take responsibility for the Admission Prospectus in accordance with, and solely to the extent required by, applicable Law.

(c) Each of the parties shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder (the “Securities Act”), the Exchange Act, any applicable French, English or other non-United States securities Laws or any applicable state securities or “blue sky” laws and the rules and regulations thereunder, in connection with the transactions contemplated by this Agreement and the issuance and listing of Topco Shares.

(d) FMCTI will take, in accordance with applicable Law, the applicable rules and regulations of the SEC and the NYSE and the FMCTI Organizational Documents, all action necessary to convene a meeting of its stockholders (the “FMCTI Stockholders’ Meeting”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or English Law and (y) the date the Registration Statement is declared effective. Unless a Change in FMCTI Recommendation has been made in accordance with by this Agreement, the FMCTI Board shall make the FMCTI Recommendation and include the FMCTI Recommendation in the Proxy Statement/Prospectus. FMCTI shall, unless a Change in FMCTI Recommendation has been made in accordance with this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure FMCTI’s stockholders’ approval thereof. In the event that on or subsequent to the date of the MOU and prior to the FMCTI Stockholders’ Meeting (including any adjournment thereof), the FMCTI Board determines either to make no recommendation for the FMCTI Merger, or to withdraw, modify or qualify its recommendation for the FMCTI Merger in a manner that is adverse to Technip (including by failing (A) to recommend against any Acquisition Proposal (or any material modification thereto) within ten (10) Business Days after commencement of such offer (or such material modification) or (B) to promptly confirm the FMCTI Recommendation within ten (10) Business Days after a written request by Technip) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in FMCTI Recommendation”), which Change in FMCTI Recommendation shall be made only in accordance with Section 5.2(d), then Technip shall have a right to terminate this Agreement in accordance with Section 7.4(a). Any Change in FMCTI Recommendation shall not limit or modify the obligation of FMCTI to present this Agreement for adoption at the FMCTI Stockholders’ Meeting pursuant to this Section 5.3(d), and, if this Agreement is not otherwise terminated by either FMCTI or Technip in accordance with the terms hereof, this Agreement and the transactions contemplated hereby shall be submitted to the stockholders of FMCTI at the FMCTI Stockholders’ Meeting for the purpose of obtaining the FMCTI Requisite Vote.

(e) Technip will take, in accordance with applicable Law, the applicable rules and regulations of the AMF and Euronext Paris and the Technip Organizational Documents, all action necessary to convene a special general meeting of its stockholders entitled to double voting rights (the “Technip Special Stockholders’ Meeting”) and an extraordinary general meeting of its stockholders (the “Technip Extraordinary Stockholders’ Meeting” and together with the Technip Special Stockholders’ Meeting, the “Technip Stockholders’ Meetings”) as promptly as practicable after the later of (x) the expiration of any Creditor rights opposition period following the Merger Terms Publication under French Law or English Law and (y) the date the Registration Statement is declared effective. Unless a Change in Technip Recommendation has been made in accordance with this Agreement, the Technip Board shall make the Technip Recommendation and include the Technip Recommendation in the Information Document. Technip shall, unless a Change in Technip Recommendation has been made in accordance with this Agreement, use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement and to take all other action reasonably necessary or advisable to secure Technip’s stockholders’ approval thereof. In the event that on or subsequent to the date of the MOU and prior to the Technip Extraordinary Stockholders’ Meeting (including any adjournment thereof), the Technip Board determines either to make no recommendation for the Technip Merger, or to withdraw, modify or qualify its recommendation for the Technip Merger in a manner that is adverse to FMCTI (including by failing (A) to recommend against any Acquisition Proposal within ten (10) Business Days after the “déclaration de conformité” of the AMF in respect of such offer or (B) to promptly confirm the Technip Recommendation within ten (10) Business Days after a written request by FMCTI) (such determination not to make a recommendation or any such withdrawal, modification or qualification, a “Change in Technip Recommendation”), which Change in Technip Recommendation shall be made only in accordance with Section 5.3(e), then FMCTI shall have a right to terminate this Agreement in accordance with Section 7.3(a). Any Change in Technip Recommendation shall not limit or modify the obligation of Technip to present the removal of the double voting rights for approval at the Technip Special Stockholders’ Meeting and the Technip Merger for approval at the Technip Extraordinary Stockholders’ Meeting pursuant to this Section 5.3(e), and, if this Agreement is not otherwise terminated by either FMCTI or Technip in accordance with the terms hereof, the removal of the double voting rights shall be submitted to the stockholders of Technip entitled to double voting rights at the Technip Special Stockholders’ Meeting and the Cross-Border Merger Terms and the transactions contemplated thereby and by this Agreement shall be submitted to the stockholders of Technip at the Technip Extraordinary Stockholders’ Meeting, for the purpose of obtaining the Technip Requisite Vote. In furtherance and without limitation of the foregoing, Technip shall not terminate, waive, amend or modify any provision of any Shareholder Letter without FMCTI’s prior written consent.

(f) FMCTI and Technip shall each use their commercially reasonable efforts to cause the FMCTI Stockholders’ Meeting and the Technip Extraordinary Stockholders’ Meeting to be held on the same date. Technip shall use its commercially reasonable efforts to cause the Technip Special Stockholders’ Meeting to be held prior to and on the same date as the Technip Extraordinary Stockholders’ Meeting. Notwithstanding the foregoing, (i) after the FMCTI Stockholders’ Meeting has been convened, FMCTI shall, upon the request of Technip (and FMCTI may, if Technip does not make such request) adjourn the FMCTI Stockholders’ Meeting on one or more occasions to the extent necessary to achieve the required quorum and solicit additional proxies in order to obtain the FMCTI Requisite Vote, for such time period as determined by Technip (or, if Technip does not make such request, as determined by FMCTI), (ii) after the Technip Extraordinary Stockholders’ Meeting has been convened, the Technip Board shall, upon the request of FMCTI (and Technip may, if FMCTI does not make such request) adjourn the Technip Extraordinary Stockholders’ Meeting on one or more occasions to the extent necessary to achieve the required quorum and solicit additional proxies in order to obtain the Technip Requisite Vote, for such time period as determined by FMCTI (or, if FMCTI does not make such request, as determined by Technip) and (iii) if FMCTI adjourns the FMCTI Stockholders’ Meeting in accordance with clause (i) or Technip adjourns the Technip Extraordinary Stockholders’ Meeting in accordance with clause (ii), Technip and FMCTI, respectively, may adjourn the Technip Stockholders’ Meetings and the FMCTI Stockholders’ Meeting to the date to which the FMCTI Stockholders’ Meeting or Technip Extraordinary Stockholders’ Meeting has been adjourned; provided, however that, in each case, (x) such adjournment shall not exceed fifteen days for each such adjournment, (y) the FMCTI Stockholders’ Meeting or the Technip Extraordinary Stockholders’ Meeting, as applicable, shall not be adjourned without the written approval of both FMCTI and Technip by more than forty-five (45) days in the aggregate from the date on which the FMCTI Stockholders’ Meeting or Technip Extraordinary Stockholders’ Meeting, as applicable, was originally convened and (z) for the avoidance of doubt, except as provided in clause (iii) above, no such adjournment shall be permitted if FMCTI or Technip, as applicable, shall have received at the applicable Stockholders’ Meeting an aggregate number of proxies necessary to obtain the FMCTI Requisite Vote or the Technip Requisite Vote, as applicable, which have not been withdrawn, such that the condition in Section 6.1(a) would be satisfied (with respect to FMCTI or Technip, as applicable) if a vote were taken at the applicable Stockholders’ Meeting.

Section 5.4. Expert Report and Pre-Merger Certificates.

(a) Report on Technip Merger Consideration. Technip and Topco shall apply to the applicable courts to appoint one or two eligible accounting firms (each, an “Accounting Firm”) to issue a report complying with applicable provisions of English Law and French Law (including the relevant provisions of the UK Merger Regulations and the French Merger Regulations) regarding the fairness of the Technip Merger Consideration, taking into account the entirety of the transactions contemplated by this Agreement, including the FMCTI Merger (the “Technip Expert Report”), or, if required by a mandatory provision of English Law or French Law, another reputable accounting firm appointed by the applicable court upon request of Technip or Topco, to issue a report complying with applicable provisions of English Law and French Law regarding the Technip Merger Consideration, each in accordance with applicable provisions of English and French Law (including AMF regulations and recommendations). Technip and FMCTI shall each use commercially reasonable efforts to cooperate with the Accounting Firm in order to obtain a favorable report on the Technip Merger Consideration and, in the event that the Accounting Firm provides, or indicates an intention to provide, an unfavorable report, work in good faith with the Accounting Firm to seek to address the auditors’ concerns with a view to obtaining a favorable report for a period of at least thirty (30) days unless the Accounting Firm has advised the parties finally that it will be unable to provide a favorable report.

(b) Pre-Merger Certificates. Technip and Topco shall use their respective reasonable best efforts to satisfy the pre-merger requirements as set out in the UK Merger Regulations (including the requirements as further specified in Section 5.3) and French Merger Regulations (including the requirements as further specified in Section 5.3 and the filing of a pre-merger conformity statement (déclaration de conformité des actes et des formalités préalables à une fusion transfrontalière) with the Registrar of Companies in Paris (Registre du commerce et des sociétés du tribunal de commerce de Paris) as promptly as practicable following the Merger Terms Publication in France) and to obtain, and to take such action as is necessary to obtain (i) from the Clerk of the Paris Commercial Court (greffe du Tribunal de Commerce de Paris), a “pre-merger” certificate (such certificate being the attestation de conformité pursuant to Articles L. 236-29 and R. 236-17 of the French Code de Commerce) attesting to the proper completion of the pre-merger acts and formalities under French Law, and (ii) an order from the English Court attesting to the proper completion of the pre-merger acts and formalities under English Law in accordance with Regulation 6 of the UK Merger Regulations (together, the “Pre-Merger Certificates”). Following receipt of the Pre-Merger Certificates, Technip and Topco will comply with all necessary acts, formalities and filing requirements under English Law and French Law.

Section 5.5. Reasonable Best Efforts; Regulatory Filings and Other Actions.

(a) Reasonable Best Efforts; Regulatory Filings. Other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Law to obtain the Technip Merger Order and consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable, including (i) promptly making all necessary applications under, and otherwise satisfying the requirements of, the UK Merger Regulations, as promptly as practicable after the receipt of the Pre-Merger Certificates and the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing), (ii) preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, authorizations and other Permits (including the Competition Approvals and all approvals and consents to be obtained from the Regulatory Authorities) (collectively, “Consents”) necessary or advisable to be obtained from any Governmental Entity or any Self-Regulatory Organization in order to consummate the transactions contemplated by this Agreement, (iii) using their reasonable best efforts to resolve objections as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including the defending of any lawsuits or other legal proceedings, whether judicial or administrative or otherwise, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order or preliminary injunction entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Among other things, in connection with obtaining any Consent from a Governmental Entity that is necessary to be obtained in order to consummate the transactions contemplated by this Agreement, the foregoing shall, subject to the following sentence, require the parties to agree to sell or hold separate and agree to sell, or take any other action (including agreeing and consenting to (x) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (y) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements) with respect to, before or after the FMCTI Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable (or agreeing to consent to any such sale, or agreement to sell, by Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable and as the case may be, of any of its assets or businesses). However, no party shall, in connection with the obligations imposed by this Section 5.5(a), (x) be required to take any action if such action (I) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on FMCTI or Technip or (II) is not conditioned on the consummation of the Mergers or (y) take any action without the other party’s prior written consent (which consent shall not be withheld, conditioned or delayed if doing so would be inconsistent with such party’s obligations under this Section 5.5(a)). Notwithstanding anything in this Agreement to the contrary, the parties agree to make, or cause to be made, the commitments set forth in Section 5.5(a) of the FMCTI Disclosure Letter and Technip Disclosure Letter (for the avoidance of doubt, including in connection with obtaining the MINEFI Clearance).

(b) Prior Review of Certain Information. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip shall provide the other party and/or its counsel with a reasonable advance opportunity to review and comment upon and consider in good faith the views of the other party in connection with all submissions, filings or communications (and the documents submitted therewith) intended to be submitted to, any Governmental Entity or any Self-Regulatory Organization, in connection with the Mergers and the other transactions contemplated by this Agreement. Each of the parties agrees not to participate independently in any meeting with any Governmental Entity or any Self-Regulatory Organization in connection with the Mergers and other transactions contemplated by this Agreement and shall provide the other party with reasonable advance notice of the meeting and the opportunity to participate in any meeting unless prohibited by applicable Law or the Governmental Entity or Self-Regulatory Organization, as applicable. Subject to applicable Law, FMCTI and Technip shall keep each other apprised of all correspondence and discussions with any Governmental Entity or any Self-Regulatory Organization in respect of any filings, investigation or other inquiry in connection with the transactions contemplated hereby.

(c) Furnishing of Information. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip each shall promptly furnish the other with a copy of all notices or other communications received or provided by FMCTI or Technip, as the case may be, from or to any Governmental Entity or any Self-Regulatory Organization, and will furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any statement, submission, filing, notice or application made by or on behalf of the parties or any of their respective Subsidiaries to any Person and/or any Governmental Entity or any Self-Regulatory Organization in connection with the Mergers and the other transactions contemplated by this Agreement.

(d) Status Updates and Notice. Subject to applicable Law and other than with respect to the CFIUS Clearance (which is covered in Section 5.19) and the MINEFI Clearance (which is covered in Section 5.20), FMCTI and Technip each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with (i) written notice of the occurrence, or non-occurrence, of any event that would reasonably be expected to cause any condition to the obligations of any party to effect the Mergers not to be satisfied; (ii) written notice of the breach by a party of, or any other failure of a party to comply with or satisfy any, representation, warranty, covenant, condition or agreement made, or to be complied with or satisfied, by it pursuant to this Agreement which would reasonably be expected, individually or in the aggregate, to result in any condition to the obligations of any party to effect the Mergers not to be satisfied (provided, however, that the delivery of any notice pursuant to this Section 5.5(d) shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice); and (iii) copies of notices or other communications received by FMCTI or Technip, as the case may be, or any of their respective Subsidiaries, from any Person and/or any Governmental Entity or any Self-Regulatory Organization, with respect to such transactions; provided that a good-faith failure to comply with the foregoing clauses (i)-(iii) shall itself not constitute a material breach or failure of a condition unless the underlying change or event shall also constitute a material breach or failure. FMCTI and Technip shall regularly review with each other the progress of any filings, investigation or other inquiry by a Governmental Entity or any Self-Regulatory Organization, and discuss with each other the scope, timing and tactics of any such actions in relation thereto with a view to obtaining approval or Consent from (or expiration or termination of any applicable waiting period with regard to or any investigation by) the applicable Governmental Entity or Self-Regulatory Organization at the earliest reasonable opportunity.

(e) Treatment of Sensitive/Privileged Information. Notwithstanding anything to the contrary contained herein, for any information exchanged under this Section 5.5, it is understood that FMCTI and Technip may, as each deems necessary, reasonably designate any competitively sensitive material provided to the other party under this Section 5.5 or any subsection thereof as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials (FMCTI or Technip, as the case may be) or its legal counsel; provided, further, that materials provided to the other party pursuant to this Section 5.5 or any subsection thereof may be redacted (i) to remove references concerning the valuation of the transactions contemplated hereby and (ii) as necessary to address reasonable privilege concerns. The parties agree to take information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.5 in a manner so as to preserve the applicable privilege.

Section 5.6. Access. From the date of the MOU to the consummation of the FMCTI Merger, the parties shall, and shall cause each of their respective Subsidiaries, and shall direct and use commercially reasonable efforts to cause their respective directors, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor) and other authorized agents, intermediaries, or third party representatives that act or perform services for or on behalf of such Party (“Representatives”) to: (a) provide to each other and their respective Representatives, upon prior written notice, reasonable access, during normal business hours in such a manner as not to unreasonably interfere with the operation of any business conducted by it, to its officers, employees, properties, offices, other facilities and books and records; and (b) furnish promptly such information concerning its business, properties, contracts, assets and liabilities as the parties or their respective Representatives may reasonably request; provided, however, that each party shall not be required to (or to cause any of their respective Subsidiaries or Representatives to) afford such access or furnish such information (i) to the extent that it reasonably believes in good faith that doing so would: (A) result in the loss of attorney-client privilege; (B) violate any of its obligations with respect to confidentiality to any third party or otherwise breach, contravene or violate any then effective Contract to which it is party; or (C) breach, contravene, violate or result in liability under any applicable Law (including any antitrust or competition Law) (it being agreed that the parties shall use their respective commercially reasonable efforts to reduce the scope of or eliminate the applicable restriction) or (ii) if FMCTI or Topco or any of their affiliates, on the one hand, and Technip or any of its affiliates, on the other hand, are adverse parties in any legal proceeding or action, to the extent that is reasonably pertinent to such proceeding or action; provided, further that neither party nor any of its Representatives shall be permitted to conduct intrusive environmental investigations, including of the air, water, soil, sediments, building materials or other environmental media of or at properties, offices or facilities of the other party, without the prior written consent of the other party. The parties shall, and shall cause each of their respective Subsidiaries and shall direct and use commercially reasonable efforts to cause their respective Representatives to, hold all information provided or furnished pursuant to this Section 5.6 confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.7. Transaction Litigation. Without limiting the parties’ obligations under Section 5.5, each of FMCTI and Technip shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party or its officers or directors relating to the Mergers and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties’ obligations under Section 5.5, each of FMCTI and Technip shall reasonably cooperate, shall cause their respective Subsidiaries to reasonably cooperate, and shall use its commercially reasonable efforts to cause its Representatives to reasonably cooperate, in the defense against such litigation.

Section 5.8. Publicity. The initial press release regarding this Agreement and the Mergers shall be a joint press release mutually agreed by FMCTI and Technip. Thereafter through the consummation of the FMCTI Merger, none of the parties hereto shall issue or cause the publication of any press release or other public announcement concerning this Agreement, the Mergers or the other transactions contemplated hereby without the prior consultation and consent of the other parties hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or by obligations pursuant to any listing agreement with the NYSE or Euronext Paris, as applicable, or by any Governmental Entity with jurisdiction over such party, in which case the party required to make such publication or announcement shall consult in advance with the other parties hereto to the extent reasonably practicable. For the avoidance of doubt, the provisions of this Section 5.8 do not apply to any announcement, document or publication in connection with an Acquisition Proposal, Superior Proposal, Intervening Event, FMCTI Change of Recommendation or Technip Change of Recommendation, or litigation or arbitration among the parties with respect to this Agreement or the transactions contemplated hereby, as applicable.

Section 5.9. Certain Tax Matters.

(a) Each of the parties shall use each of their respective reasonable best efforts and take such reasonable actions to obtain such Tax clearances as are required under Section 5.11, the French Tax Ruling and the Tax opinion described in Section 6.3(e), including by (i) not taking any action that such party knows is reasonably likely to prevent such qualification or to prevent the obtaining of such Tax clearances, Tax ruling or Tax opinions, (ii) negotiating and executing such amendments to this Agreement as may be reasonably required in order to obtain such qualification or Tax clearances or otherwise to make provision for the issuance, delivery and/or future trading of the Topco Shares and/or any other securities of Topco in a United Kingdom stamp duty and stamp duty reserve tax efficient manner (it being understood that no party will be required to agree to any such amendment), and (iii) timely filing a complete Tax ruling request (demande d’agrément) with the French Ministry of Budget in accordance with the provisions of Articles 210 B-3, 210 C-2 and 1649 nonies of the French Tax Code (the “French Tax Ruling”). Each of the parties shall use its respective reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations and covenants made to Tax counsel in furtherance of such Tax opinion.

(b) If either party is, or should reasonably become, aware of any fact or circumstance that such party may reasonably expect would cause the representation in Section 4.11(i) to be untrue at the Merger Effective Date, then such party shall promptly notify the other parties. The parties agree to execute certificates containing appropriate representations at such time or times as may be reasonably requested by Tax counsel that are in form and substance acceptable to such counsel, including certificates substantially in the form set forth in Section 5.9(b) of the FMCTI Disclosure Letter and Section 5.9(b) of the Technip Disclosure Letter, in connection with such counsel’s delivery of an opinion or opinions rendered in connection with the Transactions including the opinions of Latham & Watkins LLP and Davis Polk & Wardwell LLP described in Section 7.2(e). The parties shall cooperate and use reasonable best efforts to obtain the opinions of Latham & Watkins LLP and Davis Polk & Wardwell LLP described in Section 7.2(e). Subject to Section 5.9(b) of the FMCTI Disclosure Letter and Section 5.9(b) of the Technip Disclosure Letter, each of the parties shall use each of their respective reasonable best efforts and take such reasonable actions to cause the Transactions to qualify for the opinions set forth in Section

7.2(e), including by (i) not taking any action that such party knows (or not failing to take any action which failure such party knows) is reasonably likely to prevent such qualification, and (ii) negotiating in good faith such amendments to this Agreement as may be reasonably required in order to obtain such qualification (it being understood that no party will be required to agree to any such amendment).

Section 5.10. Expenses. Subject to Section 5.11(c) and Section 7.5, whether or not the Mergers are consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses; provided, that (a) the registration and filing fees and the printing and mailing costs of the Registration Statement (including the Proxy Statement/Prospectus), the Information Document, the NYSE Listing Application, the Admission Prospectus and the EU Listing Applications, and (b) any required filing fees with any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement, in each of cases (a) and (b), shall be shared equally by FMCTI and Technip unless prohibited by applicable Law. In case of a termination of this Agreement by either party, any Expenses and liabilities incurred by Topco or any Transaction Entity in connection with the transactions contemplated by this Agreement shall be borne equally by FMCTI and Technip. As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement, Proxy Statement/Prospectus, Information Document, NYSE Listing Application, Admission Prospectus and EU Listing Applications, and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby and thereby, including in the case of Topco and any Transaction Entity any Expenses incurred by it in connection with the incorporation and financing of Topco or such Transaction Entity prior to the date of this Agreement.

Section 5.11. United Kingdom Stamp Taxes.

(a) (i) The parties shall, as soon as reasonably practicable after the date of the MOU, apply for such written confirmations from HMRC in relation to United Kingdom stamp duty or stamp duty reserve tax that any relevant clearance system or depositary (such as, without limitation, the Depository Trust Company and/or Euroclear) reasonably requests in connection with the issuance, delivery and/or future trading of Topco Shares and/or any other securities of Topco in connection with the Mergers; (ii) Technip shall apply for confirmation from HMRC that the Technip Merger Order is not subject to United Kingdom stamp duty; and (iii) the parties shall cooperate to obtain any additional confirmations from HMRC in relation to stamp duty or stamp duty reserve tax that they consider (acting reasonably) to be necessary in connection with the Mergers.

(b) The parties shall execute this Agreement outside the United Kingdom and shall use their reasonable best efforts to ensure that an original executed copy of this Agreement is not brought into the United Kingdom.

(c) The allottees of Topco Shares pursuant to this Agreement shall not be liable to United Kingdom stamp duty or stamp duty reserve tax arising in connection with the issuance of such Topco Shares and any such stamp duty or stamp duty reserve tax shall be the liability of and borne by Topco.

Section 5.12. Indemnification; Directors’ and Officers’ Insurance.

(a) For a period of six (6) years from and after the FMCTI Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the FMCTI Effective Time) directors, officers and employees of FMCTI and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the MOU by FMCTI pursuant to the Organizational Documents of FMCTI or its Subsidiaries and indemnification agreements, if any, in existence on the date of the MOU with any directors, officers and employees of FMCTI and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of FMCTI or its Subsidiaries and (B) without limitation to clause (A), with respect to directors and officers, to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the FMCTI Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the FMCTI Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by Law, (iii) cause to be maintained for a period of six (6) years after the FMCTI Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FMCTI (provided, that Topco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the FMCTI Effective Time; provided, however, that in no event shall Topco be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums (such two hundred percent (200%) amount, the “Maximum FMCTI Insurance Amount”) currently paid by FMCTI for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Topco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Topco may, in lieu of maintaining the insurance described in clause (iii) of this Section 5.12(a), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by FMCTI; provided, that the aggregate amount paid by Topco shall not exceed six (6) times the Maximum FMCTI Insurance Amount. The obligations of Topco under this Section 5.12(a) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12(a) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12(a) applies shall be third-party beneficiaries of this Section 5.12(a)).

(b) From and after the FMCTI Effective Time, Topco shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present (as of the FMCTI Effective Time) directors, officers and employees of Technip and its Subsidiaries (in all of their capacities) (A) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the MOU by Technip pursuant to the Organizational Documents of Technip or its Subsidiaries and indemnification agreements, if any, in existence on the date of the MOU with any directors, officers and employees of Technip and its Subsidiaries against all costs or expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries, fines, losses, claims, damages or liabilities incurred by such individual in connection with any civil, criminal, administrative or investigative proceeding arising out of or pertaining to any act or omission of the director, officer or employee of FMCTI or its Subsidiaries and (B) without limitation to clause (A), with respect to directors and officers, to the fullest extent permitted by Law, in each case for acts or omissions occurring at or prior to the FMCTI Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in Topco’s (or any successor’s) Organizational Documents for a period of at least six (6) years after the FMCTI Effective Time, provisions providing for the elimination of liability of directors, indemnification of officers and directors and advancement of expenses to the fullest extent permitted by Law and (iii) cause to be maintained for a period of six (6) years after the FMCTI Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip (provided, that Topco (or any successor) may substitute therefor one or more policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the FMCTI Effective Time; provided, however, that in no event shall Topco be required to expend in any one year an amount in excess of two hundred percent (200%) of the annual premiums (such two hundred percent (200%) amount, the “Maximum Technip Insurance Amount”) currently paid by Technip for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, Topco shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. Topco may, in lieu of maintaining the insurance described in clause (iii) of Section 5.12(b), purchase a six-year “tail” prepaid policy on terms and conditions no less advantageous to the insured than the current directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Technip; provided, that the aggregate amount paid by Topco shall not exceed six (6) times the Maximum Technip Insurance Amount. The obligations of Topco under this Section 5.12(b) shall be subject to any restrictions of applicable Law and shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.12(b) applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.12(b) applies shall be third party beneficiaries of this Section 5.12(b)).

Section 5.13. Section 16 Matters. Prior to the FMCTI Effective Time or the Technip Effective Time, as applicable, FMCTI or Topco, as applicable, shall take all such steps as may be required or appropriate to cause any dispositions of FMCTI Shares (including derivative securities with respect to FMCTI Shares) or acquisitions of Topco Shares (including derivative securities with respect to Topco Shares) resulting from the transactions contemplated by this Agreement by each individual (each, a “Section 16 Person”)

who is subject to the reporting requirements of Section 16(a) of the United States Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”) with respect to FMCTI or Topco, as applicable, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.14. Topco Capital Increase. Prior to the Technip Effective Time, Topco shall take or cause to be taken all such steps as may be required for Topco to issue Topco Shares and the Topco Stock Awards (and Topco Shares underlying such awards) in respect of the Mergers (the “Topco Capital Increase”) and the Topco Shares to be issued in case of conversion of the Technip OCÉANEs.

Section 5.15. Technip Notes, and OCÉANEs. Technip shall use its reasonable best efforts to serve valid notices of (no later than fifteen (15) days prior to) and convene general meetings of the holders of (x) the €200 million 5.00% bonds due July 27, 2020, €150 million 3.40% bonds due June 14, 2022, €100 million 4.00% bonds due June 14, 2032, €75 million 4.00% bonds due June 15, 2027, €100 million 3.75% bonds due October 7, 2033, €130 million 3.15% bonds due October 16, 2023, €125 million 3.15% bonds due October 18, 2023 and €450 million 0.875% non-dilutive cash settled convertible bonds due January 25, 2021 (the “Technip Bonds”) and (y) the Technip OCÉANEs, in order that such meetings of holders may validly deliberate and vote on the Technip Merger pursuant to and in accordance with Art. L. 228-65 of the French commercial code. In the event that a quorum is not present at any such meeting, Technip shall adjourn or postpone such meeting and shall promptly serve notice of such adjourned or postponed meeting no later than ten (10) days prior to the date of such meeting. Any initial meeting shall be scheduled no later than twenty-five (25) days after (and in no event before) the date on which the Cross-Border Merger Terms are filed with the clerk of the Commercial Court of Paris, and any adjourned or postponed meeting shall be scheduled no later than twenty-five (25) days after the previously scheduled meeting. In the event that any such meeting of holders votes to oppose the Technip Merger:

(a) Technip and Topco shall continue to comply with their obligations under this Agreement to consummate and make effective the Mergers, subject to the terms and conditions of this Agreement;

(b) Technip shall publish its intention to continue with the Technip Merger in the Bulletin des announces légales (BALO) and in any other newspaper of legal record in which the notice of such meeting of holders was originally published; and

(c) Section 5.7 shall apply, mutatis mutandis, in the event that the representative of any masse of the holders of any of securities named in this Section 5.15 brings any opposition proceeding in the Commercial Court of Paris.

Section 5.16. Preliminary Transactions; U.S. Merger Sub.

(a) Preliminary Transactions. As promptly as practicable following the date hereof, FMCTI shall take all action necessary and appropriate, in accordance with applicable Law, to form the Transaction Entities and consummate the Preliminary Transactions as described in Section 5.16(a) of the FMCTI Disclosure Letter. To the extent that Section 5.16(a) of the FMCTI Disclosure Letter provides that a specific action within the Preliminary Transactions shall occur as of a particular date or time relative to other actions, such action shall be taken as of or prior to such date or time. Each party shall have the right to implement reasonable modifications to the steps set forth in Section 5.16(a) of the FMCTI Disclosure Letter, subject to the consent of the other party, which consent shall not be unreasonably delayed, conditioned or withheld. FMCTI shall keep Technip reasonably informed with respect to the status of, and any material developments in connection with, the Preliminary Transactions. All transfer and other documents required to implement the Preliminary Transactions shall be prepared by FMCTI and shall be subject to prior approval by Technip, which approval shall not be unreasonably delayed, conditioned or withheld; provided that the substantive terms of such documents shall be jointly determined in good faith by Technip and FMCTI.

(b) U.S. Merger Sub. In furtherance, and not in limitation, of Section 5.16(a), (i) FMCTI shall take all necessary and appropriate actions to cause this Agreement and the transactions contemplated by this Agreement, including the FMCTI Merger, to be approved and adopted, as applicable, by U.S. Merger Sub and its sole stockholder for all required purposes under applicable Law and (ii) FMCTI shall, and shall cause its applicable Subsidiaries to, cause U.S. Merger Sub to become a party to this Agreement as if an original party hereto by executing a joinder to this Agreement, substantially in the form attached hereto as Exhibit C.

Section 5.17. Financing Matters. Between the date of the MOU and the Merger Effective Date, each of FMCTI and Technip shall, and shall cause its Subsidiaries to, use commercially reasonable efforts, in connection with any Contract or series of related Contracts relating to indebtedness that becomes or may become due and payable as a result of the transactions contemplated hereby, to the extent that the consummation of the transactions contemplated by this Agreement would result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, such terms or provisions, (a) to obtain all necessary waivers or consents for the purpose of waiving any terms or provisions of such agreements, (b) to refinance, renew or replace the indebtedness under such agreements on terms mutually agreeable to Technip and FMCTI; provided, that the transactions contemplated by this Agreement shall not result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to any notification or consent requirement or any right of termination, cancellation or acceleration of any obligation, or to loss of a material benefit under, any agreement under which such indebtedness is refinanced, renewed or replaced, or (c) to ensure that sufficient cash is available for the prompt payment of any indebtedness under any such agreements. In addition, between the date of the MOU and the Merger Effective Date, each of FMCTI and Technip shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cooperate to develop a mutually agreed global financing structure for Topco and its Subsidiaries from and after the Merger Effective Date, and to reasonably cooperate in connection with the arrangement of such financing.

Section 5.18. Employment Matters.

(a) As soon as practicable following the date hereof, FMCTI and Technip shall appoint a cooperative compensation integration committee comprised of an equal number of representatives from each of FMCTI and Technip (the “Compensation Integration Committee”) to develop a compensation and benefits framework for management of Topco and its Subsidiaries (the “Compensation Integration Program”), which shall be determined by the Compensation Integration Committee and approved by the compensation committee of the Topco Board, provided that the Compensation Integration Program shall be (i) developed in accordance with, and subject to, applicable Law and any applicable Labor Agreements or any existing contractual obligations or rights and (ii) subject in all respects to any employee representative bodies, works council or other legally required notification or consultation rights.

(b) As part of the Compensation Integration Program, the Compensation Integration Committee shall develop, and the Topco Board (or a committee thereof) shall adopt, an equity incentive plan for the benefit of Service Providers of Topco, the Technip Group and the FMCTI Group from and after the Merger Effective Date. As soon as practicable following the Merger Effective Date, Topco shall (i) file a registration statement on Form S-8 (or any successor or other appropriate forms) with the SEC with respect to the Topco Shares reserved under such equity incentive plan and (ii) grant Topco Stock Awards to Technip employees with (A) an aggregate value and (B) terms and conditions, in each case, that are no less favorable than the aggregate value and terms and conditions applicable to the 2017 FMCTI Awards (as defined in Section 5.1(d) of the FMCTI Disclosure Letter) (the “2017 Technip Awards”), as applicable (it being understood that in connection with the grant of the 2017 Technip Awards, the Topco Board (or an applicable committee thereof) shall undertake to allocate the value of the 2017 Technip Awards among Technip employees in a manner that is consistent with the treatment of similarly situated FMCTI employees who received 2017 FMCTI Awards, taking into account each such employee’s respective aggregate compensation package).

(c) From and after the Technip Effective Time, Topco shall honor, or cause to be honored, all obligations or commitments set forth on Section 5.18(c) of the Technip Disclosure Letter. Subject to the Compensation Integration Program, from and after the FMCTI Effective Time or the Technip Effective Time, Topco shall honor, or cause to be honored, all contractual obligations under Benefit Plans and Labor Agreements. For all purposes under the employee benefit plans of Topco and its Subsidiaries providing benefits to any current or former employee of FMCTI or Technip or any of their respective Subsidiaries after the FMCTI Effective Time or the Technip Effective Time, as applicable, (the “New Plans”), and subject to applicable Law and obligations under applicable Labor Agreements, each such employee shall be credited with his or her years of service with FMCTI or Technip or any of their respective Subsidiaries (or any predecessor employers of any such entity), as the case may be, before the FMCTI Effective Time or the Technip Effective Time, as applicable, to the same extent as such employee was entitled, before the FMCTI Effective Time or the Technip Effective Time, as applicable, to credit for such service under any comparable FMCTI Benefit Plan or Technip Benefit Plan, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to applicable Law and obligations under applicable Labor Agreements: (i) each employee of FMCTI or Technip or any of their respective Subsidiaries shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a comparable FMCTI Benefit Plan or Technip Benefit Plan, as applicable, in which such employee participated immediately before the FMCTI Effective Time or the Technip Effective Time, as applicable (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan that is a welfare benefit plan (including those providing for medical, dental, pharmaceutical and/or vision benefits), Topco shall cause all pre-existing condition exclusions, actively-at-work requirements, evidence of insurability and other similar limitations or requirements of such New Plan to be waived for such employee (and his or her eligible dependents), and to the extent that an Old Plan is terminated and an employee becomes covered by a New Plan prior to the completion of the plan year for the Old Plan, then Topco shall recognize and cause any eligible co-payments, deductibles and other similar expenses incurred by such employee (and his or her eligible dependents) during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance, maximum out-of-pocket requirements and similar limitations applicable to such employee (and his or her eligible dependents) for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) Technip and FMCTI, if applicable, shall comply with their respective obligations to notify and consult with the relevant employee representative bodies, works councils, unions, labor boards and relevant Governmental Entities in connection with the transactions contemplated by this Agreement, as the case may be, in accordance with applicable Law to the extent such notifications and consultations have not occurred pursuant to the MOU, which such notifications and consultations shall be conducted in accordance with Sections 1(b)-1(e) of the MOU, mutatis mutandis. The parties agree to work together in good faith to further inform and/or consult with, or obtain the consent or formal advice of, any labor or trade union, works council or other employee representative body as may be required or appropriate to consummate the transactions contemplated by this Agreement.

(e) At least ten Business Days prior to the Technip Effective Time, the parties shall disclose to each other their good-faith estimates of any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) of such party that would, individually or in combination with any other such payment, reasonably be expected to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event.

(f) Without limiting the generality of Section 8.9, this Section 5.18 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.18, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.18. Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Benefit Plan, Labor Agreement or any other employee or director compensation or benefit plan. The terms set forth in this Section 5.18 shall not create any right in any FMCTI or Technip Service Provider or any employee of their respective Subsidiaries or any other Person to any continued employment with Topco, FMCTI, Technip or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

Section 5.19. Committee on Foreign Investment in the United States.

(a) Each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to obtain the CFIUS Clearance as promptly as practicable.

(b) Without limiting the obligations imposed by Section 5.19(a):

(i) Each of FMCTI and Technip shall submit or cause to be submitted: (A) as promptly as practicable after the date of the MOU a draft joint voluntary notice with respect to the transactions contemplated by this Agreement to CFIUS; and (B) as soon as possible thereafter (but not less than five (5) Business Days after the draft joint voluntary notice referenced in clause (A) has been submitted to CFIUS), a formal joint voluntary notice with respect to the transactions contemplated by this Agreement to CFIUS;

(ii) Each of FMCTI and Technip shall (A) permit counsel for the other reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to CFIUS or any of its member agencies, to the extent not prohibited by such Governmental Entity; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with CFIUS or any of its member agencies in connection with the transactions contemplated by this Agreement without consulting with the other in advance and, to the extent practicable and not prohibited by such Governmental Entity, giving the other the opportunity to attend and participate; and

(iii) Each of FMCTI and Technip shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the CFIUS review process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS.

(c) In furtherance, and not in limitation, of the obligations imposed by Section 5.19(a), each of FMCTI and Technip shall take, or cause to be taken, all actions that are customarily undertaken to obtain CFIUS Clearance so as to enable the Closing, including proposing, negotiating, committing to and effecting, by mitigation agreement, letter of assurance, national security agreement, security control agreement, special security arrangement, voting trust agreement or proxy agreement, restrictions or actions that after the Closing would limit Topco’s (or any of its Subsidiaries) freedom of action, ownership, control, influence, management or access over Topco, its Subsidiaries or any portion thereof. Among other things, the foregoing shall, subject to the following sentence, require the parties to agree to sell or hold separate and agree to sell, or taking any other action (including agreeing and consenting to (i) restrictions on, or impairment of, its ability to own, manage, operate, or otherwise exercise full ownership rights of, any assets or businesses, or interests in any assets or businesses and (ii) the creation, termination or amendment of relationships, contractual rights, obligations, ventures or other arrangements) with respect to, before or after the FMCTI Effective Time, any assets or businesses, or interests in any assets or businesses, of Topco, FMCTI, Technip or any of their respective Subsidiaries, as applicable (or agreeing to consent to any sale, or agreement to sell, by

Topco, FMCTI or Technip or any of their respective Subsidiaries, as applicable and as the case may be, of any of its assets or businesses). However, no party shall, in connection with the obligations imposed by Section 5.19(a) or this Section 5.19(c), (A) be required to take any action if such action (x) would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on FMCTI or Technip or (y) is not conditioned on the consummation of the Mergers, or (B) take any action without the other party’s prior written consent (which consent shall not be withheld, conditioned or delayed if doing so would be inconsistent with such party’s obligations under Section 5.19(a) or this Section 5.19(c)).

Section 5.20. French Ministry for Economy, Industry and the Digital Sector.

(a) Each of the parties shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Law to obtain the MINEFI Clearance as promptly as practicable.

(b) Without limiting the obligations imposed by Section 5.20(a):

(i) Each of FMCTI, Topco and Technip shall submit or cause to be submitted promptly after the date of the MOU but in no event later than fifteen (15) Business Days following the execution and delivery of the MOU, a joint notice of the transactions contemplated by this Agreement to MINEFI;

(ii) Subject to applicable Law (including regarding restricted disclosure of information on classified contracts), each of FMCTI, Topco and Technip shall (A) permit counsel for each other party reasonable opportunity to review in advance, and consider in good faith the views of each other party in connection with, any proposed written communication to MINEFI; and (B) not participate in any substantive meeting or discussion, either in person or by telephone, with MINEFI in connection with the transactions contemplated by this Agreement without consulting with each other party in advance and, to the extent not prohibited by such Governmental Entity, giving each other party the opportunity to attend and participate;

(iii) Each of FMCTI, Topco and Technip shall provide MINEFI with any additional or supplemental information requested by MINEFI during the MINEFI review process as promptly as practicable, and in all cases within the amount of time allowed by MINEFI; and

(iv) Notwithstanding anything in this Agreement to the contrary, no party shall be obligated to take any action that is requested by MINEFI as a condition to the MINEFI Clearance that: (1) would constitute a change to economic, governance or other material terms set forth in this Agreement, the MOU or the other agreements contemplated hereby or thereby; (2) would reasonably be expected to materially and adversely affect the earnings or financial position of FMCTI or Technip, individually or in the aggregate; or (3) would reasonably be expected to materially and adversely impair the business or operations of FMCTI or Technip, individually or in the aggregate.

ARTICLE VI

CONDITIONS TO THE MERGERS

Section 6.1. Conditions to Each Party’s Obligation to Effect the Mergers. The obligations of the parties to consummate the Mergers, including the obligation of the parties to appear by Technip Merger Counsel at the English Court and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by such parties at or prior to the making of the Technip Merger Order at the English Court of each of the following conditions:

(a) Stockholder Approvals. The FMCTI Requisite Vote shall have been obtained at the FMCTI Stockholders’ Meeting and the Technip Requisite Vote shall have been obtained at the Technip Stockholders’ Meetings.

(b) Exchange Listing. (i) The Topco Shares issuable in the Mergers shall have been authorized for listing on the NYSE and Euronext Paris, subject to official notice of issuance, and (ii) no Governmental Entity or Self-Regulatory Organization shall have indicated in writing to any party (or their respective Representatives) prior to the time the parties seek the Technip Merger Order in English Court that the Topco Shares will not be admitted to listing on the NYSE and Euronext Paris.

(c) No Injunctions or Restraints. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law which is in effect and prohibits or makes illegal consummation of the transactions contemplated by this Agreement (including either Merger) in accordance with the terms of this Agreement.

(d) Registration Statement and Admission Prospectus. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and shall not be the subject of any stop order which is in effect suspending the effectiveness of the Registration Statement or any proceedings for that purpose. All necessary approvals and consents of the UKLA with respect to the Admission Prospectus shall have been obtained, and a “passport visa” with respect thereto shall have been granted by the relevant jurisdictions within the EEA.

(e) Competition and Other Approvals. The Competition Approvals designated as “pre-Closing” Competition Approvals on Section 4.5(b) of the FMCTI Disclosure Letter and Section 4.5(b) of the Technip Disclosure Letter shall have been obtained or any waiting periods thereunder shall have expired or been terminated, in each case, on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.5.

(f) Mergers Cross-Conditional. All actions necessary to cause each of the Mergers to become effective (other than such actions that by their nature are to be taken at or after the Merger Effective Date) shall have been taken by the parties.

(g) Expiration of Technip Objection Period. The one (1) month objection period for Technip’s creditors following the Merger Terms Publication in France shall have expired or have been earlier terminated in accordance with applicable French Law.

(h) Technip and Topco Pre-Merger Items. Each of the Pre-Merger Certificates shall have been issued.

(i) Preliminary Transactions. The Preliminary Transactions shall have been completed.

(j) MINEFI Clearance. The MINEFI Clearance shall have been obtained on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.20.

(k) CFIUS Clearance. The CFIUS Clearance shall have been obtained on terms that do not obligate any party to take any action not otherwise required to be taken by such party under Section 5.19.

Section 6.2. Additional Conditions to Topco’s and FMCTI’s Obligations to Effect the Mergers. The obligations of Topco and FMCTI to consummate the Mergers, including the obligations of Topco to appear by Technip Merger Counsel at the English Court and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Topco and FMCTI at or prior to the making of the Technip Merger Order at the English Court of each of the following additional conditions:

(a) Representations and Warranties of Technip. (i) The representations and warranties of Technip set forth in Section 4.2(d), Section 4.2(e) and Section 4.28 shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) each of the representations and warranties of Technip set forth in Section 4.1, Section 4.3 and Section 4.27 shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) each of the other representations and warranties of Technip set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this Section 6.2(a)(iii), clause (b) of the definition of “Material Adverse Effect”) on Technip or, following the consummation of the transactions contemplated by this Agreement, Topco.

(b) Performance of Obligations of Technip. Technip shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by it under the MOU and this Agreement at or prior to the making of the Technip Merger Order at the English Court.

(c) No Material Adverse Effect. At any time after the date of the MOU there shall not have occurred and be continuing any Effect that, individually or in the aggregate (i) has had or would reasonably be expected to have a Material Adverse Effect on Technip or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Effective Time; provided, however, for purposes of this clause (ii), no Effect resulting from FMCTI or any of its Subsidiaries or Joint Ventures (to the extent attributable to FMCTI or any of its Subsidiaries or Joint Ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this Section 6.2(c), clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(d) Certificate of Satisfaction of Closing Conditions. FMCTI shall have received a certificate dated as of the Closing Date executed by a duly authorized officer of Technip as to the satisfaction of the conditions set forth in Section 6.2(a), (b) and (c).

Section 6.3. Additional Conditions to Technip’s Obligations to Effect the Mergers. The obligations of Technip to consummate the Mergers, including the obligations of Technip to appear by Technip Merger Counsel and to seek the Technip Merger Order pursuant to Section 1.3, are subject to the satisfaction or (to the extent permitted by applicable Law) waiver (in writing) by Technip at or prior to the making of the Technip Merger Order at the English Court of each of the following additional conditions:

(a) Representations and Warranties of FMCTI and Topco. (i) The representations and warranties of FMCTI set forth in the last two sentences of Section 4.1, Section 4.2(a), Section 4.2(b), Section 4.2(h) (other than the third sentence thereof) and Section 4.28 shall be true and correct (except for de minimis inaccuracies) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), (ii) each of the representations and warranties of FMCTI set forth in Section 4.1 (other than the last two sentences thereof), the third sentence of Section 4.2(h), Section 4.3 and Section 4.27 shall be true and correct in all material respects as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (iii) each of the other representations and warranties of FMCTI and Topco set forth in ARTICLE IV hereof shall be true and correct (disregarding all qualifications or limitations as to “material”, “Material Adverse Effect” and words of similar import set forth therein) as of the date of the MOU and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except in the case of clause (iii) where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (disregarding, for purposes of this Section 6.3(a)(iii), clause (b) of the definition of “Material Adverse Effect”) on FMCTI or, following the consummation of the transactions contemplated by this Agreement, Topco.

(b) Performance of Obligations of FMCTI and Topco. FMCTI and Topco shall, in all material respects, have performed and complied with all obligations required to be performed or complied with by them under the MOU and this Agreement at or prior to the making of the Technip Merger Order at the English Court.

(c) No Material Adverse Effect. At any time after the date of the MOU there shall not have occurred and be continuing any Effect that, individually or in the aggregate, (i) has had or would reasonably be expected to have a Material Adverse Effect on FMCTI or (ii) has had or would reasonably be expected to have a Material Adverse Effect on Topco following the FMCTI Effective Time; provided, however, for purposes of this clause (ii), no Effect resulting from Technip or any of its Subsidiaries or Joint Ventures (to the extent attributable to Technip or any of its Subsidiaries or Joint Ventures) shall be considered in determining whether a Material Adverse Effect on Topco has occurred or would be reasonably likely to occur and, provided, further, for purposes of this Section 6.3(c), clause (b) of the definition of Material Adverse Effect shall not be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur.

(d) Certificate of Satisfaction of Closing Conditions. Technip shall have received a certificate dated as of the Closing Date executed by duly authorized officers of FMCTI and Topco as to the satisfaction of the conditions set forth in Section 6.3(a), (b) and (c).

(e) Technip French Tax Opinion. Technip shall have received the opinion of Darrois, Villey Maillot Brochier as of the Closing Date to the effect that the Technip Merger will qualify for the Technip Intended French Tax Treatment. In rendering the opinion described in this Section 6.3(e), the Tax counsel rendering such opinion shall base the opinion on the French Tax Ruling and may require and rely upon (and may incorporate by reference) reasonable and customary representations and covenants. Absent delivery of the French Tax Ruling, Darrois, Villey Maillot Brochier will not provide any opinion on the application of Article 210-A of the French Tax Code.

ARTICLE VII

TERMINATION

Section 7.1. Termination by Mutual Consent . This Agreement may be terminated by mutual written consent of FMCTI and Technip, by action authorized by their respective boards of directors, at any time prior to the Technip Effective Time.

Section 7.2. Termination by Either FMCTI or Technip. This Agreement may be terminated by either FMCTI or Technip, by action authorized by such Person’s board of directors, at any time prior to the Technip Effective Time:

(a) if the Closing shall not have occurred by the fourteen (14) month anniversary of the date of the MOU (such date as it may be extended under the proviso below, the “Termination Date”), whether such date is before or after the date of the receipt of the FMCTI Requisite Vote or the Technip Requisite Vote; provided, however, that each of FMCTI and Technip shall have the right, in its sole discretion, to extend the Termination Date to the eighteen (18) month anniversary of the date of the MOU, if the only conditions that have not been satisfied (other than those conditions that FMCTI and Technip have mutually agreed to waive, if and to the extent that such waiver is permitted by applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the making of the Technip Merger Order at the English Court) prior to such fourteen (14) month anniversary are one or more of the conditions set forth in Section 6.1; provided, further, that neither (x) the right to extend the Termination Date pursuant to this Section 7.2(a) nor (y) the right to terminate this Agreement pursuant to this Section 7.2(a) may be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement, or whose breach of any of its representation and warranties contained in this Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(b) if (i) the FMCTI Requisite Vote shall not have been obtained after a vote of the FMCTI stockholders has been taken and completed at the FMCTI Stockholders’ Meeting or at any adjournment or postponement thereof or (ii) (A) after a vote of the Technip stockholders entitled to double voting rights has been taken and completed at the Technip Special Stockholders’ Meeting (or at any adjournment or postponement thereof), the vote contemplated by clause (i) of the definition of Technip Requisite Vote shall not have been obtained or (B) after a vote of the Technip stockholders has been taken and completed at the Technip Extraordinary Stockholders’ Meeting (or at any adjournment or postponement thereof), the vote contemplated by clause (ii) of the definition of Technip Requisite Vote shall not have been obtained;

(c) if any Governmental Entity that must grant a regulatory approval required under Section 6.1(e) has denied such grant in writing and such denial has become final, binding and non-appealable, or any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Mergers shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.2(c) may not be exercised by any party whose failure to perform or comply with any covenant or obligation under this Agreement, or whose breach of any of its representation and warranties contained in this Agreement, has been the primary cause of, or primarily resulted in, the failure of any such closing condition to be satisfied on or before the Termination Date;

(d) if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (other than any Law addressed in clause (c) of this Section 7.2) which is in effect and permanently prohibits or makes illegal the consummation of the transactions contemplated by this Agreement (including either Merger) in accordance with the terms of this Agreement; or

(e) if either (1) FMCTI has not received from Latham & Watkins LLP, counsel to FMCTI, or (2) Technip has not received from Davis Polk & Wardwell LLP, counsel to Technip, in each case, an opinion, dated as of the Merger Effective Date, to the effect that Section 7874 of the Code, the regulations promulgated thereunder, or official interpretation thereof as set forth in published guidance by the IRS should not apply in such a manner so as to cause Topco to be treated as a “domestic corporation” for U.S. federal income Tax purposes pursuant to Section 7874(b) of the Code from and after the Merger Effective Date as a result of the transactions contemplated hereby (it being understood that in rendering such opinion, counsel to FMCTI and Technip may rely upon (and may incorporate by reference) reasonable and customary representations and assumptions).

Section 7.3. Termination by FMCTI. This Agreement may be terminated by FMCTI by action authorized by the FMCTI Board:

(a) at any time prior to the receipt of the Technip Requisite Vote, if (i) the Technip Board shall have effected a Change in Technip Recommendation (whether or not in compliance with Section 5.2) or (ii) Technip shall have materially breached its obligations under Section 5.2; or

(b) at any time prior to the Technip Effective Time, if (i)(A) Technip shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under this Agreement prior to the Technip Effective Time, or (B) any of the representations or warranties of Technip contained herein fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of a condition set forth in Section 6.2(a)), and (ii) any such failure is not reasonably capable of being cured by Technip by the Termination Date or is not cured by Technip within forty-five (45) days (and in any event prior to the Technip Effective Time) after receiving written notice from FMCTI (including, for the avoidance of doubt, during the pendency of the MOU); provided, that the right to terminate this Agreement pursuant to this Section 7.3(b) may not be exercised by FMCTI if FMCTI is then in material breach of this Agreement.

Section 7.4. Termination by Technip. This Agreement may be terminated by Technip by action authorized by the Technip Board:

(a) at any time prior to the receipt of the FMCTI Requisite Vote, if (i) the FMCTI Board shall have effected a Change in FMCTI Recommendation (whether or not in compliance with Section 5.2) or (ii) FMCTI shall have materially breached its obligations under Section 5.2; or

(b) at any time prior to the FMCTI Effective Time, if (i)(A) FMCTI or Topco shall have failed to perform or comply with, in all material respects, all obligations required to be performed or complied with by it under this Agreement prior to the FMCTI Effective Time, or (B) any of the representations or warranties of FMCTI contained herein fails to be true and correct (which failure would give rise to (or, if discovered prior to the Closing, would have given rise to) the failure of a condition set forth in Section 6.3(a)), and (ii) any such failure is not reasonably capable of being cured by FMCTI or Topco by the Termination Date or is not cured by FMCTI or Topco within forty-five (45) days (and in any event prior to the FMCTI Effective Time) after receiving written notice from Technip (including, for the avoidance of doubt, during the pendency of the MOU); provided, that the right to terminate this Agreement pursuant to this Section 7.4(b) may not be exercised by Technip if Technip is then in material breach of this Agreement.

Section 7.5. Effect of Termination and Abandonment.

(a) Effect of Termination and Abandonment. In the event of termination of this Agreement pursuant to this Article VII, written notice thereof shall be given to the other parties to this Agreement specifying the provisions of this ARTICLE VII pursuant to which such termination is made and describing the basis therefore in reasonable detail, and this Agreement

(other than as set forth in this Section 7.5 and Section 8.1) shall become void and of no effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other Representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party of any liability or damages resulting from any fraud or willful and material breach of this Agreement; provided, further, that the parties shall cooperate with each other in connection with the withdrawal of any applications to or termination of proceedings before any Governmental Entity or any Self-Regulatory Organization in connection with the transactions contemplated by this Agreement.

(b) Termination Fee Payable by FMCTI.

(i) In the event that this Agreement is terminated by Technip pursuant to Section 7.4(a) or is terminated by either FMCTI or Technip pursuant to Section 7.2(a) or 7.2(b)(i) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(i), Technip had a right to terminate this Agreement pursuant to Section 7.4(a)), then FMCTI shall, prior to or contemporaneously with such termination if FMCTI so terminates this Agreement or within two (2) Business Days after such termination if Technip so terminates this Agreement, pay or cause to be paid to Technip an amount equal to $250,000,000 as reduced by the amount of any Expense Reimbursement for Technip previously paid, if any, (the “FMCTI Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for FMCTI shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for FMCTI) or (solely in the case of a termination pursuant to Section 7.4(b)) otherwise communicated or made known to FMCTI management or the FMCTI Board, in each case at any time after the announcement of the MOU, (B) this Agreement is subsequently terminated by FMCTI or Technip pursuant to Section 7.2(a) (solely as a result of a failure to obtain the FMCTI Requisite Vote), 7.2(b)(i) or 7.4(b), and (C) within nine (9) months of such termination pursuant to Section 7.2(a), 7.2(b)(i) or 7.4(b), FMCTI or any of its Subsidiaries executes an Alternative Acquisition Agreement providing for, or approves or recommends to the FMCTI stockholders to accept, or consummates, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “forty percent (40%) or more” and each reference to “less than eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “less than sixty percent (60%)”), then FMCTI shall, prior to or contemporaneously with the completion of such acquisition or transaction (or, if earlier, the entry into such Alternative Acquisition Agreement), pay or cause to be paid to Technip, by wire transfer of same day funds, the FMCTI Termination Payment.

(iii) In the event that this Agreement is terminated either (x) pursuant to Section 7.2(a) (but only if the FMCTI Stockholders’ Meeting has not been held by the Termination Date and the Technip Stockholders’ Meetings have been held) or (y) pursuant to Section 7.4(b) because of FMCTI’s or Topco’s breach of any covenant or agreement set forth in this

Agreement, then, in either case, FMCTI shall pay, or cause to be paid, to Technip by way of reimbursement its reasonable costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of Technip’s and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for Technip”).

(c) Termination Fee Payable by Technip.

(i) In the event that this Agreement is terminated by FMCTI pursuant to Section 7.3(a) or is terminated by either FMCTI or Technip pursuant to Section 7.2(a) or 7.2(b)(ii) (and, at the time of such termination pursuant to Section 7.2(a) or 7.2(b)(ii), FMCTI had a right to terminate this Agreement pursuant to Section 7.3(a)), then Technip shall, prior to or contemporaneously with such termination if Technip so terminates this Agreement or within two (2) Business Days after such termination if FMCTI so terminates this Agreement, pay or cause to be paid to FMCTI an amount equal to $250,000,000 as reduced by the amount of any Expense Reimbursement for FMCTI previously paid, if any, (the “Technip Termination Payment”) by wire transfer of same day funds.

(ii) In the event that (A) an Acquisition Proposal for Technip shall have been publicly announced or made publicly known (or any third party shall have publicly announced, publicly communicated or publicly made known a bona fide intention, whether or not conditional, to make a proposal with respect to an Acquisition Proposal for Technip) or (solely in the case of a termination pursuant to Section 7.3(b)) otherwise communicated or made known to Technip management or the Technip Board, in each case at any time after the announcement of the MOU, (B) this Agreement is subsequently terminated by FMCTI or Technip pursuant to Section 7.2(a) (solely as a result of a failure to obtain the Technip Requisite Vote or a failure to obtain the MINEFI Clearance on terms that satisfy Section 6.1(j)), 7.2(b)(ii) or 7.3(b), and (C) within nine (9) months of such termination pursuant to Section 7.2(a), 7.2(b)(ii) or 7.3(b), Technip or any of its Subsidiaries executes an Alternative Acquisition Agreement providing for, or consummates, or approves or recommends to Technip stockholders to accept, any Acquisition Proposal (it being understood that, for purposes of this clause (C), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex I except that each reference to “fifteen percent (15%) or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “forty percent (40%) or more” and each reference to “less than eighty five percent (85%)” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “less than sixty percent (60%)”), then Technip shall, prior to or contemporaneously with the completion of such acquisition or transaction (or, if earlier, the entry into such Alternative Acquisition Agreement), pay or cause to be paid to FMCTI, by wire transfer of same day funds, the Technip Termination Payment.

(iii) In the event that this Agreement is terminated either (x) pursuant to Section 7.2(a) (but only if the Technip Stockholders’ Meetings have not been held by the Termination Date and the FMCTI Stockholders’ Meeting has been held) or (y) pursuant to Section 7.3(b) because of Technip’s breach of any covenant or agreement set forth in this Agreement, then, in either case, Technip shall pay, or cause to be paid, to FMCTI and Topco by way of reimbursement their reasonable costs, fees, and expenses incurred in connection with its investigation, consideration, documentation, diligence and negotiations of this Agreement and the transactions contemplated hereby, including all reasonable fees and expenses of FMCTI and its Subsidiaries’ respective Representatives and financing sources (the “Expense Reimbursement for FMCTI”).

(d) Nature of Termination Fee. The parties acknowledge and agree that neither the FMCTI Termination Payment nor the Technip Termination Payment is a penalty but rather, absent a willful and material breach of this Agreement, is a reasonable estimate of damages necessary to compensate and protect the interests of Technip or FMCTI, as the case may be, in the circumstances in which the FMCTI Termination Payment or the Technip Termination Payment, as applicable, is payable. The parties hereby acknowledge and agree that the amount of the FMCTI Termination Payment or the Technip Termination Payment, if and as applicable, is fair, after taking into account the value of the Technip Merger and FMCTI Merger, the other transactions contemplated hereby and all the costs and expenses already incurred by the parties before entering into this Agreement. In no event shall FMCTI, on the one hand, or Technip, on the other hand, be required to pay to the other party more than one FMCTI Termination Payment or one Technip Termination Payment, if and as applicable, pursuant to this Section 7.5.

(e) VAT Treatment of Termination Fee. The parties shall use reasonable best efforts to secure that any sum payable under Section 7.5(b) or 7.5(c) will not be subject to any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax, or imposed elsewhere (“VAT”). FMCTI confirms that, as of the date of the MOU, it is established outside the European Union for VAT purposes.

(f) Remedy. Notwithstanding the obligation to pay the FMCTI Termination Payment or the Technip Termination Payment, as applicable, the party entitled to receive such payment may, in lieu of receipt thereof, elect to make a claim and pursue money damages for any liability or damages resulting from any fraud or willful and material breach by FMCTI or Technip, as applicable, of this Agreement (it being understood that any such election shall be deemed an irrevocable waiver of such party’s right to the FMCTI Termination Payment or the Technip Termination Payment, as applicable). Subject to the foregoing sentence, in the event that the FMCTI Termination Payment or the Technip Termination Payment, as applicable, is paid by FMCTI to Technip or Technip to FMCTI, respectively, in accordance with this Section 7.5, the payment thereof shall be the sole and exclusive remedy of FMCTI and Topco against Technip, on the one hand, or Technip against FMCTI and Topco, on the other, in each case, including for any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered as a result of any breach of any representation, warranty, covenant or obligation in this Agreement, and neither FMCTI and its affiliates, in the case of the FMCTI Termination Payment, or Technip and its affiliates, in the case of the Technip Termination Payment, or any of their respective former, current or future Representatives, agents, partners, managers, members, stockholders, assignees or affiliates shall have any further liability or obligations relating to or arising out of this Agreement.

(g) Interest. Each of FMCTI and Technip acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails to promptly pay or cause to be paid the amount due pursuant to this Section 7.5, and, in order to obtain such payment, the other party commences a suit that results in a judgment against such party for the payment set forth in this Section 7.5 or any portion of such payment, such party shall pay the other party its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be paid, from the date on which such payment was required through the date of actual payment.

ARTICLE VIII

MISCELLANEOUS AND GENERAL

Section 8.1. Survival. This ARTICLE VIII and the agreements of FMCTI and Technip contained in Section 5.12(Indemnification; Directors’ and Officers’ Insurance) and of Topco in Section 5.11(c) (United Kingdom Stamp Taxes) shall survive the consummation of the Mergers. This ARTICLE VIII, the agreements of FMCTI and Technip contained in Section 5.10 (Expenses), Section 7.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement for the maximum period permitted by Law. No representations or warranties, and no other covenants and agreements, in this Agreement shall survive the consummation of the Mergers; provided, that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the FMCTI Effective Time, which shall survive to the extent expressly provided for herein.

Section 8.2. Modification or Amendment. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by action taken by or on behalf of their respective boards of directors and pursuant to a written instrument executed and delivered by all of the parties, whether before or after approval of the matters presented in connection with the FMCTI Merger by the FMCTI stockholders or the Technip Merger by the Technip stockholders; provided that, after any such approval, no amendment shall be made for which applicable Law or the rules of any relevant stock exchange requires further approval by such stockholders without such further approval.

Section 8.3. Extension; Waiver. At any time prior to the Technip Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by FMCTI shall require the approval of the FMCTI stockholders unless such approval is required by Law and no extension or waiver by Technip shall require the approval of the Technip stockholders unless such approval is required by Law. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.4. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 8.5. Governing Law; Dispute Resolution; Waiver of Trial by Jury.

(a) Governing Law. EXCEPT FOR (i) THE FIDUCIARY DUTIES OF THE TECHNIP BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF TECHNIP, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH FRENCH LAW WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF AND (ii) THE FIDUCIARY DUTIES OF THE TOPCO BOARD AND THE VALIDITY OF ANY CORPORATE ACTION ON THE PART OF TOPCO, WHICH SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH ENGLISH LAW WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF, THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

(b) Dispute Resolution. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC Rules”) by three arbitrators listed on Section 8.5(b) of the FMCTI Disclosure Letter; provided that, (i) if any of such arbitrators are not available, then there shall be one (1) arbitrator (who shall be the first-listed of the three arbitrators listed on Section 8.5(b) that is available) and if none of such arbitrators are available, then there shall be three arbitrators selected in accordance with the ICC Rules and (ii) in the event any party seeks specific performance or injunctive relief pursuant to Section 8.15(a), there shall be one (1) arbitrator (who shall be one of the arbitrators listed on Section 8.5(b) and be selected by Technip). The language of the arbitration shall be English. The place of the arbitration shall be Geneva, Switzerland. The tribunal may award to the prevailing party, if any, as determined by the tribunal, its costs and expenses, including attorneys’ fees. Judgment upon any awards rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties agree that, in the event any party seeks specific performance or injunctive relief pursuant to Section 8.15(a), (i) each party shall be entitled to take no more than ten (10) depositions or such greater number as the parties may mutually agree upon or as may be ordered by the tribunal and (ii) the tribunal’s decision with respect to such matter shall be rendered no later than fifteen (15) Business Days after such matter is submitted to the tribunal (and the parties shall use commercially reasonable efforts to cause such submission to occur within ten (10) Business Days after the constitution of the tribunal). For all other claims, the parties agree that (i) each party shall be entitled to take a minimum of ten (10) depositions or such greater number as the parties may mutually agree upon or as may be ordered by the tribunal and (ii) the final award shall be issued no later than nine (9) months after the constitution of the tribunal, unless otherwise modified by the tribunal if justice so requires. The parties undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, except to the extent that disclosure is required by applicable Law, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.5.

For the avoidance of doubt, this Section 8.5 shall survive the consummation of the Mergers.

Section 8.6. Disclosure Letters. Any disclosure contained in the FMCTI Disclosure Letter or the Technip Disclosure Letter with reference to any section or subsection of this Agreement shall be deemed to apply to any other section or subsection of the FMCTI Disclosure Letter or Technip Disclosure Letter, respectively, where the relevance of such disclosure is reasonably apparent. The mere inclusion of any item in the FMCTI Disclosure Letter as an exception to a representation or warranty of FMCTI in this Agreement or the Technip Disclosure Letter as an exception to a representation or warranty of Technip in this Agreement shall not be deemed to be an admission that such item is a material exception, fact, event or circumstance, or that such item, individually or in the aggregate, has had or is reasonably expected to have, a Material Adverse Effect on FMCTI, Technip or Topco, as applicable, or trigger any other materiality qualification.

Section 8.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid or by prepaid overnight courier (providing written proof of delivery), or by confirmed facsimile transmission or electronic mail (with confirmed receipt), addressed as follows:

(a) If to FMCTI, to:

with a copy (which shall not constitute notice) to:

FMC Technologies, Inc.

5875 N. Sam Houston Pkwy. W.

Houston, Texas 77086

United States of America

Tel: +281.591.4331

Fax: +281.591.4102

Attention: General Counsel

Email: To be provided by FMCTI

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

United States of America

Tel: +1.312.876.7666

Fax: +1.312.993.9767

Attention:     Mark D. Gerstein

                     Bradley C. Faris

Email:           mark.gerstein@lw.com

                      bradley.faris@lw.com

(b) If to Technip, to:

Technip S.A.

89 Avenue de la Grande Armée

75016 Paris, France

Attention:     General Counsel

Email:           JOFreeman@technip.com

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

United States of America

Tel: +1.212.450.4397

Fax: +1.212.701.5397

Attention:     William H. Aaronson Brian Wolfe

Email:           william.aaronson@davispolk.com

                       brian.wolfe@davispolk.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

Section 8.8. Entire Agreement. This Agreement (including any exhibits hereto), the Cross-Border Merger Terms, the FMCTI Disclosure Letter, the Technip Disclosure Letter and the Mutual Non-Disclosure Agreement, dated November 11, 2015, between FMCTI and Technip (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

Section 8.9. No Third-Party Beneficiaries. Except as provided in Section 5.12 (Indemnification; Directors’ and Officers’ Insurance) which shall inure to the benefit of the Persons benefiting therefrom, this Agreement is not intended to, and does not, confer upon any Person other than the parties any rights or remedies hereunder. The parties agree that the rights of third-party beneficiaries under Section 5.12 shall not arise unless and until the Technip Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 8.3 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. For the avoidance of doubt, this Section 8.9 shall survive the Merger Effective Date.

Section 8.10. Obligations of FMCTI and Technip. Whenever this Agreement requires a Subsidiary of Topco, FMCTI or Technip to take any action, such requirement shall be deemed to include an undertaking on the part of Topco, FMCTI or Technip, as appropriate, to cause such Subsidiary to take such action. FMCTI shall undertake to cause Topco to comply with its obligations under this Agreement during the period in which Topco is a Subsidiary of FMCTI.

Section 8.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.12. Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Schedule or

Exhibit, such reference shall be to a Section of, Schedule to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “knowledge of FMCTI” shall be deemed to mean the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.12 of the FMCTI Disclosure Letter. The term “knowledge of Technip” shall be deemed to mean the actual knowledge after reasonable inquiry of the individuals set forth on Section 8.12 of the Technip Disclosure Letter. For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

(b) For purposes of Section 1.7(c), the representations and warranties set forth in Article IV and the covenants set forth in Section 5.1, all references to Euros (€) shall be deemed to include United States dollars ($), and vice versa, on the basis of the Exchange Rate.

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 8.13. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings specified or referred to in Annex I.

Section 8.14. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Any attempted or purported assignment in violation of the preceding sentence shall be null and void and of no effect whatsoever. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.15. Specific Performance.

(a) The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the specific terms hereof or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in accordance with ARTICLE VII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (without necessity of posting bond or other security (any requirements therefor being expressly waived)) in accordance with Section 8.5(b), this being in addition to any other remedy to which they are entitled at Law or in equity. If, prior to the Termination Date, any party brings any action to enforce specifically the performance of the terms and provisions of this Agreement by any other party, the Termination Date shall automatically be extended by (a) the amount of time during which such action is pending, plus 20 Business Days, or (b) such other time period established by the arbitrator(s) in accordance with Section 8.5(b).

(b) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (i) it has an adequate remedy at Law or (ii) an award of specific performance is not an appropriate remedy for any reason at Law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

(c) In no event shall FMCTI’s, Topco’s, or Technip’s right to seek specific performance pursuant to this Section 8.15 reduce, restrict or otherwise limit any right of such party to terminate this Agreement and to be paid the FMCTI Termination Payment or Technip Termination Payment, as and if applicable; provided, that in no event shall FMCTI, Topco or Technip be entitled to both specific performance pursuant to this Section 8.15 and payment of the FMCTI Termination Payment or Technip Termination Payment, as applicable.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first written above.

FMC TECHNOLOGIES, INC.

By:	/s/ John T. Gremp
Name:	John T. Gremp
Title:	Chairman and Chief Executive Officer

TECHNIP S.A.

By:	/s/ Thierry Pilenko
Name:	Thierry Pilenko
Title:	Chairman and Chief Executive Officer

FMC TECHNOLOGIES SIS LIMITED

By:	/s/ Tore Halvorsen
Name:	Tore Halvorsen
Title:	Director

[Signature Page to Business Combination Agreement]

ANNEX I:

Defined Terms

“Acquisition Proposal” with respect to FMCTI or Technip means any offer or proposal for, or any indication of interest in, (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, (including by way of merger, consolidation or sale of assets or equity securities) of (i) fifteen percent (15%) or more of any class of equity securities or voting power of FMCTI or Technip, as applicable, or (ii) fifteen percent (15%) or more of the consolidated gross assets of FMCTI or Technip, as applicable, and its Subsidiaries, or assets to which fifteen percent (15%) or more of the consolidated gross revenues or earnings of FMCTI or Technip, as applicable, and its Subsidiaries are attributable; (b) any tender offer that, if consummated, would result in any Person beneficially owning fifteen percent (15%) or more of any class of equity securities or voting power of FMCTI or Technip, as applicable; or (c) any merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving FMCTI or Technip, as applicable, or any Subsidiary of FMCTI or Technip, as applicable, in each case, with a Person other than the other party or any of its Subsidiaries as a result of which the current stockholders of FMCTI or Technip, as applicable, directly or indirectly beneficially own (i) less than eighty five percent (85%) of the successor’s capital stock, (ii) less than eighty five percent (85%) of the successor’s consolidated assets, or assets of the successor to which eighty five percent (85%) or less of the consolidated gross revenues or earnings of the successor are attributable.

“Benefit Plan” means: (a) any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, (b) any compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (c) any other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case whether or not written, and (i) that is sponsored, maintained, administered, contributed to or entered into by any member of the FMCTI Group or the Technip Group, as applicable, for the current or future benefit of any current or former director, officer, employee or individual independent contractor of any member of the FMCTI Group or the Technip Group, as applicable, (each, a “Service Provider”), or (ii) for which any member of the FMCTI Group or the Technip Group, as applicable, has any direct or indirect material liability. The term “Benefit Plan” does not, however, include (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that are pursuant to a standard form previously made available by such party to the other party where the base compensation provided under such employment or consultancy agreement is less than $400,000 per annum, or (ii) plans or arrangements administered by a Governmental Entity or otherwise required to be provided to a Service Provider pursuant to applicable Law.

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“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in (a) London, England, (b) Paris, France and (c) New York, State of New York, United States of America

“CFIUS Clearance” means that either (a) the United States Committee on Foreign Investment in the United States (“CFIUS”) has concluded that the transactions contemplated by this Agreement do not constitute a “covered transaction” and are not subject to review under Section 721 of the U.S. Defense Production Act of 1950, as amended (the “DPA”); (b) a written notice shall have been issued by CFIUS stating that it has determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and has concluded all action under Section 721 of the DPA; or (c) if CFIUS has sent a report to the President of the United States requesting the President’s decision pursuant to Section 721 of the DPA with respect to the transactions contemplated by this Agreement, then (i) the President shall have announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (ii) the President shall have not taken any action after fifteen (15) days from the date the President received such report from CFIUS.

“Chartered Vessel Documents” means all Vessel leases, charters, subleases, subcharters and all related documents in respect of any Vessel.

“Competent Regulator” means the UKLA or AMF, as applicable and as agreed among the parties, subject to the consent of the UKLA or AMF if required by applicable Law.

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject, other than any Benefit Plan.

“Effect” means any event, change, circumstance, effect, occurrence, state of facts or development.

“Euronext Paris” means the Euronext Paris Stock Exchange.

“Exchange Rate” means, the arithmetic average of the Euros (€) to United States dollar ($) exchange rate, as set forth in the Wall Street Journal, on each of the 20 Business Days immediately preceding (but not including) the date of the MOU.

“Export Control Laws” means all Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services including: (a) the United States International Traffic in Arms Regulations administered by the United States State Department’s Directorate of Defense Trade Controls; (b) the Export Administration Regulations administered by the United States Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (c) nuclear export regulations administered by the United States Nuclear Regulatory Commission and the United States Department of Energy; (d) United States customs regulations administered by the United States Customs and Border Protection; (e) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (f) all other applicable import and export controls in the countries in which the party conducts business.

2

“FMCTI Group” means FMCTI and its Subsidiaries, taken as a whole.

“Intervening Event” means any material event or development or material change in circumstances first occurring, arising or coming to the attention of the FMCTI Board (in relation to FMCTI) or the Technip Board (in relation to Technip) after the date of the MOU and prior to, in the case of FMCTI, receipt by FMCTI of the FMCTI Requisite Vote and, in the case of Technip, receipt by Technip of the Technip Requisite Vote, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of or prior to the date of the MOU; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (a) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof; or (b) changes in the market price or trading volume of Technip Shares or FMCTI Shares or the fact that a party meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (b).

“IT Assets” means, with respect to Technip or FMCTI, computers, software, firmware, middleware, software as a service subscriptions, servers, workstations, routers, hubs, networks, switches, data communications lines, and all other information technology infrastructure and equipment and elements, and all associated documentation, used in the business of Technip or FMCTI, as applicable, and its Subsidiaries as currently conducted.

“Labor Agreement” means each collective bargaining agreement, Contract or other agreement, understanding or obligation with or with respect to a labor or trade union, works council or labor organization or similar employee representative body that FMCTI or Technip (or any of their respective Subsidiaries), as applicable, is bound by, or is currently negotiating in connection with entering into.

“Material Adverse Effect” on FMCTI, Technip, or, following the consummation of the transactions contemplated by this Agreement, Topco, as applicable, means any Effect that, individually or in the aggregate with all other Effects, has a material adverse effect on (a) the condition (financial or otherwise), assets, liabilities, business or results of operations of FMCTI Group, Technip Group, or, following the consummation of the transactions contemplated by this Agreement, Topco Group taken as a whole, respectively, or (b) the ability of FMCTI, Technip or Topco, respectively, to consummate the Mergers or any of the other transactions contemplated by this Agreement; provided, however, that none of the following, and no Effect resulting from the following (to the extent attributable to the following), shall constitute a Material Adverse Effect or be considered in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur:

(i) any change or development in general or industry economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States, France or any other jurisdiction, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

3

(ii) any change or development to the extent resulting from the execution and delivery of this Agreement or the public announcement, pendency or consummation of the Mergers or any of the other transactions contemplated by this Agreement (in the case of execution and delivery of this Agreement, or consummation of the Mergers or any of the other transactions contemplated by this Agreement, other than for purposes of any representation or warranty the purpose of which is to address the consequences resulting therefrom, including Section 4.4), including stockholder litigation and the impact of such changes or developments on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with employees, labor unions, clients, customers, suppliers or partners;

(iii) any change or development to the extent resulting from any failure of the FMCTI Group, the Technip Group or the Topco Group, respectively, to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(iv) any change, in and of itself, in the market price, credit rating (with respect to such party or its securities) or trading volume of such party’s securities (it being understood that the facts and circumstances giving rise to such change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect);

(v) any change in applicable Law or GAAP or IFRS (or, in each case, authoritative interpretation thereof), except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

(vi) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism (including cyberterrorism), or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the MOU, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate;

(vii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent that such change or development affects the FMCTI Group, the Technip Group or the Topco Group, respectively, in a disproportionate manner relative to other businesses operating in (A) the geography affected by such change or development and (B) the industries in which the FMCTI Group, the Technip Group or the Topco Group, respectively, operate; or

(viii) any change or development to the extent resulting from any action by any member of the FMCTI Group, the Technip Group or the Topco Group, respectively, that is expressly required to be taken by this Agreement, including the completion of the Preliminary Transactions.

4

“Material Employee Jurisdiction” means the United States of America, France and Norway.

“MINEFI Clearance” means that the French Ministry for Economy, Industry and the Digital Sector (“MINEFI”) shall have either (a) notified Topco, Technip or FMCTI that it has approved the Technip Merger under Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code or that its approval was not required or (b) had its approval deemed granted following notification pursuant to Articles L. 151-3 and R. 153-1 et seq. of the French Monetary and Financial Code

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, the certificate of incorporation, articles of association, limited liability company agreement, bylaws or similar organizational documents of such Person.

“Permitted Liens” means (a) Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by FMCTI or Technip, as applicable, or its Subsidiaries and for which appropriate reserves have been established in accordance with IFRS; (b) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, contractors’ or other similar Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations that are not yet due and payable or that are being diligently contested in good faith by appropriate proceedings by FMCTI or Technip, as applicable, or its Subsidiaries; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over the Owned Real Property or Leased Real Property of FMCTI or Technip, as applicable, which are not violated by the current use and operation of the Owned Real Property or Leased Real Property of FMCTI or Technip, as applicable; (d) purchase money Liens, Liens in favor of landlords or lessors incurred in the ordinary course of business consistent with past practice with respect to Contracts for Leased Real Property and Liens securing rental payments under capital lease arrangements; (e) other Liens that (i) do not and would not reasonably be expected to materially impair the value or continued use of the property or assets to which such Liens relate or (ii) which would be shown by a current title report or other similar report; and (f) any Lien, condition or other matter, if any, that may be shown or disclosed by a current and accurate survey or physical inspection.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture (including with respect to any vessel), estate, trust, association, organization, Governmental Entity or Self-Regulatory Organization or other entity of any kind or nature.

“Regulatory Authority” means any and all relevant regulatory agencies or authorities of the United States, France, the United Kingdom, any member state in the EEA and other foreign regulatory agencies or authorities, in each case only to the extent that such agency or authority has authority and jurisdiction in the particular context.

5

“Self-Regulatory Organization” means any United States or non-United States commission, board, agency or body that is not a Governmental Entity but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, electronic communication networks, insurance companies or agents, investment companies or investment advisers, including the NYSE and Euronext Paris.

“Subsidiary” means, with respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries. For the avoidance of doubt, Topco and each Transaction Entity shall be deemed a Subsidiary of FMCTI for purposes of this Agreement.

“Superior Proposal” means, with respect to FMCTI or Technip, a bona fide Acquisition Proposal that did not result from a breach of Section 5.2(a) or Section 5.2(h) and as to which the party recipient of the Acquisition Proposal complied with Section 5.2(b) and Section 5.2(c) for or in respect of more than fifty (50%) of the outstanding FMCTI Shares or Technip Shares (as applicable) or more than fifty (50%) of the assets of FMCTI and its Subsidiaries, on a consolidated basis, or Technip and its Subsidiaries, on a consolidated basis, as applicable, in each case on terms that the FMCTI Board or the Technip Board, as applicable, determines in good faith (following receipt of the advice of its financial advisors and outside legal counsel), taking into account, among other things, (a) all legal, financial, regulatory, timing and other aspects of the Acquisition Proposal and this Agreement deemed relevant by such Board (including conditions to, expected timing and risks of consummation of, and the ability of the party making such proposal to obtain financing for such Acquisition Proposal), (b) in the case of Technip, the corporate interest (intérêt social) of Technip, and (c) any improved terms that Technip (in the case of an Acquisition Proposal for FMCTI) or FMCTI (in the case of an Acquisition Proposal for Technip) may have offered pursuant to Section 5.2, is more favorable to FMCTI and Technip and their respective stockholders, as the case may be, than the transactions contemplated by this Agreement (after taking into account any such improved terms).

“Technip Group” means Technip and its Subsidiaries, taken as a whole.

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Vessel” means any watercraft used, or capable of being used, as a means of transportation on water which is owned by and registered in the name of either Technip or FMCTI or any of their respective Subsidiaries or Joint Ventures or leased by any of the foregoing pursuant to a lease on a demise or bareboat charter basis or pursuant to an operating agreement constituting a capital lease obligation.

“willful and material breach” means a material breach that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, individually or in the aggregate with other breaches, cause a material breach of this Agreement, and “willfully and materially” shall have a corresponding meaning.

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Other Defined Term References

Defined Term	Section
Accounting Firm	Section 5.4(a)
Admission Prospectus	Section 5.3(b)
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.2(a)
AMF	ARTICLE IV
Anti-Corruption Laws	Section 4.25(b)
Bankruptcy and Equity Exception	Section 4.3(a)
Bribery Act	Section 4.25(b)
Change in FMCTI Recommendation	Section 5.3(d)
Change in Technip Recommendation	Section 5.3(e)
Closing	Section 1.3
Code	Section 1.7(a)(i)
Compensation Integration Committee	Section 5.18(a)
Compensation Integration Program	Section 5.18(a)
Competition Approvals	Section 4.5
Confidentiality Agreement	Section 8.8
Consents	Section 5.5(a)
Covered Benefit Plans	Section 4.10
Creditors	Section 5.3(a)
Cross-Border Merger Terms	Recitals
DGCL	Recitals
DLLCA	Recitals
EEA	Section 5.3(a)
English Court	Section 1.3
English Law	Recitals
Environmental Claim	Section 4.17
Environmental Laws	Section 4.17
Environmental Permits	Section 4.17
EU Listing Applications	Section 5.3(b)
Exchange Act	Section 5.13
Exchange Agent	Section 1.1, Section 1.1
Exchange Fund	Section 1.9(a)
Excluded Technip Share	Section 1.5(a)(i)
Expense Reimbursement for FMCTI	Section 7.5(c)(iii)
Expense Reimbursement for Technip	Section 7.5(b)(iii)
Expenses	Section 5.1
FCPA	Section 4.25(b)
FMCTI	Preamble
FMCTI Board	Recitals
FMCTI Book-Entry Interests	Section 1.9(b)(ii)
FMCTI Certificate	Section 1.9(b)(i)
FMCTI Certificate of Merger	Section 1.4(b)

7

FMCTI Change in Recommendation Notice	Section 5.2(e)
FMCTI Disclosure Letter	ARTICLE IV
FMCTI Effective Time	Section 1.4(c)
FMCTI Exchange Ratio	Recitals
FMCTI Financial Statements	Section 4.6(b)
FMCTI Merger	Recitals
FMCTI Merger Consideration	Section 1.6(a)(i)
FMCTI Merger Surviving Corporation	Section 1.2(b)
FMCTI Preferred Stock	Section 4.2(a)
FMCTI Recommendation	Recitals
FMCTI Reports	ARTICLE IV
FMCTI Requisite Vote	Section 4.3(a)
FMCTI Shares	Recitals
FMCTI Stock Awards	Section 1.7(b)(v)
FMCTI Stock Plan	Section 1.7(b)(i)
FMCTI Stockholders’ Meeting	Section 5.3(d)
FMCTI Termination Payment	Section 7.5(b)(i)
French Law	Recitals
French Merger Regulations	Recitals
French Tax Code	Recitals
GAAP	Section 4.6(b)
Government Official	Section 4.25(a)(ii)
Governmental Entity	Section 4.5
HMRC	Section 5.1(l)
HSR Act	Section 4.5(a)
ICC Rules	Section 8.5(b)
IFRS	Section 4.6(c)
Information Document	Section 5.3(b)
Intellectual Property	Section 4.14(a)
IRS	Section 4.10(f)
Joint Ventures	Section 4.24(a)
knowledge of FMCTI	Section 8.12(a)
knowledge of Technip	Section 8.12(a)
Law	Section 4.8
Leased Real Property	Section 4.19(b)
Lien	Section 4.2(c)
Material Intellectual Property	Section 4.14(b)
Maximum FMCTI Insurance Amount	Section 5.12(a)
Maximum Technip Insurance Amount	Section 5.12(b)
Merger Consideration	Section 1.6(a)(i)
Merger Effective Date	Section 1.3
Merger Terms Publication	Section 5.3(a)
Mergers	Recitals
MOU	Preamble
New Plans	Section 5.18(b)
NYSE Listing Application	Section 5.3(b)

8

OFAC	Section 4.25(d)
Old Plans	Section 5.18(b)
Orders	Section 4.9
Owned Real Property	Section 4.19(a)
Permits	Section 4.8
Preliminary Transactions	Recitals
Pre-Merger Certificates	Section 5.4(b)
Proxy Statement/Prospectus	Section 5.3(b)
Registrar	Section 1.4
Registration Statement	Section 5.3(b)
Representatives	Section 5.6
SEC	Section 1.7(d)
Section 16 Person	Section 5.13
Securities Act	Section 5.3(c)
Shareholder Letters	Recitals
Significant Customer	Section 4.189a)
Significant Supplier	Section 4.18(b)
Tax	Section 4.11(k)
Tax Return	Section 4.11(k)
Taxable	Section 4.11(k)
Taxation	Section 4.11(k)
Technip	Preamble
Technip Bonds	Section 5.15
Technip Change in Recommendation Notice	Section 5.2(f)
Technip Depositary	Section 1.5(a)(ii)
Technip Disclosure Letter	ARTICLE IV
Technip Effective Time	Section 1.4(c)
Technip Equity Right	Section 1.7(a)(ii)
Technip Exchange Ratio	Recitals
Technip Expert Report	Section 5.4(a)
Technip Extraordinary Stockholders’ Meeting	Section 5.3(e)
Technip Financial Statements	Section 4.6(c)
Technip Intended French Tax Treatment	Recitals
Technip Merger	Recitals
Technip Merger Consideration	Section 1.5(a)(i)
Technip Merger Counsel	Section 1.3
Technip Merger Order	Section 1.3
Technip OCÉANEs	Section 4.2(d)
Technip Recommendation	Recitals
Technip Reports	ARTICLE IV
Technip Requisite Vote	Section 4.3(c)
Technip Shares	Recitals
Technip Special Stockholders’ Meeting	Section 5.3(e)
Technip Stock Awards	Section 1.7(a)(ii)
Technip Stock Option	Section 1.7(a)(i), Section 1.7(a)(i)
Technip Stock Plans	Section 1.7(a)(i)

9

Technip Stockholders’ Meetings	Section 5.3(e)
Technip Termination Payment	Section 7.5(c)(i)
Termination Date	Section 7.2(a)
Topco	Preamble
Topco Articles of Association	Section 2.1
Topco Board	Recitals
Topco Capital Increase	Section 5.14
Topco Equity Right	Section 1.7(a)(ii)
Topco Group	Section 2.3
Topco Shares	Recitals
Topco Stock Awards	Section 1.7(a)(ii)
Topco Stock Option	Section 1.7(a)(i)
Topco Stockholders’ Meeting	Section 5.3(a)
Transaction Entities	Recitals
Transaction Entity	Recitals
U.S. Merger Sub	Recitals
UK Merger Regulations	Recitals
UK Technip Board	Recitals
UKLA	Section 2.3(c)
Unvested FMCTI Stock Awards	Section 1.7(b)(iv)
VAT	Section 7.5(e)
Vested FMCTI Equity Right	Section 1.7(b)(ii)

10

EXHIBIT A:

Form of Topco Articles of Association

[Attached]

FINAL FORM

EXHIBIT A

ARTICLES OF ASSOCIATION

of

TechnipFMC PLC

(Company Number: [ ● ])

PUBLIC LIMITED COMPANY

“the Company”

(effective as from [DATE])

ARTICLES OF ASSOCIATION

1.	MODEL ARTICLES NOT TO APPLY

The regulations in the relevant model articles shall not apply to the Company.

2.	INTERPRETATION

2.1	In these Articles (if not inconsistent with the subject or context) the following words shall bear the following meanings:

“2019 AGM” means the annual general meeting of the members of the Company that is held in 2019;

“2021 AGM” means the annual general meeting of the members of the Company that is held in 2021;

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person;

“AMF” means the Autorité des Marchés Financiers, France;

“AMF General Regulation” means the AMF General Regulation for the time being in force;

“Articles” means these articles of association for the time being of the Company;

“awards” has the meaning given in Article 40.3;

“Board” means the board of Directors of the Company from time to time;

“C Director” means a Director designated as such in accordance with the Guidelines as at the adoption of these Articles and any other Director subsequently deemed to be a C Director in accordance with the Guidelines;

“certificated share” means a share in the capital of the Company which is held in physical certificated form and references in these Articles to a share being held in certificated form shall be construed accordingly;

“Change of Control” occurs where a Person who Controls any body corporate ceases to do so or if another Person acquires Control of such body corporate;

“Chief Executive Officer” has the meaning given in Article 31.1;

“clear days” means, in relation to the period of a notice, that period excluding the day on which a notice is given or deemed to be given and the day for which it is given or which it is to take effect;

“Companies Act” means the Companies Act 2006 including any modifications or re-enactment of it for the time being in force;

“Contract” means, with respect to any Person, any legally binding agreement, indenture, loan agreement, undertaking, note or other debt instrument, contract, lease, mortgage, deed of trust, permit, license, understanding, arrangement, commitment or other obligation, written or oral, to which such Person or any of its Subsidiaries is a party or by which any of them may be bound or to which any of their properties may be subject;

“Control” means, as to any Person, the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a

1

Person, whether through the ownership of shares or other equity securities or as trustee or executor, by Contract or otherwise; the terms “Controlled” and “Controlling” shall have a correlative meaning;

“Corporate Representative” has the meaning given in Article 19.5.

“default shares” has the meaning given in Article 22.8;

“Depositary” means any depositary, custodian or nominee approved by the Board that holds legal title to shares in the capital of the Company for the purposes of facilitating beneficial ownership of such shares by another individual;

“Derivative Instrument” means any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class of shares of the Company or with a value derived in whole or in part from the value of any class of shares of the Company, or any other derivative or synthetic arrangement having the characteristics of a long position in any class of shares of the Company, or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any class of shares of the Company, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any class of shares of the Company, whether or not such instrument, contract or right shall be subject to settlement in the underlying class of shares of the Company, through the delivery of cash or other property, or otherwise, and without regard to whether any member or any Member Associated Person of such member may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company;

“direction notice” has the meaning given in Article 22.8;

“Director” means a director of the Company from time to time;

“Director Resolution” has the meaning given in Article 25.8;

“dividend” means dividend or bonus;

“electronic address” means any number or address used for the purposes of sending or receiving notices, documents or information by electronic means;

“equity security” shall have the meaning given to such term in Rule 405 under the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder;

“Euronext” means any such market as defined in the AMF General Regulation including the Euronext, Paris;

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder;

“executed” means any mode of execution;

“Executive Chair” has the meaning given in Article 31.1;

“financial institution” means a recognised clearing house or a nominee of a recognised clearing house or of a recognised investment exchange who is designated within the meaning of section 778(2) of the Companies Act;

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“FSMA” means the Financial Services and Market Act 2000, including any modifications or re-enactment of it for the time being in force;

“Fully Diluted Interest” means, with respect to any member, the percentage of the Ordinary Shares owned by that member assuming the exercise or conversion, as applicable, of all options, warrants, rights and convertible or other similar securities outstanding on the date in question, whether vested or unvested, on a cashless net exercise basis or conversion assuming the price of the Ordinary Share underlying such option, warrant, right or convertible or other similar securities equals the 5-day volume weighted average trading price of such Ordinary Shares ending on the trading day prior to the date in question. Fully Diluted Interest shall be calculated using a customary treasury stock method to determine fully diluted shares outstanding;

“grantor” has the meaning given in Article 23.11;

“Governmental Authority” shall mean any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction;

“Guidelines” has the meaning given in Article 27.5;

“holder” means, in relation to a share in the capital of the Company, the member whose name is entered in the register of members as the holder of that share;

“Independent Director” means a director who qualifies as an independent director under the standards of the NYSE applicable to non-controlled domestic US issuers;

“Independent Lead Director” means an Independent Director designated as such in accordance with the Guidelines as at the adoption of these Articles and any other Independent Director who may subsequently serve as Independent Lead Director in accordance with the Guidelines;

“Initial Board Transition Period” means the period beginning on the date of adoption of these Articles and ending on the date of the 2019 AGM;

“L Director” means a Director designated as such in accordance with the Guidelines as at the adoption of these Articles and any other Director subsequently deemed to be an L Director in accordance with the Guidelines;

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding;

“member” means a member of the Company;

“Member Associated Person” has the meaning given in Article 21.2;

“member default shares” has the meaning given in Article 21.3;

“notification of availability” has the meaning given in Article 45.2(e)(ii);

“NYSE” means the New York Stock Exchange;

“Office” means the registered office of the Company from time to time;

“officer” includes a Director, manager and the secretary, but shall not include an auditor;

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“Operator” means Euroclear France;

“Ordinary Shares” means the ordinary shares of $1.00 each in the capital of the Company from time to time, identified in Article 4.1(a) and with the rights and being subject to the limitations in these Articles generally;

“paid” means paid or credited as paid;

“participating class” means a class of shares title to which is permitted by the Operator to be transferred by means of a relevant system;

“Person” means any individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organisation, Governmental Authority, other entity or group (as defined in Section 13(d) of the Exchange Act) wherever resident or domiciled;

“principal place” has the meaning given in Article 19.9;

“properly authenticated dematerialised instruction” has the meaning given in Article 23.7;

“public announcement” shall mean (a) disclosure in a press release reported by Reuters, the Dow Jones News Service, Associated Press or a comparable news service or other method of public announcement as the Board may deem appropriate in the circumstances or in a document publicly filed by the Company with the U.S. Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act, and (b) for so long as any of the Company’s shares are admitted to trading on the Euronext, by (i) publishing regulated information on its website, (ii) disseminating it through a regulatory information service provider registered on a list published by the AMF, and (iii) uploading it to Morningstar (the official mechanism in the United Kingdom for storing regulated information) and to info-financiere.fr (the official mechanism in France for storing regulated information);

“register” means the register of members of the Company;

“relevant system” means a computer-based system which allows units of securities without written instruments to be transferred and endorsed pursuant to the Uncertificated Securities Rules;

“seal” means the common seal (if any) of the Company and includes an official seal (if any) kept by the Company by virtue of section 49 or 50 of the Companies Act;

“secretary” means the secretary of the Company and includes a joint, assistant, deputy or temporary secretary and any other person appointed to perform the duties of the secretary of the Company;

“section 793 notice” has the meaning given in Article 22.8;

“Short Interest” means any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving any member or any Member Associated Person of such member the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of, manage the risk of share price changes for, or increase or decrease the voting power of, such member or any Member Associated Person of such member with respect to any class of shares of the Company, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any class of shares of the Company;

4

“Special Board Approval” means (i) if, after accounting for any vacancies on the Board and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes and (ii) if, due to vacancies on the Board and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number;

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act;

“Trade Date” has the meaning given in Article 24.3;

“Uncertificated Securities Rules” means every Law (including any orders, regulations or other subordinate legalisation made under it) relating to the holding, evidencing of title to, or transfer of, uncertificated shares and legislation, rules or other arrangements made under or by virtue of such provisions;

“uncertificated share” means a share in the capital of the Company which is not held in physical certificated form and which is of a class that is at the relevant time a participating class, title to which is recorded on the register as being held in uncertificated form, and references in these Articles to a share being held in uncertificated form shall be construed accordingly;

“uncertified proxy instruction” has the meaning given in Article 23.7;

“undertaking” includes a body corporate, trust or partnership, joint ventures or an unincorporated association carrying on a trade or business with or without a view to profit (and, in relation to an undertaking which is not a company, expressions in these Articles appropriate to companies shall be construed as references to the corresponding persons, officers, documents or organs (as the case may be) appropriate to undertakings of that description);

“United Kingdom” means Great Britain and Northern Ireland;

“US Dollars” or “$” means the lawful currency of the United States of America; and

“Voting Shares” means the Ordinary Shares and any other shares which may be issued with the right to attend and vote at general meetings.

2.2	Subject to the following paragraph, references to any provision of any enactment or of any subordinate legislation (as defined by section 2(1) of the Interpretation Act 1978) include any modification or re-enactment of that provision for the time being in force.

2.3	Words and expressions contained in these Articles that are not defined in Article 2 but are defined in the Companies Act have the same meaning as in the Companies Act (but excluding any modification of the Companies Act not in force at the date these Articles took effect) unless inconsistent with the subject or the context.

2.4	In these Articles, unless the context otherwise requires:

5

(a)	words in the singular include the plural, and vice versa;

(b)	words importing any gender include all genders;

(c)	reference to a document or information being “sent”, “supplied” or “given” to or by a Person means such document or information, or a copy of such document or information, being sent, supplied, given, delivered, issued or made available to or by, or served on or by, or deposited with or by that Person by any method authorised by these Articles, and “sending”, “supplying” and “giving” shall be construed accordingly;

(d)	references to documents “being signed” or to “signature” include a reference to it being executed under hand or under seal or by any other method and, in the case of a communication in electronic form, such references are to its being authenticated as specified in the Companies Act;

(e)	references to “writing” include references to typewriting, printing, photography and any other modes of representing or reproducing words in a legible and non-transitory form, whether sent or supplied in electronic form or made available on a website or otherwise and “written” shall be construed accordingly;

(f)	references to “other” and “otherwise” shall not be construed ejusdem generis where a wider construction is possible;

(g)	references to a power are to power of any kind, whether administrative, discretionary or otherwise;

(h)	references to a committee of the Directors are to a committee established in accordance with these Articles, whether or not comprised wholly of Directors;

(i)	any words following the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;

(j)	powers of delegation shall not be restrictively construed but the widest interpretation shall be given to them;

(k)	the word “Board” in the context of the exercise of any power contained in these Articles includes any committee consisting of one or more Directors, any Director, any other officer of the Company and any local or divisional board, manager or agent of the Company to which or, as the case may be, to whom the power in question has been delegated;

(l)	no power of delegation shall be limited by the existence or, except where expressly provided by the terms of delegation, the exercise of that or any other power of delegation;

(m)	except where expressly provided by the terms of delegation, the delegation of a power shall not exclude the concurrent exercise of that power by any other Person who is for the time being authorised to exercise it under these Articles or under another delegation of the power; and

(n)

references to the “entire” Board are to the total number of Director positions on the Board entitled to vote, including any vacancies, at the relevant time. As an example, if there are fourteen Director positions, twelve of which are filled and two of which are vacant, the entire Board shall be fourteen Directors, so an action required to be taken

6

by a majority of the entire Board shall require the approval of eight of the twelve Directors in office and any action requiring the approval of two-thirds of the entire Board shall require the approval of ten Directors in office. If one or more Directors abstains or is not entitled to vote on a resolution in accordance with Article 33 or the Guidelines, the size of the entire Board shall be deemed reduced by the number of conflicted Directors, except that any item that under these Articles requires the approval of at least two-thirds of the entire Board would still require either: (i) the approval of at least two-thirds of the entire Board (determined without regard to the deemed reduction pursuant to this sentence); or (ii) the approval of at least two-thirds of the entire Board (determined after taking into account the deemed reduction pursuant to this sentence), and in the case of (ii) during the Initial Board Transition Period, including the approval of at least one C Director and one L Director.

2.5	The headings are inserted for convenience only and do not affect the construction of these Articles.

3.	LIABILITY OF MEMBERS

The liability of each member is limited to the amount, if any, unpaid on the shares held by that member.

4.	SHARES AND SHARE CAPITAL

4.1	The Company may issue the following shares in the capital of the Company with rights attaching to them and denominated, in each case, as follows:

(a)	Ordinary Shares, each of which shall be denominated in US Dollars with a nominal value of $1.00. Each Ordinary Share shall be issued with one vote attaching to it for voting purposes in respect of all matters on which Voting Shares in the capital of the Company have voting rights and shall form a single class with the other Voting Shares in the capital of the Company for such purposes. The holders of Ordinary Shares shall, in respect of the Ordinary Shares held by them, be entitled to receive notice of, attend and speak at and vote at, general meetings of the Company.

4.2	Notwithstanding Article 4.1, subject to the provisions of the Companies Act, and without prejudice to any rights attached to any existing shares or class of shares:

(a)	any share in the Company may be issued with such preferred, deferred or other special rights, or subject to such restrictions, whether as regards dividend, return of capital, voting or otherwise, as the Company may from time to time by ordinary resolution determine (or, in the absence of any such determination, as the Directors may determine); and

(b)	shares may be issued which are to be redeemed or are to be liable to be redeemed at the option of the Company or the holder and the Board may determine the terms, conditions and manner of redemption of shares provided that it does so before the shares are allotted.

4.3	The Company may exercise all powers of paying commissions or brokerage conferred or permitted by the Companies Act. Subject to the provisions of the Companies Act, any such commission may be satisfied by the payment of cash or by the allotment of fully or partly paid shares or partly in one way and partly in the other and may be in respect of a conditional or an absolute subscription.

4.4	Except as required by Law or any Contract entered into by the Company, no Person shall be recognised by the Company as holding any share upon any trust. Except as otherwise

7

provided by these Articles or by Law, the Company shall not be bound by or recognise (even if having notice of it) any equitable, contingent, future, partial or other claim or any interest in any share (or in any fractional part of a share) except the holder’s absolute ownership of the entirety of the share and all the rights attaching to it.

4.5	Under and subject to the Uncertificated Securities Rules, the Board may permit title to shares of any class to be evidenced otherwise than by certificate and title to shares of such a class to be transferred by means of a relevant system and may make arrangements for a class of shares (if all shares of that class are in all respects identical) to become a participating class. Title to shares of a participating class may only be evidenced otherwise than by a certificate where that class of shares is at the relevant time a participating class. The Board may also, subject to compliance with the Uncertificated Securities Rules, determine at any time that title to any class of shares may from a date specified by the Board no longer be evidenced otherwise than by a certificate or that title to such a class shall cease to be transferred by means of any particular relevant system.

4.6	In relation to a class of shares which is a participating class and for so long as it remains a participating class, no provision of these Articles shall apply or have effect to the extent that it is inconsistent in any respect with:

(a)	the holding of shares of that class in uncertificated form;

(b)	the transfer of title to shares of that class by means of a relevant system; or

(c)	any provision of the Uncertificated Securities Rules,

and, without prejudice to the generality of this Article, no provision of these Articles shall apply or have effect to the extent that it is in any respect inconsistent with the maintenance, keeping or entering up by the Operator, so long as that is permitted or required by the Uncertificated Securities Rules, of an Operator register of securities in respect of that class of shares in registered form.

4.7	Shares of a class which is at the relevant time a participating class may be changed from uncertificated to certificated form, and from certificated to uncertificated form, in accordance with and subject as provided in the Uncertificated Securities Rules.

4.8	Unless the Board determines otherwise, shares which a member holds in uncertificated form shall be treated as separate holdings from any shares which that member holds in certificated form, but shares in the capital of the Company that fall within a certain class shall not form a separate class of shares from other shares in that class because any share in that class is held in uncertificated form.

4.9	Where the Company is entitled under any provision of the Companies Act or these Articles to sell, transfer or otherwise dispose of, forfeit, re-allot, accept the surrender of, or otherwise enforce a lien over, an uncertificated share, the Company shall be entitled, subject to the provisions of the Companies Act and these Articles to:

(a)	require the holder of the uncertificated share by notice in writing to change that share into certificated form within the period specified in the notice and to hold that share in certificated form so long as required by the Company;

(b)	appoint any Person to take such steps, by instruction given by means of a relevant system or otherwise, in the name of the holder of such share as may be required to effect the transfer of such share and such steps shall be as effective as if they had been taken by the registered holder of that share; and

8

(c)	take any other action that the Board considers appropriate to achieve the sale, transfer, disposal, forfeiture, reallotment or surrender of that share, or otherwise to enforce a lien in respect of that share.

4.10	Unless the Board determines otherwise or the Uncertificated Securities Rules require otherwise, any shares issued or created out of or in respect of any uncertificated shares shall be uncertificated shares and any shares issued or created out of or in respect of any certificated shares shall be certificated shares.

4.11	The Company shall be entitled to assume that the entries on the record of securities maintained by it in accordance with the Uncertificated Securities Rules and regularly reconciled with the relevant Operator register of securities are a complete and accurate reproduction of the particulars entered in the Operator register of securities and shall accordingly not be liable in respect of any act or thing done or omitted to be done by or on behalf of the Company in reliance on such assumption. Any provision of these Articles which requires or envisages that action will be taken in reliance on information contained in the register shall be construed to permit that action to be taken in reliance on information contained in any relevant record of securities (as so maintained and reconciled).

5.	AUTHORITY TO ALLOT SHARES AND DISAPPLICATION OF PRE-EMPTION RIGHTS

5.1	Subject to these Articles, in addition to any similar authority which has not been fully utilised, the Board shall be generally and unconditionally authorised pursuant to section 551 of the Companies Act to:

(a)	exercise all of the powers of the Company to allot shares in the Company, and to grant rights to subscribe for or to convert any security into shares in the Company up to a maximum aggregate nominal amount representing 20 per cent. of the number of shares in the capital of the Company as at the date of the adoption of these Articles and after the consummation of the transactions contemplated to occur on the date of these Articles (in addition to any authority to allot that has not yet expired granted to the Board prior to the date of the adoption of these Articles) for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the date which is five years from the date of the shareholder resolution to adopt these Articles by the Company; and

(b)	make an offer or agreement which would or might require shares to be allotted, or rights to subscribe for or convert any security into shares to be granted, after expiry of the authority described in this Article 5.1 and the Board may allot shares and grant rights in pursuance of that offer or agreement as if this authority had not expired.

5.2	Subject to these Articles, the Board shall be generally empowered pursuant to section 570 of the Companies Act and section 573 of the Companies Act to allot equity securities (as defined in the Companies Act) for cash, pursuant to the authority conferred by Article 5.1 of these Articles as if section 561(1) of the Companies Act did not apply to the allotment.

5.3	Subject to the provisions of the Companies Act relating to the authority to allot shares and the disapplication of pre-emption rights or otherwise and of any resolution of the Company in general meeting passed pursuant to those provisions, and, in the case of redeemable shares, the provisions of Article 5.4:

(a)	all shares for the time being in the capital of the Company shall be at the disposal of the Board; and

9

(b)	the Board may reclassify, allot (with or without conferring a right of renunciation), grant options over, or otherwise dispose of them to such Persons on such terms and conditions and at such times as it thinks fit.

5.4	Subject to the provisions of the Companies Act, and without prejudice to any rights attached to existing shares, any share may be issued which is to be redeemed, or is liable to be redeemed at the option of the Company or the holder. The Board may determine the terms, conditions and manner of redemption of any redeemable share so issued provided that it does so before the share is allotted, and these terms and conditions will apply to the relevant shares as if they were set out in these Articles.

5.5	The Board may at any time after the allotment of a share in the capital of the Company, but before a Person has been entered in the register as the holder of the share, recognise a renunciation of the share by the allottee in favour of another Person and may grant to an allottee a right to effect a renunciation on such terms and conditions as the Board thinks fit.

6.	VARIATION OF RIGHTS

6.1	Subject to these Articles and the provisions of the Companies Act, if at any time the capital of the Company is divided into different classes of shares, all or any of the rights attached to any existing class may from time to time be varied or abrogated, either while the Company is a going concern or during or in contemplation of a winding up:

(a)	in such manner (if any) as may be provided by those rights;

(b)	with the written consent of the holders of 75% in nominal value of the issued shares of that class (excluding any shares of that class held as treasury shares), which consent shall be in hard copy form or in electronic form sent to such address (if any) for the time being specified by or on behalf of the Company for that purpose, or in default of such specification to the Office, and may consist of several documents, each executed or authenticated in such manner as the Board may approve by or on behalf of one or more holders, or a combination of both; or

(c)	with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class,

but not otherwise.

6.2	For the purposes of Article 6.1, if at any time the capital of the Company is divided into different classes of shares, unless otherwise expressly provided by the rights attached to any share or class of shares, those rights shall be deemed not to be varied or abrogated by:

(a)	the issue of further shares ranking pari passu with, or subsequent to, that share or class of shares;

(b)	the purchase or redemption by the Company of any of its own shares; and

(c)	the exercise by the Board of any of the powers contemplated by Articles 38.7, 38.8 and 39.1.

7.	SHARE CERTIFICATES

7.1

On becoming the holder of any share other than a share in uncertificated form, every Person (other than a financial institution in respect of whom the Company is not required by Law to complete and have ready a certificate) shall be entitled, without payment, to have issued to him within two months after allotment or lodgement of a transfer (unless the terms of issue of

10

the shares provide otherwise) one certificate for all the shares of each class held by him (and, upon transferring a part of his holding of shares of any class, to a certificate for the balance of that holding). A holder may elect to receive one or more additional certificates for any of his shares upon payment for every certificate after the first of such reasonable sum as the Directors may determine from time to time.

7.2	Every certificate shall:

(a)	be issued under the seal, or under such other form of authentication as the Board may approve (which may include manual or facsimile signatures by one or more Directors); and

(b)	shall specify the number, class and distinguishing numbers (if any) of the shares to which it relates and the amount or respective amounts paid up on the shares.

7.3	The Company shall not be bound to issue more than one certificate for shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be sufficient delivery to all of them. Shares of different classes may not be included in the same certificate.

7.4	If a share certificate is damaged, defaced or worn out or said to be lost, stolen or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and payment of any exceptional out-of-pocket expenses incurred by the Company in investigating evidence and preparing the requisite form of indemnity as the Directors may determine but otherwise free of charge, and (in the case of damage, defacement or wearing out) on delivery up of the old certificate to the Company.

7.5	When a member’s holding of shares of a particular class increases, the Company may issue such holder with a single, consolidated certificate in respect of all the shares of a particular class which that member holds or a separate certificate in respect of only those shares by which that member’s holding has increased.

8.	LIEN

8.1	The Company shall have a first and paramount lien on every share (not being a fully paid share) for all amounts payable to the Company (whether presently or not) in respect of that share. The Board may at any time (generally or in a particular case) waive any lien or declare any share to be wholly or in part exempt from the provisions of Articles 8.1 to 8.4 inclusive. The Company’s lien on a share takes priority over any third party’s interest in that share and shall extend to all amounts (including without limitation dividends) payable in respect of it.

8.2	The Company may sell, in such manner as the Board determines, any share on which the Company has a lien if an amount in respect of which the lien exists is presently payable and is not paid within 14 clear days after written notice has been sent to the holder of the share, or to the Person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of Law, stating the amount of money due, demanding payment and stating that if the notice is not complied with the shares may be sold.

8.3	To give effect to the sale the Board may, in the case of a share in certificated form, authorise any Person to execute an instrument of transfer of the share sold to, or in accordance with the directions of, the purchaser. In the case of a share in uncertificated form, the Board may, to enable the Company to deal with the share in accordance with the provisions of this Article 8.3, exercise any of the powers of the Company under Article 4.9 to effect the sale of the share. The title of the transferee to the share shall not be affected by any irregularity in or invalidity of the proceedings in reference to the sale and the transferee shall not be bound to see to the application of the purchase money.

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8.4	The net proceeds of the sale, after payment of the costs, shall be applied in or towards payment or satisfaction of so much of the amount for which the lien exists as is presently payable, and any residue shall (upon surrender to the Company for cancellation of the certificate for the share sold, in the case of a share in certificated form, and, whether the share sold is in certificated form or uncertificated form, subject to a like lien for any amount not presently payable as existed upon the share before the sale) be paid to the Person entitled to the share at the date of the sale.

9.	CALLS ON SHARES

9.1	Subject to the terms of allotment, the Board may from time to time make calls upon the members in respect of any amounts unpaid on their shares (whether in respect of nominal value or premium) and each member shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made) pay to the Company as required by the notice the amount called on his shares. A call may be required or permitted to be paid by instalments. A call may, by further notice in writing, before receipt by the Company of an amount due under it, be revoked in whole or in part and payment of a call may be postponed in whole or part. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the shares in respect of which the call was made.

9.2	A call shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

9.3	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

9.4	A call notice need not be issued in respect of sums which are specified, in the terms on which a share is issued, as being payable to the Company in respect of that share (whether in respect of nominal value or premium) on allotment or on a date fixed by or in accordance with the terms of issue; provided that if the due date for payment of such sum has passed and it has not been paid, the holder of the share concerned at the due date for payment will be treated in all respects as having failed to comply with a call notice in respect of that sum and is liable to the same consequences as a Person having failed to comply with a call notice as regards the payment of interest and forfeiture.

9.5	If a call or an instalment of a call remains unpaid in whole or in part after it has become due and payable the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the shares in question or in the notice of the call or, if no rate is fixed, the rate determined by the Board, not exceeding 20 per cent. per annum, or, if higher, at the appropriate rate (as defined by the Companies Act), but the Board may in respect of any individual member waive payment of interest wholly or in part.

9.6	An amount payable in respect of a share on allotment or at any fixed date, whether in respect of nominal value or premium or as an instalment of a call, shall be deemed to be a call duly made and notified and payable on the date so fixed or in accordance with the terms of the allotment. If it is not paid these Articles shall apply as if that sum had become due and payable by virtue of a call duly made and notified.

9.7	Subject to the terms of allotment, the Directors may on the issue of shares differentiate between the allottees or holders in the amounts and times of payment of calls on their shares.

9.8

The Board may, if it thinks fit, receive from any member willing to advance it all or any part of the amount unpaid on any shares held by him (beyond the sums actually called up) as a payment in advance of calls, and such payment shall, to the extent of it, extinguish the liability on the shares in respect of which it is advanced. The Company may pay on all or any

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of the amount so advanced (until it would, but for such advance, become presently payable) interest on the amount so received, or so much of it as exceeds the sums called up on the shares in respect of which it has been received, at such rate (if any) as the member and the Board agree not exceeding 20 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act).

10.	FORFEITURE AND SURRENDER

10.1	If a call or an instalment of a call remains unpaid, in whole or in part, after it has become due and payable, the Board may give to the Person from whom it is due not less than 14 clear days’ written notice requiring payment of the amount unpaid together with any interest which may have accrued and any costs, charges and expenses incurred by the Company by reason of such non-payment. The notice shall name the place where payment is to be made and shall state that if the notice is not complied with the shares in respect of which the call was made will be liable to be forfeited.

10.2	If the notice is not complied with, any share in respect of which it was given may, at any time before the payment required by the notice has been made, be forfeited by a resolution of the Board. The forfeiture shall include all dividends and other amounts payable in respect of the forfeited shares and which have not been paid before the forfeiture. When a share has been forfeited, notice of the forfeiture shall be sent to the Person who was the holder of the share before the forfeiture. An entry shall be made promptly in the register opposite the entry of the share showing that notice has been sent, that the share has been forfeited and the date of forfeiture. No forfeiture shall be invalidated by the omission or neglect to send that notice or to make those entries.

10.3	Subject to the provisions of the Companies Act, a forfeited share shall be deemed to belong to the Company and may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Board determines either to the Person who was before the forfeiture the holder or to any other Person. At any time before sale, re-allotment or other disposition, the forfeiture may be cancelled on such terms as the Board determines. Where for the purposes of its disposal a forfeited share is to be transferred to any Person, the Board may, in the case of a share in certificated form, authorise someone to execute an instrument of transfer and, in the case of a share in uncertificated form, the Board may exercise any of the powers of the Company under Article 12. The Company may receive the consideration given for the share on its disposal and register the transferee as the holder of the share.

10.4	A Person shall cease to be a member in respect of any share which has been forfeited or surrendered and shall, if the share is held in certificated form, surrender to the Company for cancellation the certificate for the share forfeited but shall remain liable to the Company for all amounts which at the date of forfeiture were presently payable by him to the Company in respect of that share plus interest at the rate at which interest was payable on those amounts before the forfeiture or, if no interest was so payable, at the rate determined by the Board, not exceeding 20 per cent. per annum or, if higher, the appropriate rate (as defined in the Companies Act) from the date of forfeiture until payment. The Board may waive payment wholly or in part or enforce payment without any allowance for the value of the share at the time of forfeiture or for any consideration received on its disposal.

10.5	The Board may accept the surrender of any share which it is in a position to forfeit upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share shall be treated as if it had been forfeited.

10.6	The forfeiture of a share shall involve the extinction at the time of forfeiture of all interest in and all claims and demands against the Company in respect of the share and all other rights and liabilities incidental to the share as between the Person whose share is forfeited and the Company, except only such of those rights and liabilities as are by these Articles expressly saved, or are by the Companies Act given or imposed in the case of past members.

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10.7	A statutory declaration by a Director or the secretary that a share has been duly forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the share. The declaration shall (subject to the execution of an instrument of transfer if necessary, in the case of a share in certificated form) constitute a good title to the share. The Person to whom the share is disposed of shall not be bound to see to the application of the consideration, if any, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the forfeiture or disposal of the share.

11.	TRANSFER OF SHARES

11.1	Without prejudice to any power of the Company to register as member a Person to whom the right to any share has been transmitted by operation of Law, the instrument of transfer of a share in certificated form may be in any usual form or in any other form which the Board may approve. An instrument of transfer shall be executed by or on behalf of the transferor and, where the share is not fully paid, by or on behalf of the transferee. An instrument of transfer need not be under seal.

11.2	Each member may transfer all or any of his shares which are in uncertificated form by means of a relevant system in such manner provided for, and subject as provided in, the Uncertificated Securities Rules, to the extent applicable. Without prejudice to Article 4.9, no provision of these Articles shall apply in respect of an uncertificated share to the extent it requires or contemplates the effecting of a transfer by an instrument in writing or the production of a certificate for the share to be transferred.

11.3	The Board may, in its absolute discretion, refuse to register the transfer of a share in certificated form if it is not fully paid provided that the refusal does not prevent dealings in shares in the Company from taking place on an open and proper basis.

11.4	The Board may, in its absolute discretion, also refuse to register the transfer of a share in certificated form:

(a)	unless the instrument of transfer:

(i)	is lodged, duly stamped, at the Office or such other place as the Board has appointed, accompanied by the certificate for the share to which it relates, or such other evidence as the Directors may reasonably require to show the transferor’s right to make the transfer, or evidence of the right of someone other than the transferor to make the transfer on the transferor’s behalf;

(ii)	is in respect of only one class of shares; and

(iii)	is in favour of not more than four transferees; or

(b)	with respect to a share on which the Company has a lien and a sum in respect of which the lien exists is presently payable and is not paid within 14 clear days after notice has been sent to the holder of the share, or to the Person entitled to it in consequence of the death or bankruptcy of the holder or otherwise by operation of Law, in accordance with Article 8.2.

11.5	The Board may also refuse to register a transfer of uncertificated shares in any circumstances that are allowed or required by the Uncertificated Securities Rules and the relevant system.

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11.6	If the Board refuses to register a transfer of a share, it shall notify the transferor of the refusal and the reasons for it as soon as practicable and in any event within two months after the date on which the instrument of transfer was lodged with the Company (in the case of a transfer of a share in certificated form) or the instructions to the relevant system received. The Board shall send to the transferee such further information about the reasons for the refusal as the transferee may reasonably request.

11.7	No fee shall be charged for the registration of any instrument of transfer or other document or instruction relating to or affecting the title to any share.

11.8	The Company shall be entitled to retain any instrument of transfer which is registered, but any instrument of transfer which the Board refuses to register shall (except in the case of fraud) be returned to the Person lodging it when notice of the refusal is sent.

11.9	Nothing in these Articles shall preclude the Board from recognising a renunciation of the allotment of any share by the allottee in favour of some other Person.

11.10	For the avoidance of doubt, nothing in these Articles shall require shares to be transferred by a written instrument if the Law or rules and regulations of the NYSE and/or Euronext, to the extent applicable, provide otherwise, and the Directors shall be empowered to implement such arrangements as they consider fit in accordance with and subject to the Law and rules and regulations of the NYSE and/or Euronext, to the extent applicable, to evidence and regulate the transfer of title to shares in the Company and for the approval or disapproval, as the case may be, by the Board or the operator of a Depositary of the registration of those transfers.

12.	TRANSMISSION OF SHARES

12.1	If a member dies, the survivor or survivors where he was a joint holder, or his personal representatives where he was a sole holder or the only survivor of joint holders, shall be the only Persons recognised by the Company as having any title to his interest, but nothing in this Article 12.1 shall release the estate of a deceased member from any liability in respect of any share which had been solely or jointly held by him.

12.2	A Person becoming entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law may, upon such evidence being produced as the Board may properly require, elect either to become the holder of the share or to have some Person nominated by him registered as the transferee. If he elects to become the holder he shall give notice to the Company to that effect. If he elects to have another Person registered, and the share is a certificated share, he shall execute an instrument of transfer of the share to that Person. If he elects to have himself or another Person registered and the share is an uncertificated share, he shall take any action the Board may require and/or as required in accordance with the rules and regulations of the NYSE and/or Euronext (including without limitation the execution of any document), to the extent applicable, to enable himself or that Person to be registered as the holder of the share. All the provisions of these Articles relating to the transfer of shares shall apply to the notice or instrument of transfer (if any) as if it were an instrument of transfer signed by the member and the death or bankruptcy of the member or other event giving rise to the transmission had not occurred.

12.3	A Person entitled by transmission to a share in uncertificated form who elects to have some other Person registered shall either:

(a)	procure that instructions are given by means of the relevant system to effect transfer of such uncertificated share to that Person; or

(b)	change the uncertificated share to certified form and execute an instrument of transfer to that Person.

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12.4	The Board may at any time send a notice requiring any such Person referred to in Article 12.2 to elect either to be registered himself or to transfer the share. If the notice is not complied with within 60 days, the Board may after the expiry of that period withhold payment of all dividends or other amounts payable in respect of the share until the requirements of the notice have been complied with.

12.5	A Person becoming entitled to a share by reason of the death or bankruptcy of a member or otherwise by operation of Law shall, upon such evidence being produced as the Board may reasonably require as to his entitlement and subject otherwise to Article 12.2, have the same rights in relation to the share to which he would be entitled if he were the holder of the share, and may give a discharge for all dividends and other moneys payable in respect of the share, except that he shall not, before being registered as the holder of the share, be entitled in respect of it to receive notice of, or to attend or vote at, any general meeting or at any separate meeting of the holders of any class of shares in the capital of the Company.

13.	SHARE WARRANTS

In accordance with Law, the Company shall not issue share warrants to bearer.

14.	UNTRACED MEMBERS

14.1	The Company shall be entitled to sell any share held by a member, or any share to which a Person is entitled by transmission, if:

(a)	during the period of 12 years no warrant, cheque or other method of payment for amounts payable in respect of the share which has been sent and was payable in a manner authorised by these Articles has been cashed or effected and no communication has been received by the Company from, or on behalf of, the member or Person concerned;

(b)	the Company has, during the said 12 year period, paid at least three dividends (whether interim or final) and no such dividend has been claimed by the member or Person concerned;

(c)	the Company has, after the expiration of the said 12 year period, inserted an advertisement in a leading national daily newspaper published in the United Kingdom and in a newspaper circulating in the area of the registered address or last known address of the member or Person concerned, giving notice of its intention to sell such share (and the said advertisements, if not published on the same day, shall have been published within 30 days of each other); and

(d)	during the further period of three months after the publication of the advertisements referred to in paragraph (c) of this Article 14.1 (or, if published on different dates, the later date) and prior to the sale of the share, the Company has received no communication from, or on behalf of, such member or Person concerned.

14.2	The Company shall also be entitled to sell any additional shares issued during the relevant period of 12 years in right of any share to which Article 14.1 applies (or in right of any share so issued), if the criteria in paragraphs (a), (c) and (d) of Article 14.1 are satisfied in relation to the additional share (but as if the words “during the period of 12 years” were omitted from paragraph (a) of Article 14.1 and the words “, after the expiration of the said 12 year period,” were omitted from paragraph (c) of Article 14.1).

14.3	To give effect to the sale of any share pursuant to Articles 14.1 to 14.4 inclusive the Company may:

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(a)	in the case of a share in certificated form, appoint any Person to execute an instrument of transfer of the share, and the instrument shall be as effective as if it had been executed by the registered holder of, or Person entitled by transmission to, the share; and

(b)	in the case of a share in uncertificated form, in accordance with the Uncertificated Securities Rules, the Board may issue a written notification to the Operator requiring the conversion of the share to certificated form.

14.4	An instrument of transfer executed by that Person in accordance with Article 14.3(a) shall be as effective as if it had been executed by the holder of, or Person entitled by transmission to, the shares. An exercise by the Company of its powers in accordance with Article 14.3(b) shall be as effective as if exercised by the registered holder of or Person entitled by transmission to the shares. The purchaser shall not be bound to see to the application of the proceeds of sale, nor shall his title to the share be affected by any irregularity in or invalidity of the proceedings relating to the sale. The net proceeds of sale shall belong to the Company which shall be indebted to the member or other Person entitled to the share for an amount equal to the net proceeds of the sale and the Company shall enter the name of such former member or other Person in the books of the Company as a creditor for that amount. No trust or duty to account shall arise in respect of the net proceeds and no interest shall be payable in respect of the proceeds of sale, which may be employed in the business of the Company or invested in such investments as the Board may think fit.

15.	ALTERATION OF CAPITAL

15.1	Subject to the provisions of the Companies Act and the provisions of these Articles, and without prejudice to any relevant special rights attached to any class of shares, the Company may from time to time:

(a)	increase its share capital by allotting new shares;

(b)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(c)	sub-divide its shares, or any of them, into shares of smaller amount than its existing shares;

(d)	redeem and/ or cancel any of its shares;

(e)	redenominate its share capital or any class of share capital; and

(f)	determine that, as between the shares resulting from such a sub-division, any of them may have any preference or advantage or different rights as compared with the others,

and where any difficulty arises in regard to any consolidation or division, the Directors may settle such difficulty as they see fit.

15.2

Whenever any fractions arise as a result of a consolidation, division or sub-division of shares, the Board may on behalf of the members deal with the fractions as it thinks fit. In particular, without limitation, the Board may sell shares, representing fractions to which any members would otherwise become entitled, to any Person (including, subject to the provisions of the Companies Act, the Company) and distribute the net proceeds of sale in due proportion among those members or retain such net proceeds for the benefit of the Company. In the case of shares to be sold being held in certificated form, the Board may authorise some Person to execute an instrument of transfer of the shares to, or in accordance with the directions of, the purchaser. In the case of shares to be sold in uncertificated form, the Board may, to enable the

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Company to deal with the shares in accordance with the provisions of this Article 15.2, do all acts and things it considers necessary or expedient to effect the transfer of the shares to, or in accordance with the directions of, the purchaser, including arranging for any such shares to be entered in the register as shares in certificated form where this makes it easier to sell them. The transferee shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

15.3	All shares created by an increase of the Company’s share capital (unless otherwise provided by the terms of allotment of the shares of that class), by consolidation, division or sub-division of its share capital or the conversion of stock into paid-up shares shall be subject to all the provisions of these Articles, including without limitation provisions relating to the payment of calls, lien, forfeiture, transfer and transmission.

15.4	The Company shall not consolidate, divide, sub-divide or redenominate any one or more Ordinary Shares without consolidating, dividing, sub-dividing or redenominating (as the case may be) all of the Ordinary Shares, on an equal per share basis.

16.	GENERAL MEETINGS

16.1	The Board shall convene and the Company shall hold general meetings as annual general meetings in accordance with the provisions of the Companies Act; provided, however, that during the Initial Board Transition Period, no annual general meeting shall be held earlier than May 1 of the applicable calendar year.

16.2	All provisions of these Articles relating to general meetings of the Company shall, mutatis mutandis, apply to every separate meeting of the holders of any class of shares in the capital of the Company, except that:

(a)	the necessary quorum at any such meeting (or adjournment thereof) shall be members of that class who together represent at least the majority of the voting rights of all members of that class entitled to vote, present in Person or by proxy (or, in the case of a corporation, a Corporate Representative), at the relevant meeting; and

(b)	each holder of shares of the class shall, on a poll, have one vote in respect of every share of the class held by him.

For the purposes of this Article 16.2, where a Person is present by proxy or corporate representative, he is treated only as holding the shares in respect of which all such proxies and/or corporate representatives are authorised to exercise voting rights with respect to any matter proposed at the meeting.

16.3	The Board may call general meetings whenever and at such times and places as it shall determine. On requisition of members pursuant to the provisions of the Companies Act, the Board shall promptly convene a general meeting in accordance with the requirements of the Companies Act. At a general meeting called by a requisition (or by requisitionists), no business may be transacted except that stated by the requisition or proposed by the Board.

16.4	A general meeting may also be called under this Article 16 if the Company has fewer than two Directors and the Director (if any) is unable or unwilling to appoint sufficient Directors to make up a quorum or to call a general meeting to do so. In such case, two or more members may call a general meeting (or instruct the secretary to do so) for the purpose of appointing one or more Directors.

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17.	NOTICE OF GENERAL MEETINGS

17.1	At least 21 clear days’ notice must be given to call an annual general meeting. Subject to the provisions of the Companies Act, at least 14 clear days’ notice must be given to call all other general meetings.

17.2	Subject to the provisions of the Companies Act and any relevant special rights or restrictions attached to any shares, notices shall be given to every member as of the record date for such meeting and to the Directors. The beneficial owners nominated to enjoy information rights under the Companies Act and the auditors of the Company are entitled to receive all notices of, and other communications relating to, any general meeting which any member is entitled to receive.

17.3	Subject to the provisions of the Companies Act, the notice shall specify the place (including without limitation any satellite meeting place arranged for the purposes of Article 19.9, which shall be identified as such in the notice), the date and the time of meeting and the general nature of the business to be transacted, and in the case of an annual general meeting shall specify the meeting as such. In the case of a meeting to pass a special resolution, the notice shall specify the intention to propose the resolution as a special resolution.

17.4	The notice of a general meeting must specify a time (which must not be more than 48 hours, excluding any part of a day that is not a working day, before the time fixed for the meeting) by which a Person must be entered on the register in order to have the right to attend or vote at the meeting. Changes to entries on the register after the time specified in the notice will be disregarded in deciding the rights of any Person to attend or vote.

17.5	Where the Company has given an electronic address in any notice of meeting, any document or information relating to proceedings at the meeting may be sent by electronic means to that address, subject to any conditions or limitations specified in the relevant notice of meeting.

17.6	The accidental omission to send notice of a meeting or resolution, or to send any notification where required by the Companies Act or these Articles in relation to the publication of a notice of meeting on a website, or to send a form of proxy where required by the Companies Act or these Articles, to any Person entitled to receive it, or the non-receipt for any reason of any such notice, resolution or notification or form of proxy by that Person, whether or not the Company is aware of such omission or non-receipt, shall not invalidate the proceedings at that meeting.

18.	LIST OF MEMBERS FOR VOTING AT GENERAL MEETINGS

18.1	Subject to the requirements under the Companies Act, at least 10 days before every general meeting, the secretary shall prepare a complete list of the members entitled to vote at the meeting. Such list shall:

(a)	be arranged in alphabetical order;

(b)	show the address of each member entitled to vote at the meeting; and

(c)	show the number of shares registered in the name of each member.

18.2	The list of members prepared in accordance with Article 18.1 shall be available during ordinary business hours for a period of at least 10 days before the general meeting for inspection by any member for any purpose relevant to the meeting. If the notice of the meeting does not specify the place where the members may inspect the list of members, the list of members shall be available for inspection (at the discretion of the Board) at either the Office or on a website. The list of members shall be available for inspection by any member who is present at the meeting, at the place and for the duration, of the meeting.

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19.	PROCEEDINGS AT GENERAL MEETINGS

19.1	No business shall be transacted at a meeting unless a quorum is present but the absence of a quorum shall not preclude the choice or appointment of a chairman, which shall not be treated as part of the business of the meeting. If the Company has only one member entitled to attend and vote at the general meeting, one qualifying person present at the meeting and entitled to vote is a quorum. Except as otherwise provided by these Articles, a quorum is the members who together represent at least the majority of the voting rights of all the members entitled to vote, present in Person or by proxy (or, in the case of a corporation, a Corporate Representative), at the relevant meeting.

19.2	If a quorum is not present within half an hour after the time appointed for holding the meeting (or such additional time as the chairman of the meeting decides to wait), or if during a meeting a quorum ceases to be present, the meeting, if convened on the requisition of members, shall be dissolved, and in any other case shall stand adjourned. The continuation of a general meeting adjourned under this Article 19.2 for lack of quorum shall take place either:

(a)	on a day that is not less than 14 days but not more than 28 days after it was adjourned and at a time and/or place specified for the purpose in the notice calling the meeting; or

(b)	where no such arrangements have been specified, on a day that is not less than 14 days but not more than 28 days after it was adjourned and at such time and/or place as the chairman of the meeting decides (or, in default, the Directors decide).

In the case of a general meeting to take place in accordance with Article 19.2(b), the Company must give not less than seven clear days’ notice of any adjourned meeting and the notice must state the quorum requirement.

19.3	At an adjourned meeting the quorum is one qualifying person present and entitled to vote. If at the adjourned meeting a quorum is not present within 15 minutes after the time appointed for holding the meeting, the meeting shall be dissolved.

19.4	The chairman (if any) of the Board, or in his absence the Independent Lead Director, or in the absence of the Independent Lead Director, some other Director nominated prior to the meeting by the Board, shall preside as chairman of the meeting. If none of the chairman, the Independent Lead Director or such other Director (if any) is present within 15 minutes after the time appointed for holding the meeting and willing to act as chairman, the Directors present shall elect one of their number present and willing to act as chairman of the meeting, and if there is only one Director present, he shall be chairman of the meeting if he agrees. This Article 19.4 is subject to Article 19.5.

19.5	If no Director is willing to act as chairman or if no Director is present within 15 minutes after the time appointed for holding the meeting, the members present in person or by proxy or by a Person authorised to act as a representative of a corporation (such Person, a “Corporate Representative”) and entitled to vote shall choose a member present in person or a proxy of a member or a Corporate Representative in relation to the meeting to be chairman of the meeting.

19.6

The Board or the chairman of the meeting may make any arrangement and impose any restriction they consider appropriate to ensure the security of a general meeting, including to direct that any Person wishing to attend any general meeting should submit to such searches or other security arrangements (including without limitation, requiring evidence of identity to

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be produced before entering the meeting and placing restrictions on the items of personal property which may be taken into the meeting) as they or he consider appropriate under the circumstances. The Directors or the chairman of the meeting may in their or his absolute discretion refuse entry to, or eject from, any general meeting any Person who refuses to submit to a search or otherwise comply with such security arrangements or restrictions.

19.7	The Board or the chairman of the meeting may take such action, give such direction or put in place such arrangements as they or he consider appropriate to secure the safety of the people attending the meeting and to promote the orderly conduct of the business of the meeting. Any decision of the chairman of the meeting on matters of procedure or matters arising incidentally from the business of the meeting, and any determination by the chairman of the meeting as to whether a matter is of such a nature, shall be final.

19.8	Directors may attend and speak at general meetings and at any separate meeting of the holders of any class of shares, whether or not they are members. The chairman of the meeting may permit other Persons who are not members of the Company or otherwise entitled to exercise the rights of members in relation to general meetings to attend and, at the chairman of the meeting’s discretion, speak at a general meeting or at any separate class meeting.

19.9	In the case of any general meeting, the Board may, notwithstanding the specification in the notice convening the general meeting of the place at which the chairman of the meeting shall preside (the “principal place”), make arrangements for simultaneous attendance and participation at satellite meeting places, or by way of any other electronic means, allowing Persons not present together at the same place to attend, speak and vote at the meeting. The arrangements for simultaneous attendance and participation at satellite meeting places, or other places at which Persons are participating via electronic means may include arrangements for controlling or regulating the level of attendance at any particular venue provided that such arrangements shall operate so that all members and proxies wishing to attend the meeting are able to attend at one or other of the venues. The members or proxies at the satellite meeting places, or other places at which Persons are participating via electronic means, shall be counted in the quorum for, and be entitled to vote at, the general meeting in question, and that meeting shall be duly constituted and its proceedings valid if the chairman of the meeting is satisfied that adequate facilities are available throughout the meeting to ensure that the members or proxies attending at the satellite meeting places, or other places at which Persons are participating via electronic means, are able to:

(a)	participate in the business for which the meeting has been convened;

(b)	see and hear all Persons who speak (whether through the use of microphones, loud speakers, audio-visual communication equipment or otherwise) in the principal place and any other such place; and

(c)	be heard and seen by all other Persons so present in the same way.

19.10	The chairman of the general meeting shall be present at, and the meeting shall be deemed to take place at, the principal place. If it appears to the chairman of the meeting that the facilities at the principal place or any satellite meeting place or other place at which Persons are participating via electronic means, have become inadequate for the purposes set out in Article 19.9, then the chairman of the meeting may, without the consent of the meeting, interrupt or adjourn the general meeting. All business conducted at the general meeting up to the point of the adjournment shall be valid. The provisions of Article 19.15 shall apply to that adjournment.

19.11

The Board may make arrangements for Persons entitled to attend a general meeting or an adjourned general meeting to be able to view and hear the proceedings of the general meeting or adjourned general meeting and to speak at the meeting (whether by the use of microphones,

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loudspeakers, audio-visual communications equipment or otherwise) by attending at a venue anywhere in the world not being a satellite meeting place or other venue for which arrangements have been made pursuant to Article 19.9. Those attending at any such venue shall not be regarded as present at the general meeting or adjourned general meeting and shall not be entitled to vote at the meeting at or from that venue. The inability for any reason of any member present in person or by proxy (or, in the case of a corporation, a Corporate Representative) at such a venue to view or hear all or any of the proceedings of the meeting or to speak at the meeting shall not in any way affect the validity of the proceedings of the meeting.

19.12	The Board may from time to time make any arrangements for controlling the level of attendance at any venue for which arrangements have been made pursuant to Article 19.9 (including without limitation the issue of tickets or the imposition of some other means of selection) it in its absolute discretion considers appropriate, and may from time to time change those arrangements. If a member, pursuant to those arrangements, is not entitled to attend in person or by proxy (or, in the case of a corporation, a Corporate Representative) at a particular venue, he shall be entitled to attend in person or by proxy (or, in the case of a corporation, a Corporate Representative) at any other venue for which arrangements have been made pursuant to Article 19.9. The entitlement of any member to be present at such venue in person or by proxy (or, in the case of a corporation, a Corporate Representative) shall be subject to any arrangement then in force and stated by the notice of meeting or adjourned meeting to apply to the meeting.

19.13	If, after the sending of the notice of a general meeting but before the meeting is held, or after the adjournment of a general meeting but before the adjourned meeting is held (whether or not notice of the adjourned meeting is required), the Board decides that it is impracticable or unreasonable, for a reason beyond its control, to hold the meeting at the declared place (or any of the declared places, in the case of a meeting to which Article 19.9 applies) and/or time, it may change the place (or any of the declared places, in the case of a meeting to which Article 19.9 applies) and/or postpone the time at which the meeting is to be held. If such a decision is made, the Board may then change the place (or any of the declared places, in the case of a meeting to which Article 19.9 applies) and/or postpone the time again if it decides that it is reasonable to do so. In either case:

(a)	no new notice of the meeting need be sent, but the Board shall, if practicable, advertise the date, time and place of the meeting by public announcement and in two newspapers with national circulation in the United Kingdom and shall make arrangements for notices of the change of place and/or postponement to appear at the original place and/or at the original time; and

(b)	a proxy appointment in relation to the meeting may, if by means of a document in hard copy form, be delivered to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 23.6(a) or, if in electronic form, be received at the address (if any) specified by or on behalf of the Company in accordance with Article 23.6(b), at any time not less than 48 hours before any postponed time appointed for holding the meeting (provided that the Board may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day).

19.14	For the purposes of Articles 19.9, 19.10, 19.11, 19.12 and 19.13, the right of a member to participate in the business of any general meeting shall include, without limitation, the right to speak, vote on a poll, be represented by a proxy and have access to all documents which are required by the Companies Act or these Articles to be made available at the meeting.

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19.15	Without prejudice to any other power of adjournment he may have under these Articles or at common law:

(a)	the chairman of the meeting may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place or for an indefinite period; and

(b)	the chairman of the meeting may, without the consent of the meeting, adjourn the meeting before or after it has commenced, to another date, time or place which the chairman of the meeting may decide, if the chairman of the meeting considers that:

(i)	there is not enough room for the number of members and proxies who wish to attend the meeting;

(ii)	the behaviour of anyone present prevents, or is likely to prevent, the orderly conduct of the business of the meeting;

(iii)	an adjournment is necessary to protect the safety of any Person attending the meeting;

(iv)	an adjournment is necessary to give all Persons entitled to do so a reasonable opportunity of speaking and voting at the meeting; or

(v)	an adjournment is otherwise necessary in order for the business of the meeting to be properly carried out.

19.16	Subject to Article 19.2 an adjournment may, subject to the provisions of the Companies Act, be for such time and to such other place (or, in the case of a meeting to which Article 19.9 applies, such other places) as the chairman may, in his absolute discretion determine, notwithstanding that by reason of such adjournment some members may be unable to be present at the adjourned meeting. Any such member may nevertheless appoint a proxy for the adjourned meeting in accordance with Articles 23.2, 23.3 and 23.6 by means of a document in hard copy form, or such other means as the Company may agree, which, if delivered at the meeting which is adjourned to the chairman or the secretary or any Director, shall be valid even though it is given at less notice than would otherwise be required by Article 23.6(a). Subject to the provisions of the Companies Act, it shall not be necessary to give notice of an adjourned meeting, except in the case of a general meeting to take place in accordance with Article 19.2(b) and except that when a meeting is adjourned for 28 days or more, or for an indefinite period, at least seven clear days’ notice shall be given specifying the time and place (or places, in the case of a meeting to which Article 19.9 applies) of the adjourned meeting and the general nature of the business to be transacted. No business shall be transacted at an adjourned meeting other than business which might properly have been transacted at the meeting had the adjournment not taken place. Without prejudice to Article 19.3 in the case of a general meeting adjourned under Article 19.2 for lack of quorum, members who together represent at least the majority of the voting rights of all the members entitled to vote, present in person or by proxy (or, in the case of a corporation, a Corporate Representative), at the relevant meeting will constitute a quorum at an adjourned meeting.

19.17	Subject to Article 19.18, a poll shall be taken as the chairman directs and he may, and shall if required by the meeting, appoint scrutineers (who need not be members) and fix a time and a place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

19.18	A poll on the election of a chairman or on a question of adjournment shall be taken immediately. A poll on any other question shall be taken at the meeting or, the chairman may, with the consent of the meeting, determine that the poll shall be taken at such time and place as the chairman directs not being more than 30 days after the meeting.

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19.19	Subject to the requirements of the Companies Act, to be properly brought before a general meeting, business (including but not limited to Director nominations) must be: (a) specified in the notice of meeting (or any amendment or supplement thereto) given in accordance with Article 17, (b) otherwise properly brought before the meeting by or at the direction of the Board, or (c) otherwise properly brought before the meeting by a member of the Company who holds shares in the capital of the Company at the time such notice of such meeting is delivered, who is entitled to vote at the meeting and who complies with the notice procedures set forth in Article 21. For the avoidance of doubt, except as otherwise required by the provisions of the Companies Act, the foregoing clause (c) shall be the exclusive means for a member of the Company to make nominations or propose business (other than business included in the Company’s proxy materials pursuant to Rule 14a-8 under the Exchange Act) at a general meeting.

20.	AMENDMENTS TO RESOLUTIONS

20.1	A special resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	the chairman of the meeting proposes the amendment at the general meeting at which the resolution is to be proposed; and

(b)	the amendment does not go beyond what is necessary to correct a clear error in the resolution.

20.2	An ordinary resolution to be proposed at a general meeting may be amended by ordinary resolution if:

(a)	written notice of the terms of the proposed amendment and of the intention to move the amendment have been delivered in hard copy to the Company at the Office or to such other place as may be specified by or on behalf of the Company for that purpose, or received in electronic form at such address (if any) for the time being specified by or on behalf of the Company for that purpose, at least 48 hours before the time for holding the meeting or the adjourned meeting at which the ordinary resolution in question is proposed (which, if the Board so specifies, shall be calculated taking no account of any part of a day that is not a working day) and the proposed amendment does not, in the reasonable opinion of the chairman of the meeting, materially alter the substance of the resolution; or

(b)	the chairman of the meeting, in his absolute discretion, decides that the proposed amendment may be considered or voted on.

20.3	With the consent of the chairman of the meeting, an amendment may be withdrawn by its proposer before it is voted on. If an amendment proposed to any resolution under consideration is ruled out of order by the chairman of the meeting, the proceedings on the resolution shall not be invalidated by any error in the ruling.

21.	PROPOSED MEMBER RESOLUTIONS

21.1	Where a member or members, in accordance with the provisions of the Companies Act, request the Company to: (i) call a general meeting for the purposes of bringing a resolution before the meeting, or (ii) give notice of a resolution to be proposed at a general meeting, such request must, in each case and in addition to the requirements of the Companies Act, contain the following:

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(a)	to the extent that the request relates to the nomination of a Director, as to each Person whom the member(s) propose(s) to nominate for election as a Director, all information relating to such Person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, and the regulations promulgated thereunder, including such Person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected;

(b)	to the extent that that request relates to any business other than the nomination of a Director that the member(s) propose(s) to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of any resolutions proposed for consideration (and, in the event that such business includes a proposal to amend these Articles, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such member(s) (other than where the member is a Depositary) and any Member Associated Person on whose behalf the nomination or proposal is made, individually or in the aggregate, including any anticipated benefit therefrom to the member(s) (other than where the member is a Depositary) or any Member Associated Person on whose behalf the nomination or proposal is made; and

(c)	as to the member(s) making the request and the Member Associated Person(s), if any, on whose behalf the nomination or proposal is made:

(i)	the name and address of such member(s), as they appear on the Company’s books, and of such Member Associated Person(s), if any;

(ii)	the class and number of shares in the capital of the Company held by such member(s) which are owned beneficially or of record by such member(s) and such Member Associated Person(s), if any;

(iii)	a description of any Derivative Instruments and Short Interests, if any, held directly or indirectly by such member(s) and such Member Associated Person(s), if any;

(iv)	a description of all agreements, arrangements and understandings between such member(s) (other than where the member is a Depositary) and such Member Associated Person(s), if any, each proposed nominee and any other person(s) (including their names) in connection with the nomination or proposal;

(v)	any other information relating to such member(s) and such Member Associated Person(s), if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act; and

(vi)	to the extent known by the member(s) making the request and the Member Associated Person(s), if any, on whose behalf the nomination or proposal is made, the name and address of any other member or Member Associated Person supporting the nominee for election as a Director or the other business to which such request relates.

21.2	For the purposes of Article 21.1, a “Member Associated Person” of any member shall mean:

(A)	any Person controlling, directly or indirectly, or acting in concert with, such member;

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(B)	any beneficial owner of shares in the capital of the Company owned of record or beneficially (within the meaning of the Exchange Act) by such member; and

(C)	any Person controlling, controlled by or under common control with such Member Associated Person,

and in each case on whose behalf the member’s request in accordance with this Article 21 is made.

21.3	If a request made in accordance with Article 21.1 does not include the information specified in that Article, or if, without prejudice to the rights of any member under the Companies Act, a request made in accordance with Article 21.1 is not received in the time and manner required by Article 21.4, in respect of such shares which the relevant member(s) hold which are owned beneficially by such member(s) and the Member Associated Person(s), if any, on whose behalf the nomination or proposal is made (the “member default shares”) the relevant member(s) shall not be entitled to vote, either personally or by proxy (or, in the case of a corporation, a Corporate Representative) at a general meeting or at a separate meeting of the holders of that class of shares (or at an adjournment of any such meeting), the member default shares with respect to the matters detailed in the request made in accordance with Article 21.1.

21.4	Without prejudice to the rights of any member under the Companies Act, a member who makes a request to which Article 21.1 relates, must deliver any such request in writing to the secretary at the Office not earlier than the close of business on the one hundred and twentieth (120) calendar day nor later than the close of business on the ninetieth (90) calendar day prior to the date of the first anniversary of the preceding year’s annual general meeting provided, however, that in the event that the date of an annual general meeting is more than thirty (30) calendar days before or more than seventy (70) calendar days after the date of the first anniversary of the preceding year’s annual general meeting or if no annual general meeting was held in the preceding year, notice by the member must be so delivered in writing not earlier than the close of business on the one hundred and twentieth (120) calendar day prior to such annual general meeting and not later than the close of business on the later of: (i) the ninetieth (90) calendar day prior to such annual general meeting and (ii) the tenth (10) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company. In no event shall any adjournment or postponement of an annual general meeting or the public announcement thereof commence a new time period for the giving of a member’s notice as described in this Article 21.4.

Notwithstanding anything in the foregoing provisions of this Article 21.4 to the contrary, but again without prejudice to the rights of any member under the Companies Act, in the event that the number of directors to be elected to the Board is increased and there is no public announcement, naming all of the nominees for Director or specifying the size of the increased Board, made by the Company at least one hundred (100) calendar days prior to the date of the first anniversary of the preceding year’s annual general meeting or, if no annual general meeting was held in the preceding year, (100) calendar days prior to the annual general meeting or, if later, the tenth (10) calendar day after the day on which public announcement of the date of such annual general meeting is first made by the Company, a member’s notice required by this Article 21.4 shall also be considered as validly delivered in accordance with this Article 21.4, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the secretary at the Office not later than 5:00 p.m., local time, on the tenth (10) calendar day after the day on which such public announcement of the increased Board is first made by the Company.

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Notwithstanding the provisions of Articles 21.1 or 21.3 or the foregoing provisions of this Article 21.4, a member shall also comply with all applicable requirements of the Companies Act and of the Exchange Act with respect to the matters set forth in Articles 21.1 or 21.3 or in this Article 21.4. Nothing in Articles 21.1 or 21.3 or in this Article 21.4 shall be deemed to affect any rights of members to request inclusion of proposals in, nor the right of the Company to omit proposals from, the Company’s proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act, to the extent applicable to the Company and, in such event, subject in each case to compliance with the Exchange Act.

22.	VOTES OF MEMBERS

22.1	A resolution put to the vote of a general meeting must be taken on a poll. This Article 22.1 may only be removed, amended or varied by resolution of the members passed unanimously at a general meeting of the Company.

22.2	A member, proxy or corporate representative entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses the same way.

22.3	Subject to any relevant special rights or restrictions attached to any shares (including, for the avoidance of doubt, such rights and restrictions set out in Article 4.1 above), on a vote on a resolution on a poll taken at a meeting, every qualifying member present in person or by proxy (or, in the case of a corporation, a Corporate Representative) and entitled to vote on the resolution shall have one vote in respect of each Ordinary Share.

22.4	In the case of joint holders the vote of the senior who tenders a vote shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the register of members.

22.5	A member in respect of whom an order has been made by any court or official having jurisdiction (whether in the United Kingdom or elsewhere) in matters concerning mental disorder may vote by any Person authorised in that behalf by that court or official and such Person may vote by proxy (or, in the case of a corporation, a Corporate Representative) Evidence to the satisfaction of the Board of the authority of the Person claiming the right to vote shall be delivered to the Office, or such other place as is specified in accordance with these Articles for the delivery or receipt of appointments of proxy, not less than 48 hours before the time appointed for holding the meeting or adjourned meeting at which the right to vote is to be exercised (provided that the Board may specify, in any case, that in calculating the period of 48 hours, no account shall be taken of any part of a day that is not a working day). Failure to satisfy the requirements of this Article 22.5 shall cause the right to vote not to be exercisable.

22.6	In the case of an equality of votes, the chairman of the meeting shall not be entitled to a casting vote.

22.7	No member shall have the right to vote at any general meeting or at any separate meeting of the holders of any class of shares, either in person or by representative or proxy, in respect of any share held by him unless all amounts presently payable by him in respect of that share have been paid.

22.8	If at any time the Board is satisfied that any member, or any other Person appearing to be interested in shares held by such member, has been duly served with a notice under section 793 of the Companies Act (a “section 793 notice”) and is in default for the prescribed period in supplying to the Company the information thereby required, or, in purported compliance with such a notice, has made a statement which is false or inadequate in a material particular, then the Board may, in its absolute discretion at any time by notice (a “direction notice”) to such member direct that:

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(a)	in respect of the shares in relation to which the default occurred (the “default shares”, which expression includes any shares issued after the date of the section 793 notice in respect of those shares) the member shall not be entitled to attend or vote either personally or by proxy (or, in the case of a corporation, a Corporate Representative) at a general meeting or at a separate meeting of the holders of that class of shares or on a poll; and

(b)	where the default shares represent at least 0.25 per cent. in nominal value of the issued shares of their class (calculated exclusive of any shares held in treasury), in respect of the default shares:

(i)	no payment shall be made by way of dividend and no share shall be allotted or distributed pursuant to Articles 39.1, 40.1, and 40.2; and

(ii)	no transfer of any default share shall be registered unless:

(A)	the member is not himself in default as regards supplying the information required and it has been proved to the reasonable satisfaction of the Board that no Person in default of supplying the information required is interested in any of the shares which are the subject of the transfer; or

(B)	the transfer is an approved transfer.

For the purposes of ensuring this Article 22.8(b)(ii) can apply to all shares held by the member, the Company may in accordance with the Uncertificated Securities Rules, issue a written notification to the Operator requiring conversion into certificated form of any share held by the member in uncertificated form.

22.9	The Company shall send the direction notice to each other Person appearing to be interested in the default shares, but the failure or omission by the Company to do so shall not invalidate such notice.

22.10	Any direction notice shall cease to have effect not more than seven days after the earlier of receipt by the Company of:

(a)	a notice of an approved transfer, but only in relation to the shares transferred; or

(b)	all the information required by the relevant section 793 notice, in a form satisfactory to the Board.

22.11	The Board may at any time send a notice cancelling a direction notice.

22.12	The Company may exercise any of its powers under Article 4.9 in respect of any default share that is held in uncertificated form.

22.13	For the purposes of this Article 22.13 and Articles 22.9, 22.10, 22.11 and 22.12:

(a)	a Person shall be treated as appearing to be interested in any shares if the member holding such shares has sent information to the Company in response to a notification under section 793 of the Companies Act which either:

(i)	names such Person as being so interested; or

(ii)	fails to establish the identities of all those interested in the shares, and (after taking into account the said information and any other relevant information in the possession of the Company) the Company knows or has reasonable cause to believe that the Person in question is or may be interested in the shares;

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(b)	the prescribed period is 14 days from the date of service of the section 793 notice; and

(c)	a transfer of shares is an approved transfer if:

(i)	it is a transfer of shares pursuant to an acceptance of a takeover offer (within the meaning of section 974 of the Companies Act);

(ii)	the Board is satisfied that the transfer is made pursuant to a bona fide sale of the whole of the beneficial ownership of the shares the subject of the transfer to a party unconnected with the holder or with any other Person appearing to be interested in the shares; or

(iii)	the transfer results from a sale made through a recognised investment exchange as defined in the FSMA or any other stock exchange outside the United Kingdom on which the Company’s shares are normally traded.

22.14	Nothing contained in Article 22.9, 22.10, 22.11 and 22.12 limits the power of the Company under section 794 of the Companies Act.

22.15	Any objection to the qualification of any Person voting at a general meeting or on a poll or to the counting of, or failure to count, any vote, must be made at the meeting or adjourned meeting or at the time the poll is taken (if not taken at the meeting or adjourned meeting) at which the vote objected to is tendered. Any objection made in due time shall be referred to the chairman of the meeting whose decision shall be final and conclusive. If a vote is not disallowed by the chairman of the meeting it is valid for all purposes.

22.16	The Company shall not be bound to enquire whether any proxy or corporate representative votes in accordance with the instructions given to him by the member he represents and if a proxy or corporate representative does not vote in accordance with the instructions of the member he represents the vote or votes cast shall nevertheless be valid for all purposes.

22.17	If any votes are counted which ought not to have been counted, or might have been rejected, the error shall not vitiate the result of the voting unless it is pointed out at the same meeting, or any adjournment of the meeting, or at the time the poll is taken (if not taken at the meeting or adjourned meeting), and, in the opinion of the chairman, it is of sufficient magnitude to vitiate the result of the voting.

23.	PROXIES AND CORPORATE REPRESENTATIVES

23.1	A member is entitled to appoint another Person as his proxy to exercise all or any of his rights to attend and to speak and vote at a meeting of the Company in respect of the shares to which the proxy appointment relates. The proxy appointment shall, unless it provides to the contrary, be valid for any adjournment of the meeting as well as for the meeting to which it relates. A proxy need not be a member.

23.2	The appointment of a proxy shall be:

(a)	in the case of a proxy relating to shares in the capital of the Company held in the name of a Depositary, in a form or manner of communication approved by the Board, which may include, without limitation, a voter instruction form to be provided to the Company by certain third parties on behalf of the Depositary. Subject thereto, the appointment of a proxy may be:

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(i)	in hard copy form; or

(ii)	in electronic form, to the electronic address provided by the Company for this purpose; or

(b)	in the case of a proxy relating to the shares to which Article 23.2(a) does not apply:

(i)	in any usual form or in any other form or manner of communication which the Board may approve. Subject thereto, the appointment of a proxy may be:

(A)	in hard copy form; or

(B)	in electronic form, to the electronic address provided by the Company for this purpose.

23.3	The appointment of a proxy, whether made in hard copy form or in electronic form, shall be executed by or on behalf of the appointor in such manner as the Directors may approve, which in the case of a corporation may be either under its common seal or under the hand of a duly authorised officer or other Person duly authorised for that purpose or in any other manner authorised by its constitution.

23.4	The Board may, if it thinks fit, but subject to the provisions of the Companies Act, at the Company’s expense (with or without provision for their return prepaid) send hard copy forms of proxy for use at any general meeting, or at any separate meeting of the holders of any class of shares, and issue invitations in electronic form to appoint a proxy in relation to the meeting in such form as may be approved by the Board. If, for the purpose of any meeting appointments of proxy or invitations to appoint as proxy a Person or one of a number of Persons specified in the invitations are issued at the Company’s expense, they shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote at it. The accidental omission or the failure due to circumstances beyond the Company’s control, to send or make available such an appointment of proxy or give such an invitation to, or the non-receipt thereof by, any member entitled to attend and vote, at a meeting shall not invalidate the proceedings at that meeting.

23.5	The appointment of a proxy shall not preclude a member from attending and voting in person at the meeting or poll concerned. A member may appoint more than one proxy to attend on the same occasion, provided that each such proxy is appointed to exercise the rights attached to a different share or shares held by that member. References in these Articles to an appointment of proxy include references to an appointment of multiple proxies.

23.6	Without prejudice to Article 19.13(b) or the second sentence of Article 19.16, the appointment of a proxy shall:

(a)	if in hard copy form, be delivered by hand or by post to the Office or such other place within the United Kingdom as may be specified by or on behalf of the Company for that purpose:

(i)	in the notice convening the meeting; or

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such notice or form of proxy; and

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(b)	if in electronic form, be received at the electronic address to which the appointment of a proxy may be sent by electronic means pursuant to a provision of the Companies Act or at any other address specified by or on behalf of the Company for the purpose of receiving the appointment of a proxy in electronic form:

(i)	in the notice convening the meeting;

(ii)	in any form of proxy sent by or on behalf of the Company in relation to the meeting;

(iii)	in any invitation to appoint a proxy issued by the Company in relation to the meeting; or

(iv)	on a website that is maintained by or on behalf of the Company and identifies the Company,

by the time specified by the Board (as the Board may determine, in compliance with the provisions of the Companies Act) in any such method of notification.

The Board may specify, when determining the times by which proxies are to be lodged, that no account shall be taken of any part of a day that is not a working day.

23.7	Without limiting these Articles, the Board may in relation to uncertificated shares:

(a)	approve the appointment of a proxy by means of an electronic communication in the form of an “uncertificated proxy instruction” (a properly authenticated dematerialised instruction and/or other instruction or notification, which is sent by means of the relevant system and received by such participant in that system acting on behalf of the Company as the Board may prescribe, in such form and subject to such terms and conditions as the Board may prescribe (subject always to the facilities and requirements of the relevant system));

(b)	approve supplements to, or amendments or revocations of, any such uncertificated proxy instruction by the same means; and

(c)	prescribe the method of determining the time at which any such uncertificated proxy instruction is to be treated as received by the Company or such participant and may treat any such uncertificated proxy instruction which purports to be or is expressed to be sent on behalf of the holder of a share as sufficient evidence of the authority of the Person sending that instruction to send it on behalf of that holder.

The term “properly authenticated dematerialised instruction” shall have the meaning given in the Uncertificated Securities Rules.

23.8	Subject to the provisions of the Companies Act, where the appointment of a proxy is expressed to have been or purports to have been sent or supplied by a Person on behalf of a holder:

(a)	the Company may treat the appointment as sufficient evidence of that Person’s authority to execute the appointment of proxy on behalf of that member; and

(b)	the holder shall, if requested by or on behalf of the Company at any time, send or procure the sending of reasonable evidence of the authority under which the appointment of proxy has been made, sent or supplied (which may include, without limitation, a copy of such authority certified notarially or in some other way approved by the Board), to such address and by such time as may be specified in the request and, if the request is not complied with in any respect, the appointment of proxy may be treated as invalid.

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23.9	Subject to Article 23.8 and the provisions of the Companies Act, a proxy appointment which is not delivered or received in accordance with Article 23.6 shall be invalid. Where two or more valid appointments of proxy are delivered or received in respect of the same share in relation to the same meeting, the one which was last delivered or received shall, unless otherwise specified in the notice convening the meeting, be treated as replacing and revoking the other or others as regards that share. If the Company is unable to determine which is last delivered or received, or if the Company determines that it has insufficient evidence to decide whether or not a proxy appointment is in respect of the same share, it shall be entitled determine which proxy appointment (if any) is to be treated as valid. Subject to the provisions of the Companies Act, the Company may determine at its discretion when a proxy appointment shall be treated as delivered or received for the purposes of these Articles.

23.10	The Company shall not be required to check that a proxy or corporate representative votes in accordance with any instructions given by the member by whom he is appointed. Any failure to vote as instructed shall not invalidate the proceedings on the resolution.

23.11	Subject to the provisions of the Companies Act, any corporation which is a member of the Company (the “grantor”) may, by resolution of its directors or other governing body, authorise such Person or Persons as it thinks fit to act as its representative or representatives at any meeting of the Company or at any separate meeting of the holders of any class of shares. A Director, the secretary or other Person authorised for the purpose by the secretary may require all or any of such Persons to produce a certified copy of the resolution of authorisation before permitting him to exercise his powers. Such Person is entitled to exercise (on behalf of the grantor) the same powers as the grantor could exercise if it were an individual member of the Company. Where a grantor authorises more than one Person and more than one authorised Person purports to exercise a power in respect of the same shares:

(a)	if they purport to exercise the power in the same way as each other, the power is treated as exercised in that way; and

(b)	if they do not purport to exercise the power in the same way as each other, the power is treated as not exercised.

23.12	The termination of the authority of a Person to act as a proxy or duly authorised representative of a corporation does not affect:

(a)	whether he counts in deciding whether there is a quorum at a meeting;

(b)	the validity of anything he does as chairman of a meeting;

(c)	the validity of a poll demanded by him at a meeting; or

(d)	the validity of a vote given by that Person,

unless notice of the termination was either delivered or received as mentioned in the following sentence at least 24 hours before the start of the relevant meeting or adjourned meeting or (in the case of a poll taken otherwise than on the same day as the meeting or adjourned meeting) the time appointed for taking the poll. Such notice of termination shall be either by means of a document in hard copy form delivered to the Office or to such other place within the United Kingdom as may be specified by or on behalf of the Company in accordance with Article 23.6(a) or in electronic form received at the address specified by or on behalf of the Company in accordance with Article 23.6(b), regardless of whether any relevant proxy appointment was effected in hard copy form or in electronic form.

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23.13	A proxy given in the form of a power of attorney or similar authorisation granting power to a Person to vote on behalf of a member at forthcoming meetings in general shall not be treated as valid if it grants authorisation for a period of more than three years, unless a contrary intention is stated in it.

24.	NUMBER AND TERM OF DIRECTORS

24.1	Subject to the Companies Act, the Board shall consist of such number of persons determined by the Board from time to time, but shall not exceed 14 persons prior to the 2019 AGM.

24.2	The composition of the Board (and, if applicable, each Director) will satisfy the requirements of applicable Law and any securities exchange on which the Company’s securities are listed.

24.3	The continuing Directors or sole continuing Director may act notwithstanding any vacancies in their number, but, if there is only one continuing Director, the continuing Director may act only for the purpose of filling vacancies or of calling a general meeting, but not for any other purpose.

24.4	The Directors in office immediately following the unconditional adoption of these Articles shall be appointed for a term that will expire at the 2019 AGM. Despite the expiration of a Director’s term, the Director shall continue to serve following such expiration until his or her successor shall be duly elected, until he or she retires or is disqualified or removed pursuant to the terms of these Articles, or until there is a decrease in the size of the Board as determined by the Directors in accordance with Article 24.1. At the 2019 AGM, all the Directors then in office shall retire from office in accordance with Article 25.10 and may, subject to the size of the Board as determined by the Board in accordance with Article 24.1, be eligible, subject to applicable Law, to be nominated for appointment by the Board in accordance with Article 25.

25.	APPOINTMENT OF DIRECTORS

This Article 25 shall apply in respect of, and from and after, the 2019 AGM.

25.1	Directors shall be elected by ordinary resolution at the annual general meeting of the members of the Company. Subject to these Articles, the Board shall have the power at any time to appoint any Person who is willing to act as a Director, and is permitted by Law to do so, either to fill a vacancy or as an addition to the existing Board provided that the total number of Directors shall not exceed any maximum fixed in accordance with Article 24.1.

25.2	Subject to the provisions of the Companies Act, the Board may enter into an agreement or arrangement with any Director for the provision of any services outside the scope of the ordinary duties of a Director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Companies Act) the Board thinks fit and (without prejudice to any other provision of these Articles) it may remunerate any such Director for such services as it thinks fit.

25.3	No Person shall be appointed a Director at any general meeting unless:

(a)	he is nominated by the Board in accordance with Articles 25.4 and 25.5; or

(b)	notice in respect of that Person is given by a member qualified to vote at the meeting (other than the Person to be proposed) and has been received by the Company in accordance with Article 21.1 and Article 21.4 or section 338 of the Companies Act of the intention to nominate that Person for appointment stating the particulars which would, if he were so appointed, be required to be included in the Company’s register of directors, together with notice by that Person of his willingness to be appointed.

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25.4	Notwithstanding anything to the contrary contained in these Articles, but without prejudice to Article 25.3(b), each of the Directors (or his or her successor) shall be nominated in accordance with these Articles for election to the Board pursuant to a nomination at each of the annual general meetings of the members of the Company occurring. In the event of any such nomination process, the Board shall submit a nomination in accordance with Article 25.5 to nominate persons for appointment as Directors at the annual general meeting of the members of the Company.

25.5	Subject to the Articles, the Nominating and Corporate Governance Committee shall, in compliance with applicable Law and the listing requirements of NYSE, recommend persons to the Board for appointment as Directors at the annual general meeting of the members of the Company and any other relevant general meeting. Following a recommendation from the Nominating and Corporate Governance Committee pursuant to the provisions of this Article 25.5, the Board shall nominate such Persons as the Board thinks fit for appointment at the general meeting.

25.6	Subject to the provisions of the Companies Act, the Board may require that any notice of a proposed director by a member include additional disclosure regarding such proposed director, including such Person’s interest in the Company.

25.7	Except as otherwise authorised by the Companies Act, a motion for the appointment of two or more Persons as Directors by a single resolution shall not be made unless a resolution that it should be so made has first been agreed to by the meeting without any vote being given against it.

25.8	In the event that at a general meeting it is proposed to vote upon a number of the resolutions for the appointment of a Person as a Director following the nomination of Director candidates by the Board and by one or more members in accordance with Article 25.3(b) (each a “Director Resolution”) that exceeds the total number of Directors that are to be appointed to the Board at that meeting (the “Board Number”), the Person(s) that shall be appointed Director(s) shall first be the Person who receives the greatest number of “for” votes (whether or not the “for” votes are a majority of the votes cast in respect of that Director Resolution), and then shall second be the Person who receives the second greatest number of “for” votes (whether or not the “for” votes are a majority of the votes cast in respect of that Director Resolution), and so on, until the number of Directors so appointed equals (but in no circumstances exceeds) the Board Number.

25.9	Article 25.8 shall not apply to any resolution proposed to be voted on at a meeting in respect of the proposed removal of an existing Director and appointment of a Person instead of the Director so removed, which pursuant to Article 30.3 and the Companies Act shall be proposed as an ordinary resolution.

25.10	At every annual general meeting, all the Directors then in office shall retire from office and will be eligible, subject to applicable Law, to be nominated for re-appointment by the Board in accordance with this Article 25. A Director retiring at a general meeting retires at the end of that meeting or (if earlier) when another Person is elected in the Director’s place. Where a retiring Director is re-appointed he continues as a Director without a break.

25.11	In the event of the resignation, removal or death (or other circumstance resulting in vacancy), as applicable, of a Director, unless the Board determines otherwise (including when acting pursuant to the Guidelines), a replacement candidate shall be appointed by the Board following a recommendation from the Nominating and Corporate Governance Committee pursuant to the provisions of Article 25.5.

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25.12	Unless the Board determines otherwise (including when acting pursuant to the Guidelines), a Director shall not be required to hold any shares in the capital of the Company by way of qualification.

26.	DIRECTORS’ FEES AND EXPENSES

26.1	Unless otherwise determined by the Company by ordinary resolution, the remuneration of the Directors (other than the Executive Chair, any chief executive officer who is serving as a Director and Directors employed by the Company in an executive capacity, each of whom shall not receive separate remuneration for his services as a Director) for their services in the office of Director shall be as the Board may from time to time determine (or as the Company may decide by ordinary resolution). The total fees will be divided among the Directors in the proportions that the Directors decide. If no decision is made, the total fees will be divided equally. The fees shall be deemed to accrue from day to day and shall be distinct from and additional to any remuneration or other benefits which may be paid or provided to any Director pursuant to any other provision of these Articles.

26.2	The Directors may also be paid all reasonable travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of the Directors, or of committees of the Board, or general meetings or separate meetings of the holders of any class of shares or debentures of the Company or otherwise in connection with the discharge of their duties as Directors. The Company can also fund a Director’s or former Director’s expenditure (reasonably incurred) and that of a Director or former Director of any holding company of the Company for the purposes permitted by the Law and can do anything to enable a Director or former Director or a Director or former Director of any holding company of the Company to avoid incurring such expenditure all as provided in the Law.

26.3	Subject to the Companies Act, the Directors may make arrangements to provide a Director with funds to meet expenditure incurred (or to be incurred) by him for the purposes of the Company; or enabling him to properly perform his duties as a Director of the Company; or enabling him to avoid incurring any such expenditure.

26.4	Any Director who holds any executive office or who serves on any committee of the Board or who performs services which the Board considers go beyond the ordinary duties of a Director may be paid such special remuneration (whether by way of bonus, commission, participation in profits or otherwise) as the Board may determine.

27.	POWERS OF THE BOARD

27.1	Subject to the provisions of the Companies Act, these Articles and to any directions given by special resolution to take or refrain from taking, specified action, the business of the Company shall be managed by the Board who may exercise all the powers of the Company, including without limitation the power to dispose of all or any part of the undertaking of the Company. No alteration of these Articles and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by Articles 27.1 to 27.4 inclusive shall not be limited by any special power given to the Board by these Articles, and a meeting of the Board at which a quorum is present may exercise all powers exercisable by the Board.

27.2	The Board may exercise the voting power conferred by the shares in any body corporate held or owned by the Company in such manner in all respects as it thinks fit (including without limitation the exercise of that power in favour of any resolution appointing its members or any of them as directors of such body corporate, or voting or providing for the payment of remuneration or the provision of indemnification to the directors of such body corporate).

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27.3	The Board may decide to make provision for the benefit of Persons employed or formerly employed by the Company or any of its Subsidiaries (other than a Director or former Director or shadow Director) in connection with the cessation or transfer to any Person of the whole or part of the undertaking of the Company or that Subsidiary.

27.4	Subject to the provisions of the Companies Act, the Board may exercise all the powers of the Company to borrow money, to indemnify and guarantee, to mortgage or charge all or part of the undertaking, property and assets (present or future) and uncalled capital of the Company, to create and issue debentures and other securities and to give security, whether outright or as collateral security for a debt, liability or obligation of the Company or of a third party.

27.5	Notwithstanding any other provision of these Articles, the Board shall have the power:

(a)	subject to Article 27.7, from time to time, make, adopt, amend, supplement, replace and rescind corporate governance guidelines which govern and establish the regulations applicable to the proceedings of the Board and the roles and responsibilities of the Directors and officers of the Company (the “Guidelines”);

(b)	at any time prior to the 2019 AGM to appoint any Person who is willing to act as a Director, and is permitted by Law to do so, either to fill a vacancy or as an addition to the existing Board provided that the total number of Directors shall not exceed any maximum fixed in accordance with Article 24.1;

(c)	at any time prior to the 2021 AGM (i) to appoint any Person who is willing to act as a Director, and is permitted by Law to do so, to fill a vacancy in the event that the chairman of the Board, the Chief Executive Officer or the Independent Lead Director from time to time ceases to be a Director and (ii) to appoint the chairman of the Board, whether or not holding executive office, or a Director holding the office of chief executive officer;

(d)	subject to the provisions of the Companies Act, at any time prior to the 2019 AGM to enter into an agreement or arrangement with any Director for the provision of any services outside the scope of the ordinary duties of a Director. Any such agreement or arrangement may be made on such terms and conditions as (subject to the Companies Act) the Board thinks fit and (without prejudice to any other provision of these Articles) it may remunerate any such Director for such services as it thinks fit;

(e)	to authorise conflicts of interest;

(f)	to form committees of the Board and to designate Directors for the purposes of participation in any such committee of the Board; and

(g)	(i) during the Initial Board Transition Period, to delegate any of the powers which are conferred on them under these Articles by a two-thirds vote of the entire Board in such circumstances and in respect of such matters as the Directors may decide in accordance with the Guidelines and (ii) from and after the conclusion of the Initial Board Transition Period until conclusion of the 2021 AGM, to delegate any of the powers conferred on them under the Articles.

27.6	Except in so far as the Guidelines may provide for a higher standard, and subject to Article 27.7, during the Initial Board Transition Period, Special Board Approval shall be required for the transaction of any business by the Board and thereafter questions arising at a meeting of the Board shall be decided by a majority of votes of the Directors present at such meeting who are entitled to vote on such question. If votes are equal, the resolution will not be passed and for the avoidance of the doubt the chairman of the meeting shall not be entitled to a casting vote.

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27.7	Until:

(a)	conclusion of the 2019 AGM, without prejudice to any obligation a Director may have under the Companies Act, the amendment, supplementation, replacement or rescission of Article I.A, Article I.B, Article I.C, Article I.E, Article I.F, Article I.L, Article III.A, Article III.C, Article III.D, Article V or Exhibit A of the Guidelines adopted at or prior to the adoption of these Articles or the addition of any provision inconsistent with the foregoing shall require the approval of two-thirds of the entire Board; and

(b)	conclusion of the 2021 AGM, without prejudice to any obligation a Director may have under the Companies Act, the amendment, supplementation, replacement or rescission of Article I.E or Article I.F of the Guidelines or the addition of any provision inconsistent with the foregoing shall require the approval of two-thirds of the entire Board.

27.8	Until conclusion of the 2021 AGM, Articles 24.1, 27.5, 27.6, 27.7 and this Article 27.8 may only be amended or removed upon recommendation by two-thirds of the entire Board and the sanction of a special resolution of the Company.

27.9	The Guidelines are not, and are not intended to form, part of these Articles but the Guidelines may, for reasons of convenience, repeat provisions in these Articles.

28.	COMPLIANCE WITH NYSE RULES

28.1	For as long as the Ordinary Shares are listed on the NYSE, the Company shall comply with all NYSE corporate governance and listing standards set forth in the NYSE Listed Company Manual applicable to non-controlled domestic U.S. issuers, regardless of whether the Company is a foreign private issuer.

29.	DELEGATION OF DIRECTORS’ POWERS

29.1	Subject to the provisions of these Articles, (i) during the Initial Board Transition Period, Directors may delegate any of the powers which are conferred on them under these Articles by a two-thirds vote of the entire Board in such circumstances and in respect of such matters as the Directors may decide in accordance with the Guidelines and (ii) from and after the conclusion of the Initial Board Transition Period, the Directors may delegate any of the powers conferred on them under the Articles:

(a)	to a committee of one or more Directors and (if thought fit) one or more other Persons, to such an extent and on such terms and conditions as the Board thinks fit (and such ability of the Directors to delegate under this Article applies to all powers and discretions and will not be limited because certain Articles refer to powers and discretions being exercised by committees authorised by Directors while other Articles do not);

(b)	to such Person, by such means (including by power of attorney), to such an extent, and on such terms and conditions, as they think fit including delegating to any Director holding any executive office, any manager or agent such of its powers as the Board considers desirable to be exercised by him; or

(c)

to any specific Director or Directors (with power to sub-delegate). These powers can be given on terms and conditions decided on by the Directors either in parallel with, or in place of, the powers of the Directors acting jointly.

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Any such delegation shall, in the absence of express provision to the contrary in the terms of delegation, be deemed to include authority to sub-delegate to one or more Directors (whether or not acting as a committee) or to any employee or agent of the Company all or any of the powers delegated and may be made subject to such conditions as the Board may specify, and may be revoked or altered. References in these Articles or the Guidelines to any committee, Director, employee or agent include those acting under a delegation pursuant to this Article 29.1. The Directors can remove any people they have appointed in any of these ways and cancel or change anything that they have delegated, although this will not affect anybody who acts in good faith who has not had any notice of any cancellation or change.

29.2	Any committee, to the extent provided in the resolution of the Board establishing such committee, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, but no such committee shall have the power or authority in reference to the following matters:

(a)	approving or adopting, or recommending to the members of the Company, any action or matter (other than the election or removal of Directors) expressly required by the Companies Act to be submitted to the members of the Company for approval; or

(b)	amending or repealing these Articles.

29.3	The power to delegate under Article 29.1 includes the power to delegate the determination of any fee, remuneration or other benefit which may be paid or provided to any Director.

29.4	The Board may appoint any Person to any office or employment having a designation or title including the word “Director” or attach to any existing office or employment with the Company such a designation or title and may terminate any such appointment or the use of any such designation or title. The inclusion of the word “Director” in the designation or title of any such office or employment shall not imply that the holder is a Director, and the holder shall not thereby be empowered in any respect to act as, or be deemed to be, a Director for any of the purposes of these Articles.

  Committees

29.5	The proceedings of any committee appointed under paragraph (a) of Article 29.1 with two or more members shall be governed by such of these Articles as regulate the proceedings of Directors so far as they are capable of applying, and the quorum at a meeting of any such committee shall be two unless the committee shall consist of one or two members, in which event one member shall constitute a quorum.

29.6	Subject to these Articles, the Directors may make rules regulating the proceedings of such committees which may be set out in the Guidelines. For as long as the Ordinary Shares are listed on the NYSE, all committees shall comply with the applicable rules of the NYSE applicable to non-controlled domestic U.S. issuers.

30.	DISQUALIFICATION AND REMOVAL OF DIRECTORS

30.1	A Person ceases to be a Director if:

(a)	the period expires, if he has been appointed for a fixed period;

(b)	he ceases to be a Director by virtue of any provision of the Companies Act (including, without limitation, section 168 of the Companies Act) or he becomes prohibited by Law from being a Director;

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(c)	he is deemed unfit or has otherwise been requested to be removed from office by any regulatory authority in any applicable jurisdiction;

(d)	he becomes bankrupt or makes any arrangement or composition with his creditors generally;

(e)	a registered medical practitioner who is treating that Person gives a written opinion to the Company stating that that Person has become physically or mentally incapable of acting as a Director and may remain so for more than three months;

(f)	by reason of his mental health a court makes an order which wholly or partly prevents him from personally exercising any powers or rights he would otherwise have;

(g)	he resigns his office by notice in writing to the Company and such resignation has taken effect in accordance with its terms specified in writing, provided that if no time is specified, such resignation will take effect at the time of receipt;

(h)	in the case of a Director who is the initial Executive Chair or the initial Chief Executive Officer, his appointment as such expires after the 2019 AGM or is terminated, and, in the case of any other Director who holds any executive office whose appointment is terminated or expires, the Board resolves that he should cease to be a Director;

(i)	he is absent for more than six consecutive months without permission of the Board from meetings of the Board held during that period and the Board resolves that he should cease to be a Director; or

(j)	he dies.

30.2	A resolution of two-thirds of the Directors (excluding the Director the subject of Article 30.1) declaring a Director to have ceased to be a Director under the terms of this Article is conclusive as to the fact and grounds of cessation stated in the resolution.

30.3	The members may by ordinary resolution remove a Director at any time either with or without cause. The Board may by a two-thirds vote of the entire Board remove a Director at any time either with or without cause.

30.4	If a Director ceases to be a Director for any reason, he shall cease to be a member of any committee of the Directors.

31.	EXECUTIVE DIRECTORS

31.1	Subject to the provisions of the Companies Act and Article 32.4, the Directors may appoint one or more of their number to the office of executive chair (“Executive Chair”), chief executive officer (“Chief Executive Officer”) or to any other executive office of the Company (including, without limitation, to hold the office of president and/or treasurer but excluding that of auditor) and any such appointment may be made for such term, at such remuneration and on such other conditions as the Directors think fit and the Directors may subject the exercise of such power to such rules and procedures as may be set forth in the Guidelines. The Company may enter into an agreement or arrangement with any such Director for his employment by the Company or for the provision by him of any services outside the scope of the ordinary duties of a Director. The Board may revoke or vary any such appointment but without prejudice to any rights or claims which the Person whose appointment is revoked or varied may have against the Company because of the revocation or variation.

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31.2	The emoluments of any Directors holding executive office for his services shall be determined by the Board, and may be of any description, including without limitation admission to, or continuance of, membership of any scheme (including any share acquisition scheme) or fund instituted or established or financed or contributed to by the Company for the provision of pensions, life assurance or other benefits for employees or their dependants, or the payment of a pension or other benefits to him or his dependants on or after retirement or death, apart from membership of any such scheme or fund.

32.	DIRECTORS’ INTERESTS

32.1	For the purposes of these Articles: (i) a conflict of interest may include (x) a conflict of interest and duty and (y) a conflict of duties, (ii) interest includes both direct and indirect interests and (iii) a Contract includes references to an existing or proposed Contract and to an existing or proposed transaction or arrangement whether or not it is or will be a Contract.

32.2	For the purposes of section 175 of the Companies Act, the Board may (subject to such terms and conditions, if any, as the Board may think fit to impose from time to time, and always subject to the Board’s right to vary or terminate such authorisation) authorise, to the fullest extent permitted by Law:

(a)	any matter proposed to it in accordance with these Articles which would, if not so authorised, involve a breach of duty by a Director under that section, including, without limitation, any matter which relates to a situation in which a Director has, or can have, an interest which conflicts, or possibly may conflict, with the interests of the Company or which may reasonably be regarded as likely to give rise to a conflict of interest; and

(b)	without prejudice to the generality of paragraph (a) of this Article 32.2, a Director to accept or continue in any office, employment or position in addition to his office as a Director and the manner in which a conflict of interest arising out of such office, employment or position may be dealt with, either before or at the time that such a conflict of interest arises, provided that any such authorisation will be effective only if:

(i)	any requirement as to quorum at the meeting at which the matter is considered is met without counting the Director in question or any other interested Director; and

(ii)	the matter was agreed to without such Director voting or would have been agreed to if such Director’s votes had not been counted.

The Board may (whether at the time of the giving of the authorisation or subsequently) make any such authorisation subject to any limits or conditions it expressly imposes but such authorisation is otherwise given to the fullest extent permitted. The terms of the authority shall be recorded in writing (but the authority shall be effective whether or not the terms are so recorded). The Board may vary or terminate any such authorisation at any time. A Director shall comply with any obligations imposed on him by the Directors pursuant to any such authorisation.

32.3	In accordance with Article 32.2, a Director shall be authorised for the purposes of section 175 of the Companies Act to act or continue to act as a Director notwithstanding that at the time of his appointment or subsequently he also holds office as a director of, or holds any other office, employment or engagement with, any other member of the Company’s group.

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32.4	Subject to Article 32.2, and for all purposes pursuant to these Articles or any agreement between the members, each Director with an interest pursuant to Article 32.2 may be authorised by the Board to:

(a)	attend and vote at meetings of the Board (or any committee thereof) at which any relevant matter will or may be discussed, and receive Board papers relating thereto, and, if so authorised, need not exercise independent judgment at such meetings in reliance on section 173(2) of the Companies Act; and

(b)	receive confidential information and other documents and information relating to the Company.

32.5	Subject to the provisions of the Companies Act, and provided that he has disclosed to the Board the nature and extent of any material interest of his (unless the circumstances referred to in section 177(5) or section 177(6) of the Companies Act apply, in which case no disclosure is required), a Director notwithstanding his office:

(a)	may be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise (directly or indirectly) interested;

(b)	may (or any firm of which he is a member may) act in a professional capacity for the Company (otherwise than as auditor) or any other body in which the Company is otherwise interested and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; and

(c)	may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any undertaking:

(i)	in which the Company is (directly or indirectly) interested as shareholder, member, partner or otherwise; or

(ii)	with which he has such a relationship at the request or direction of the Company.

For the purposes of this Article 32.5, a general notice given to the Directors that a Director is to be regarded as having an interest of the nature and extent specified in the notice in any transaction or arrangement in which a specified Person or class of Persons is interested shall be deemed to be a disclosure that the Director has an interest in any such transaction of the nature and extent so specified.

32.6	Subject to these Articles, the Directors can exercise or arrange for the exercise of the voting rights attached to any shares in another company held by the Company and the voting rights which they have as directors of that company in any way that they decide. This includes voting in favour of a resolution appointing any of them as directors or officers of that company and deciding their remuneration. Subject to these Articles, they can also vote and be counted in the quorum as Directors in connection with any of these things.

32.7	A Director shall not, by reason of his office, be accountable to the Company for any remuneration or other benefit which he derives from any office or employment or from any transaction or arrangement or from any interest in any undertaking:

(a)	the acceptance, entry into or existence of which has been authorised by the Board pursuant to Article 32.2 (subject, in any case, to any limits or conditions to which such authorisation was subject); or

(b)	which he is permitted to hold or enter into by virtue of Article 32.5, nor shall the receipt of any such remuneration or other benefit constitute a breach of his duty under section 176 of the Companies Act;

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32.8	Any disclosure required by Article 32.5 may be made at a meeting of the Board, by notice in writing or by general notice or otherwise in accordance with section 177 of the Companies Act.

32.9	A Director shall be under no duty to the Company with respect to any information which he obtains or has obtained otherwise than as a Director and in respect of which he owes a duty of confidentiality to another Person. However, to the extent that his relationship with that other Person gives rise to a conflict of interest or possible conflict of interest, this Article 32.9 applies only if the existence of that relationship has been authorised by the Board pursuant to Article 32.2. In particular, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he fails:

(a)	to disclose any such information to the Board or to any Director or other officer or employees of the Company; and/or

(b)	to use or apply any such information in performing his duties as a Director.

32.10	Where the existence of a Director’s relationship with another Person has been authorised by the Board pursuant to Article 32.2 and his relationship with that Person gives rise to a conflict of interest or possible conflict of interest, the Director shall not be in breach of the general duties he owes to the Company by virtue of sections 171 to 177 of the Companies Act because he:

(a)	absents himself from meetings of the Board at which any matter relating to the conflict of interest or possible conflict of interest will or may be discussed or from the discussion of any such matter at a meeting or otherwise; and/or

(b)	makes arrangements not to receive documents and information relating to any matter which gives rise to the conflict of interest or possible conflict of interest sent or supplied by the Company and/or for such documents and information to be received and read by a professional adviser, for so long as he reasonably believes such conflict of interest or possible conflict of interest subsists.

32.11	The provisions of Articles 32.8 and 32.9 are without prejudice to any equitable principle or rule of Law which may excuse the Director from:

(a)	disclosing information, in circumstances where disclosure would otherwise be required under these Articles; or

(b)	attending meetings or discussions or receiving documents and information as referred to in Article 32.9, in circumstances where such attendance or receiving such documents and information would otherwise be required under these Articles.

33.	PROCEEDINGS OF DIRECTORS

33.1	Subject to the provisions of these Articles, the Board may regulate their proceedings as they think fit, except that the Board shall operate in accordance with the Guidelines unless otherwise agreed by the approval of two-thirds of the entire Board.

33.2	A Director may, and the secretary at the request of a Director shall, call a meeting of the Board or a committee of the Board by giving notice to each Director. A notice of a meeting of

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the Board shall be deemed to be properly given to a Director if given to him personally or by word of mouth, or sent in hard copy to him at his last known address or any other address (if any) as may for the time being be specified by him or on his behalf to the Company for this purpose or sent in electronic form to such address (if any) for the time being specified by him or on his behalf to the Company for this purpose. Any Director may waive the requirement for notice of a meeting and any such waiver may be retrospective. Any notice pursuant to this Article 33.2 need not be in writing if the Board so determines and any such determination may be retrospective.

33.3	No business shall be transacted at any meeting of the Board unless a quorum is present. The quorum at a meeting of the Board shall be a majority of the Directors then in office. Any Director who ceases to be a Director at a Board meeting may continue to be present and to act as a Director and be counted in the quorum until the termination of the Board meeting if no Director objects. A Director shall not be counted in the quorum present in relation to a matter or resolution on which he is not entitled to vote (or when his vote cannot be counted) but shall be counted in the quorum present in relation to all other matters or resolutions considered or voted on at the meeting.

33.4	Subject to the provisions of these Articles, the Directors may at any time elect from their number, and remove, a chairman of the Board and a deputy chairman. Unless he is unwilling to do so, the Director appointed as chairman, or in his stead the Director appointed as deputy chairman, if any, or in his stead the Independent Lead Director, shall preside at all meetings of the Board at which he is present. If there is no Director holding any such office, or if neither the chairman nor the deputy chairman nor the Independent Lead Director is present within five minutes after the time appointed for the meeting, or if the chairman or deputy chairman or Independent Lead Director is not willing to preside, the Directors present may choose one of their number to be chairman of the meeting.

33.5	All acts done by a meeting of the Board, or of a committee of the Board, or by a Person acting as a Director, shall, notwithstanding that it may afterwards be discovered that there was a defect in the appointment of any Director, any member of the committee or that any of them were disqualified from holding office, or had vacated office, or were not entitled to vote, or that the meeting was not quorate (provided that the Directors present at the inquorate meeting believed, in good faith, that the meeting was quorate and made all such enquiries as were reasonable in the circumstances to establish that the meeting was quorate), be as valid as if every such Person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote and that the meeting was quorate.

33.6	A resolution in writing agreed to by all the Directors entitled to receive notice of a meeting of the Board or of a committee of the Board and who would be entitled to vote (and whose vote would have been counted) on the resolution at a meeting of the Board or of a committee of the Board shall (if that number is sufficient to constitute a quorum) be as valid and effectual as if it had been passed at a meeting of the Board or (as the case may be) of that committee, duly convened and held. A resolution in writing is adopted when the Company receives from all such Directors a document indicating their agreement to the proposed resolution either by being signed or otherwise authenticated in the manner permitted by the Companies Act for a document in the relevant form, sent in either hard copy or electronic form (including facsimile transmission) to such address (if any) for the time being specified by the Company for that purpose.

33.7

Without prejudice to Article 33.1, a meeting of the Board or of a committee of the Board may consist of a conference between Directors who are not all in one place, but each of whom is able (whether directly or by conference telephone or by any other form of communication

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equipment) to hear each of the other participating Directors, and to speak to and be heard by each of the others simultaneously. A Director taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote and be counted in the quorum accordingly and the word “meeting” in these Articles shall be construed accordingly. Such meeting shall be deemed to take place where it is convened to be held or (if no Director is present in that place) where the largest group of those participating is assembled, or, if there is no such group, where the chairman of the meeting is located.

33.8	Except as otherwise provided by these Articles, a Director shall not vote at a meeting of the Board or a committee of the Board on any resolution concerning a matter in which he has, directly or indirectly, an interest (other than an interest in shares, debentures or other securities of, or otherwise in or through, the Company) which can reasonably be regarded as likely to give rise to a conflict with the interests of the Company, unless his interest arises only because the resolution falls within one or more of the following matters:

(a)	the giving of a guarantee, security or indemnity in respect of money lent to, or an obligation incurred by him at the request of, or for the benefit of, the Company or any of its Subsidiary undertakings;

(b)	the giving of a guarantee, security or indemnity in respect of a debt or obligation of the Company or any of its Subsidiary undertakings for which the Director has assumed responsibility (in whole or in part and whether alone or jointly with others) under a guarantee or indemnity or by the giving of security;

(c)	the giving to him of any other indemnity which is on substantially the same terms as indemnities given or to be given to all of the other Directors and/or to the funding by the Company of his expenditure on defending proceedings or the doing by the Company of anything to enable him to avoid incurring such expenditure where all other Directors have been given or are to be given substantially the same arrangements;

(d)	a Contract, arrangement, transaction or proposal concerning an offer of shares, debentures or other securities of the Company or any of its Subsidiary undertakings for subscription, purchase or exchange, in which offer he is or may be entitled to participate as holder of securities or in the underwriting or sub-underwriting of which he is to participate;

(e)	a Contract, arrangement, transaction or proposal concerning any other undertaking in which he or any Person connected with him is interested, directly or indirectly, and whether as an officer, shareholder, member, partner, creditor or otherwise if he and any Persons connected with him do not to his knowledge hold an interest (as that term is used in sections 820 to 825 of the Companies Act) representing one per cent. or more of either any class of the equity share capital (excluding any shares of that class held as treasury shares) of such undertaking (or any other undertaking through which his interest is derived) or of the voting rights available to shareholders, members, partners or equivalent of the relevant undertaking (or any interest being deemed for the purpose of this Article 33.9 to be likely to give rise to a conflict with the interests of the Company in all circumstances);

(f)	a Contract, arrangement, transaction or proposal for the benefit of employees and Directors and/or former employees and Directors of the Company or any of its Subsidiary undertakings and/or members of their families (including a spouse or civil partner or a former spouse or former civil partner) or any Person who is or was dependent on such Persons, including but without being limited to a retirement benefits scheme and an employees’ share scheme, which does not accord to any Director any privilege or advantage not generally accorded to the employees and/or former employees to whom such arrangement relates; and

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(g)	a Contract, arrangement, transaction or proposal concerning any insurance against any liability which the Company is empowered to purchase or maintain for, or for the benefit of, any Directors or for Persons who include Directors.

33.9	The Company may by ordinary resolution, suspend or relax to any extent, either generally or in respect of any particular matter, any provision of these Articles prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors or ratify any transaction not duly authorised by reason of contravention of any such provision. The Board may, with the approval of two-thirds of the entire Board with respect to prohibitions set forth in the Guidelines and otherwise with the approval of a majority of the Board attending and voting at a meeting of the Board, suspend or relax to any extent, in respect of any particular matter, any provision of these Articles or the Guidelines prohibiting a Director from voting at a meeting of the Directors or of a committee of the Directors.

33.10	Where proposals are under consideration concerning the appointment (including without limitation fixing or varying the terms of appointment) of two or more Directors to offices or employments with the Company or any undertaking in which the Company is interested, the proposals may be divided and considered in relation to each Director separately. In such cases each of the Directors concerned shall be entitled to vote in respect of each resolution except that concerning his own appointment.

33.11	If a question arises at a meeting of the Directors, or a meeting of a committee of the Directors, as to the right of a Director to vote, the question may, before the conclusion of the meeting, be decided by a resolution of a majority of Directors present at the meeting (other than the Director concerned and any other Director having a like interest as such Director) and such resolution shall be final and conclusive.

34.	MINUTES

34.1	The Directors shall cause minutes to be made in books kept for the purpose:

(a)	of all appointments of officers made by the Directors; and

(b)	of all proceedings at meetings of the Company, of the holders of any class of shares in the capital of the Company, and of the Board, and of committees of the Board, including the names of the Directors present at each such meeting.

34.2	Any such minutes, if purporting to be signed by the chairman of the meeting to which they relate or of the meeting at which they are read, shall be sufficient evidence without any further proof of the facts therein stated.

35.	SECRETARY

35.1	Subject to the provisions of the Companies Act, the secretary shall be appointed by the Board for such term, at such remuneration and on such other conditions as they think fit. Any secretary so appointed may be removed by the Board but without prejudice to any claim for damages for breach of any Contract of service between him and the Company.

36.	THE SEAL

36.1	The seal shall be used only by the authority of a resolution of the Board or of a committee of the Board. The Board may determine whether any instrument to which the seal is affixed, shall be signed and, if it is to be signed, who shall sign it. Unless otherwise determined by the Board:

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(a)	share certificates and, subject to the provisions of any instrument constituting the same, certificates issued under the seal in respect of any debentures or other securities, need not be signed and any signature may be applied to any such certificate by any mechanical, electronic or other means or may be printed on it; and

(b)	every other instrument to which the seal is affixed shall be signed by two authorised Persons or by a Director in the presence of a witness who attests the signature and for this purpose an authorised Person is any Director or the secretary of the Company.

36.2	Any document may be executed under the seal by impressing the seal by mechanical means or by printing the seal or a facsimile of it on the document or by applying the seal or a facsimile of it by any other means to the document. A document executed, with the authority of a resolution of the Board, in any manner permitted by section 44(2) of the Companies Act and expressed (in whatever form of words) to be executed by the Company has the same effect as if executed under the seal.

36.3	Subject to the provisions of the Companies Act, the Company may have an official seal for use in any place.

37.	REGISTERS

37.1	Subject to the provisions of the Companies Act, the Company may keep an overseas or local register in any place, and the Board may make, amend and revoke any regulations it thinks fit about the keeping of that register.

37.2	Any Director or the secretary or any other Person appointed by the Board for the purpose shall have power to authenticate and certify as true copies of and extracts from:

(a)	any document comprising or affecting the constitution of the Company, whether in hard copy form or electronic form;

(b)	any resolution passed by the Company, the holders of any class of shares in the capital of the Company, the Board or any committee of the Board, whether in hard copy form or electronic form; and

(c)	any book, record and document relating to the business of the Company, whether in hard copy form or electronic form (including without limitation the accounts).

If certified in this way, a document purporting to be a copy of a resolution, or the minutes or an extract from the minutes of a meeting of the Company, the holders of any class of shares in the capital of the Company, the Board or a committee of the Board, whether in hard copy form or electronic form, shall be conclusive evidence in favour of all Persons dealing with the Company in reliance on it or them that the resolution was duly passed or that the minutes are, or the extract from the minutes is, a true and accurate record of any proceedings at a duly constituted meeting.

38.	DIVIDENDS

38.1	The rights as regarding income attaching to the Ordinary Shares shall be as set out in this Article 38.

38.2	Each Ordinary Share shall be entitled to receive all of the distributable profits available and declared by the Directors for distribution by way of a dividend amongst the holders of the

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Ordinary Shares. Each Ordinary Share shall rank equally with all other Ordinary Shares in the capital of the Company for any dividend and the holder of each Ordinary Share shall receive its pro rata portion of any dividend rounded to the nearest whole number (such rounding to be in the sole discretion of the Board).

38.3	Subject to the provisions of the Companies Act, the Company may by ordinary resolution declare dividends in accordance with the respective rights of the members, but no dividend shall exceed the amount recommended by the Directors.

38.4	Subject to the provisions of the Companies Act and to Article 38.8, the Board may pay interim dividends, whether or not satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate, of such amounts and on such dates and in respect of such periods as they may think fit if it appears to them that they are justified by the profits of the Company available for distribution. If the share capital is divided into different classes, the Board may:

(a)	pay interim dividends on shares which confer deferred or non-preferred rights with regard to dividend as well as on shares which confer preferential rights with regard to dividend, but no interim dividend shall be paid on shares carrying deferred or non-preferred rights if at the time of payment, any preferential dividend is in arrears; and

(b)	pay at intervals settled by them any dividend payable at a fixed rate if it appears to them that the profits available for distribution justify the payment.

If the Board acts in good faith they shall not incur any liability to the holders of shares conferring preferred rights for any loss they may suffer by the lawful payment of an interim dividend on any shares having deferred or non-preferred rights. Where any distribution is satisfied wholly or partly by the distribution of assets, where any difficulty arises in regard to such distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

38.5	Dividends may be declared and paid in any currency or currencies that the Board shall determine. The Board may also determine the exchange rate and the relevant date for determining the value of any dividend in any currency.

38.6	Subject to the provisions of the Companies Act and except as otherwise provided by these Articles or the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. If any share is issued on terms that it ranks for dividend as from a particular date, it shall rank for dividend accordingly. In any other case (and except as aforesaid), dividends shall be apportioned and paid proportionately to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid. For the purpose of this Article 38.6, an amount paid up on a share in advance of a call shall be treated, in relation to any dividend declared after the payment but before the call, as not paid up on the share.

38.7	Subject to Article 38.8, a general meeting declaring a dividend may, upon the recommendation of the Board, by ordinary resolution direct that it shall be satisfied wholly or partly by the distribution of assets including without limitation paid up shares or debentures of another body corporate. Where any difficulty arises in regard to the distribution, the Directors may settle the same as they think fit and in particular (but without limitation) may issue fractional certificates (or ignore fractions) and fix the value for distribution of any assets, and may determine that cash shall be paid to any member on the basis of the value so fixed in order to adjust the rights of members, and may vest any assets in trustees.

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38.8	Unless otherwise approved by the vote by two-thirds of the entire Board and approved by an ordinary resolution of the Company, where the securities of another body corporate are distributed, they must only be distributed to holders of Ordinary Shares on the basis that the holders of Ordinary Shares receive the identical class of securities of that other body corporate on an equal per share basis.

38.9	Any dividend or other money payable in respect of a share may be paid:

(a)	in cash;

(b)	by cheque or warrant made payable to or to the order of the holder or Person entitled to payment;

(c)	by direct debit, bank or other funds transfer system to the holder or Person entitled to payment or, if practicable, to a Person designated by notice to the Company by the holder or Person entitled to payment; or

(d)	by any other method approved by the Board and agreed (in such form as the Company thinks appropriate) by the holder or Person entitled to payment.

For uncertificated shares, any payment may be made by means of the relevant system (subject always to the facilities and requirements of the relevant system) and such payment may be made by the Company or any other Person on its behalf sending an instruction to the Operator of the relevant system to credit the cash memorandum account of the holder or joint holder of such shares or, if permitted by the Company, of such Person as the holder or joint holders may in writing direct.

38.10	If two or more Persons are registered as joint holders of any share, or are entitled by transmission jointly to a share, the Company may:

(a)	pay any dividend or other moneys payable in respect of the share to any one of them and any one of them may give effectual receipt for the payment; and

(b)	for the purpose of Article 38.9, rely in relation to the share on the written direction, designation or agreement of, or notice to the Company by, any one of them.

38.11	A cheque or warrant may be sent by post:

(a)	where a share is held by a sole holder, to the registered address of the holder of the share;

(b)	if two or more Persons are the holders of the share, to the registered address of the Person who is first named in the register of members;

(c)	if two or more Persons are holders of the share or are jointly entitled to it by reason of the death or bankruptcy of the holder or otherwise by operation of Law, as if it were a notice to be sent under Article 45.12; or

(d)	in any case to such Person and to such address as the Person entitled to payment may direct by notice to the Company.

38.12	Every cheque or warrant shall be made payable to the order of or to the Person or Persons entitled or to such other Person as the Person or Persons entitled may by notice direct and payment of the cheque or warrant shall be a good discharge to the Company. Every cheque or warrant sent or transfer of funds made by the relevant bank or relevant system in accordance with these Articles shall be at the risk of the holder or Person entitled. The Company shall have no responsibility for any sums lost or delayed in the course of payment by any method used by the Company in accordance with Article 38.9.

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38.13	The Company may cease to send any cheque or warrant (or to use any other method of payment) for any dividend payable in respect of a share if:

(a)	in respect of at least two consecutive dividends payable on that share the cheque or warrant has been returned undelivered or remains uncashed (or that other method of payment has failed); or

(b)	following one such occasion, reasonable enquiries have failed to establish any new address of the holder;

but, subject to the provisions of these Articles, shall recommence sending cheques or warrants (or using another method of payment) for dividends payable on that share if the Person or Persons entitled so request and have supplied in writing a new address or account to be used for that purpose.

38.14	The Board may deduct from any dividend or other moneys payable to any member in respect of a share any moneys presently payable by him to the Company in respect of that share. Where a Person is entitled by transmission to a share, the Board may retain any dividend payable in respect of that share until that Person (or that Person’s transferee) becomes the holder of that share.

38.15	No dividend or other money payable in respect of a share shall bear interest against the Company, unless otherwise provided by the rights attached to the share.

38.16	Any dividend which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and cease to remain owing by the Company. The payment of any unclaimed dividend or other money payable in respect of a share may (but need not) be paid by the Company into an account separate from the Company’s own account. Such payment shall not constitute the Company a trustee in respect of it.

38.17	All amounts payable by the Company pursuant to these Articles, including dividends, shall be paid without any withholding or deduction, save as may be required by applicable Law.

39.	SCRIP DIVIDENDS

39.1	The Board may offer any holder of shares the right to elect to receive shares, credited as fully paid, instead of cash in respect of the whole (or some part, to be determined by the Board) of all or any dividend subject to the following terms and conditions:

(a)	Each holder of shares shall be entitled to that number of new shares as are together as nearly as possible equal in value to (but not greater than) the cash amount (disregarding any tax credit) of the dividend that such holder would have received by way of dividend but elects to forego (each a new share). For this purpose, the value of each new share shall be:

(i)	equal to the average quotation for the relevant shares in the capital of the Company, that is, the average of the closing prices for those shares on the NYSE or, if an NYSE quote is not available, Euronext or, if neither NYSE nor Euronext quotes are available, other exchange or quotation service on which the Company’s shares are listed or quoted as derived from such source as the Board may deem appropriate, on the day on which such shares are first quoted ex the relevant dividend and the four subsequent business days; or

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(ii)	calculated in any other manner the Board considers fit;

but shall never be less than the par value of the new share. A certificate or report by the auditors as to the value of a new share in respect of any dividend shall be conclusive evidence of that value.

(b)	Each holder of shares shall only be entitled to new Ordinary Shares.

(c)	On or as soon as possible after announcing that any dividend is to be declared or recommended, the Board, if it intends to offer an election in respect of that dividend, shall also announce that intention. If, after determining the basis of allotment, the Board decides to proceed with the offer, it shall notify the holders of shares of the terms and conditions of the right of election offered to them, specifying the procedure to be followed and place at which, and the latest time by which, elections or notices amending or terminating existing elections must be delivered in order to be effective.

(d)	The Board shall not proceed with any election unless the Board has sufficient authority to allot shares and sufficient reserves or funds that may be appropriated to give effect to it after the basis of allotment is determined.

(e)	The Board may exclude from any offer any holders of shares where the Board believes the making of the offer to them would or might involve the contravention of the Laws of any territory or that for any other reason the offer should not be made to them.

(f)	The dividend (or that part of the dividend in respect of which a right of election has been offered) shall not be payable in cash on shares in respect of which an election has been made (the elected Ordinary Shares) and instead such number of new shares shall be allotted to each holder of elected Ordinary Shares as is arrived at on the basis stated in paragraph (a) of this Article 39.1. For that purpose the Board shall appropriate out of any amount for the time being standing to the credit of any reserve or fund (including without limitation the profit and loss account), whether or not it is available for distribution, a sum equal to the aggregate nominal amount of the new shares to be allotted and apply it in paying up in full the appropriate number of new shares for allotment and distribution to each holder of elected shares as is arrived at on the basis stated in paragraph (a) of this Article 39.1.

(g)	The new shares when allotted shall rank pari passu in all respects with the fully paid shares of the same class then in issue except that they shall not be entitled to participate in the relevant dividend in lieu of which they were allotted.

(h)	No fraction of a share shall be allotted. The Board may make such provisions as it thinks fit for any fractional entitlements including without limitation payment in cash to holders in respect of their fractional entitlements, provision for the accrual, retention or accumulation of all or part of the benefit of fractional entitlements to or by the Company or to or by or on behalf of any holder or the application of any accrual, retention or accumulation to the allotment of fully paid shares to any holder.

(i)	The Board may do all acts and things it considers necessary or expedient to give effect to the allotment and issue of any share pursuant to this Article 39.1 or otherwise in connection with any offer made pursuant to this Article 39.1 and may authorise any Person, acting on behalf of the holders concerned, to enter into an agreement with the Company providing for such allotment or issue and incidental matters Any agreement made under such authority shall be effective and binding on all concerned.

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(j)	The Board may, at its discretion, amend, suspend or terminate any offer pursuant to the above.

40.	CAPITALISATION OF PROFITS

40.1	The Board may, subject to the provisions of this Article 40.1, Article 40.2 and Article 40.3 inclusive, resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and:

(a)	appropriate the sum resolved to be capitalised to the members or any class of members on the record date specified in the relevant resolution who would have been entitled to it if it were distributed by way of dividend and in proportion to the nominal amounts of the shares (whether or not fully paid) held by them respectively which would entitle them to participate in a distribution of that sum if the shares were fully paid and the sum were then distributable and were distributed by way of dividend;

(b)	apply such sum on their behalf either in or towards paying up the amounts, if any, for the time being unpaid on any shares held by them respectively, or in paying up in full shares, debentures or other obligations of the Company of a nominal amount equal to that sum but the share premium account, the capital redemption reserve, and any profits which are not available for distribution may, for the purposes of this Article 40.1, only be applied in paying up shares to be allotted to members credited as fully paid;

(c)	allot the shares, debentures or other obligations credited as fully paid to those members or as they may direct, in those proportions, or partly in one way and partly in the other;

(d)	resolve that any shares so allotted to any member in respect of a holding by him of any partly paid shares shall so long as such shares remain partly paid rank for dividend only to the extent that the latter shares rank for dividend;

(e)	where shares or debentures become, or would otherwise become, distributable under this Article 40.1 in fractions, make such provision as the Board thinks fit for any fractional entitlements including without limitation authorising their sale and transfer to any Person, resolving that the distribution be made as nearly as practicable in the correct proportion but not exactly so, ignoring fractions altogether or resolving that cash payments be made to any members in order to adjust the rights of all parties;

(f)	authorise any Person to enter on behalf of all the members concerned into an agreement with the Company providing for either:

(i)	the allotment to members respectively, credited as fully paid, of any further shares, debentures or other obligations to which they are entitled upon such capitalisation; or

(ii)	the payment up by the Company on behalf of the members of the amounts, or any part of the amounts, remaining unpaid on their existing shares by the application of their respective proportions of the sums resolved to be capitalised, and any agreement made under such authority being binding on all such members; and

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(g)	generally do all acts and things required to give effect to such resolution as aforesaid.

40.2	In exercising its authority under Article 40.1, unless approved by the vote of two-thirds of the entire Board and approved by an ordinary resolution of the Company, the Board may only resolve to capitalise any undistributed profits of the Company not required for paying any preferential dividend (whether or not they are available for distribution) or any sum standing to the credit of any reserve or fund of the Company (including without limitation the Company’s share premium account and capital redemption reserve, if any) and to issue and allot Ordinary Shares, as otherwise contemplated by Article 40.1, to holders of Ordinary Shares on an equal per share basis.

40.3	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares on terms which provide (inter alia) for adjustments to the subscription, exercise or base price payable on the exercise of such award or to the number of shares to be allotted upon the exercise, or with respect to, such award, in the event of any increase or reduction in, or other reorganisation of, the Company’s issued share capital and an otherwise appropriate adjustment would result in the subscription, exercise or base price for any share being less than its nominal value, then, subject to the provisions of the Companies Act, the Directors may, on the exercise of any of the awards concerned and payment of the subscription, exercise or base price which would have applied had such adjustment been made, capitalise any such profits or other sum as is mentioned in Article 40.1 above (as if such Article 40.1 did not make reference to Article 40.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the exercise of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 40.1 shall apply mutatis mutandis to this Article 40.3 as if Article 40.1 did not make reference to Article 40.2.

40.4	Where, pursuant to an employees’ share scheme (within the meaning of section 1166 of the Companies Act) the Company has granted awards (“awards” being options or other incentive awards, including, without limitation, stock appreciation rights, restricted stock units, performance stock units and restricted stock awards) to subscribe for or with respect to shares, then, subject to the provisions of the Companies Act, the Directors may, on the grant, exercise or vesting of any of the awards concerned, capitalise any such profits or other sum as is mentioned in Article 40.1 above (as if such Article 40.1 did not make reference to Article 40.2) to the extent necessary to pay up the unpaid balance of the nominal value of the shares which fall to be allotted on the grant, exercise or vesting of such awards and apply such amount in paying up such balance and allot shares fully paid accordingly. The provisions of Article 40.1 shall apply mutatis mutandis to this Article 40.4 as if Article 40.1 did not make reference to Article 40.2.

41.	RETURN OF CAPITAL

41.1	The rights as regards return of capital attaching to the Ordinary Shares shall be as set out in this Article.

41.2	On a return of capital on a liquidation, reduction of capital or otherwise, the surplus assets of the Company available for distribution among the members shall be applied in the same order of priority as applies in respect of dividends and distributions set out in Article 38 (or as close thereto as is possible).

42.	CHANGE OF THE COMPANY’S NAME

The Company’s name may be changed by resolution approved by the Board.

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43.	RECORD DATES

43.1	Notwithstanding any other provision of these Articles, and subject to the requirements of the Companies Act and the Uncertificated Securities Rules, but without prejudice to any special rights attached to any shares, the Company or the Directors may:

(a)	fix any date as the record date for any dividend, distribution, allotment or issue, which shall not be more than 60 days prior to such action;

(b)	for the purpose of determining which Persons are entitled to attend and vote at a general meeting of the Company, or a separate meeting of the holders of any class of shares in the capital of the Company, and how many votes such Persons may cast, specify in the notice of meeting a time by which a Person must be entered on the register in order to have the right to attend or vote at the meeting provided that such time shall not be more than 60 days nor less than 10 days before the date of such meeting and changes to the register after the time specified by virtue of this Article 43.1 shall be disregarded in determining the rights of any Person to attend or vote at the meeting; and

(c)	for the purposes of sending notices to any one or more members (including, without limitation, notices of general meetings, or separate general meetings of the holders of any class of shares in the capital of the Company), give such notices by reference to the register of members as it stands at the close of business on a day determined by the Company or the Board, which day may not be more than 60 days before the day that such notices are sent.

43.2	In the case of determination of members entitled to vote at any general meeting or adjournment thereof, or a separate meeting of the holders of any class of shares in the capital of the Company, the record date shall, unless otherwise required by the Companies Act or the Uncertificated Securities Rules, not be more than 60 days nor less than 10 days before the date of such meeting.

43.3	In the case of any other lawful action, and save as otherwise provided by these Articles, the record date shall not be more than 60 days prior to such other action.

44.	ACCOUNTS

44.1	No member (as such, other than a Director) shall have any right to inspect any accounting record or other document of the Company, unless he is authorised to do so by statute, by order of the court, by the Board or by ordinary resolution of the Company.

44.2	Subject to the provisions of the Companies Act, a copy of the Company’s annual accounts and reports for that financial year shall, at least 21 clear days before the date of the meeting at which copies of those documents are to be laid in accordance with the provisions of the Companies Act, be sent to every member and to every holder of the Company’s debentures, and to every Person who is entitled to receive notice of meetings from the Company under the provisions of the Companies Act or of these Articles or, in the case of joint holders of any share or debenture, to one of the joint holders. A copy need not be sent to a Person for whom the Company does not have a current address.

44.3	Subject to the provisions of the Companies Act, the requirements of Article 44.2 shall be deemed satisfied in relation to any Person by sending to the Person, instead of such copies, a summary financial statement derived from the Company’s annual accounts and Directors’ report, which shall be in the form and containing the information prescribed by the Companies Act and any regulations made under the Companies Act.

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45.	NOTICES AND OTHER COMMUNICATIONS

45.1	Any notice to be given to or by any Person pursuant to these Articles shall be in writing other than a notice calling a meeting of the Directors which need not be in writing.

45.2	Any notice, document or information may (without prejudice to Articles 45.9 and 45.10) be given, sent or supplied by the Company to any member either:

(a)	personally;

(b)	by sending it by post in a prepaid envelope addressed to the member at his registered address or postal address given to the Company for that purpose, or by leaving it at that address;

(c)	through a relevant system, where the notice, document or information relates to uncertificated shares;

(d)	subject to Article 45.3, by sending it in electronic form to a Person who has agreed (generally or specifically) that the notice, document or information may be sent or supplied in that form (and has not revoked that agreement); or

(e)	subject to the provisions of the Companies Act, by making it available on a website, provided that the requirements in (i) to (iv) below are satisfied.

The requirements referred to in paragraph (e) are that:

(i)	the member has agreed (generally or specifically) that the notice, document or information may be sent or supplied to him by being made available on a website (and has not revoked that agreement), or the member has been asked by the Company to agree that the Company may send or supply notices, documents and information generally, or the notice, document or information in question, to him by making it available on a website and the Company has not received a response within the period of 28 days beginning on the date on which the Company’s request was sent and the member is therefore taken to have so agreed (and has not revoked that agreement);

(ii)	the member is sent a notification of the presence of the notice, document or information on a website, the address of that website, the place on that website where it may be accessed, and how it may be accessed (“notification of availability”); and

(iii)	in the case of a notice of meeting, the notification of availability states that it concerns a notice of a Company meeting, specifies the place, time and date of the meeting, and states whether it will be an annual general meeting, and

(iv)	the notice, document or information continues to be published on that website, in the case of a notice of meeting, throughout the period beginning with the date of the notification of availability and ending with the conclusion of the meeting and in all other cases throughout the period specified by any applicable provision of the Companies Act, or, if no such period is specified, throughout the period of 28 days beginning with the date on which the notification of availability is sent to the member, save that if the notice, document or information is made available for part only of that period then failure to make it available throughout that period shall be disregarded where such failure is wholly attributable to circumstances which it would not be reasonable to have expected the Company to prevent or avoid.

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45.3	The Board may from time to time issue, endorse or adopt terms and conditions relating to the use of electronic means for the sending of notices, other documents and proxy appointments by the Company to members or Persons entitled by transmission and by members or Persons entitled by transmission to the Company.

45.4	In the case of joint holders of a share:

(a)	it shall be sufficient for all notices, documents and other information to be given, sent or supplied to the joint holder whose name stands first in the register of members in respect of the joint holding (first named holder) only and any notice, document or other information so sent shall be deemed for all purposes sent to all the joint holders; and

(b)	the agreement of the first named holder that notices, documents and information may be given, sent or supplied in electronic form or by being made available on a website shall be binding on all the joint holders.

45.5	The Company may at any time and at its sole discretion choose to give, send or supply notices, documents and information only in hard copy form to some or all members.

45.6	For the avoidance of doubt, the provisions of Articles 45.1 to 45.5 are subject to Article 17.6.

45.7	A member present either in person or by proxy, or in the case of a corporate member by a duly authorised representative, at any meeting of the Company or of the holders of any class of shares shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

45.8	Every Person who becomes entitled to a share shall be bound by any notice in respect of that share which, before his name is entered in the register of members, has been given to the Person from whom he derives his title, but this Article 45.8 does not apply to a notice given under section 793 of the Companies Act.

45.9	Subject to the provisions of the Companies Act, where by reason of the suspension or curtailment of postal services, the Company is unable effectively to give notice of a general meeting, the general meeting may be convened by public announcement. The Company shall send a copy of the notice to members in the same manner as it sends notices under Articles 45.1 to 45.5 inclusive if at least seven clear days before the meeting the posting of notices again becomes practicable.

45.10	Subject to the provisions of the Companies Act, any notice, document or information to be given, sent or supplied by the Company to the members or any of them, not being a notice to which Article 45.9 applies, shall be sufficiently given, sent or supplied if given by public announcement.

45.11	Any notice, document or information given, sent or supplied by the Company to the members or any of them:

(a)	by hand shall be deemed to have been received by the member when it is handed to the member or left at his registered address;

(b)	by post, shall be deemed to have been received 24 hours after the time at which the envelope containing the notice, document or information was posted unless it was sent by second class post or there is only one class of post, or it was sent by air mail to an address outside the United Kingdom, in which case it shall be deemed to have been received 48 hours after it was posted Proof that the envelope was properly addressed, prepaid and posted shall be conclusive evidence that the notice, document or information was sent or supplied;

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(c)	by means of a relevant system, shall be deemed to have been received when the Company or any sponsoring system-participant acting on its behalf sends the issuer instructions relating to the notice, document or other information;

(d)	by advertisement, shall be deemed to have been received on the day on which the advertisement appears;

(e)	by electronic means, shall be deemed to have been received by the member on the day following that on which it was sent or supplied Proof that a notice, document or information in electronic form was addressed to the electronic address provided by the member for the purpose of receiving communications from the Company shall be conclusive evidence that the notice, document or information was sent or supplied and such notice, document or information shall be deemed received by the member at that time notwithstanding that the Company becomes aware that the member has filed to receive the relevant notice, document or information for any reason and notwithstanding that the Company subsequently sends or supplies a hard copy of such document or information by post to the member; or

(f)	by making it available on a website, shall be deemed to have been received on the date on which the notice, document or information was first made available on the website or, if later, when the member is deemed to have been received notification of the fact that the notice, document or information was available on the website in accordance with this Article 45.11 and such notice, document or information shall be deemed received by the member on that day notwithstanding that the Company becomes aware that the member has filed to receive the relevant document or information for any reason and notwithstanding that the Company subsequently sends a hard copy of such notice, document or information by post to the member.

45.12	Any notice, document or information may be given, sent or supplied by the Company to the Person entitled to a share in consequence of the death or bankruptcy of a member or otherwise by operation of Law by sending or delivering it in any manner that the Company may choose authorised by these Articles for the sending of notice, document or information to a member addressed to that Person by name, or by the title of representative of the deceased or trustee of the bankrupt or by any similar description, at the address, if any, as may be supplied for that purpose by the Person claiming to be so entitled. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy or other event giving rise to the transmission had not occurred.

45.13	If on three consecutive occasions, or on one occasion and reasonable enquiries have failed to establish the member’s address, notices, documents or information sent or supplied to a member by post have been returned undelivered, the member shall not be entitled to receive any subsequent notice, document or information until he has supplied to the Company (or its agent) a new registered address or a postal address, or shall have informed the Company, in such a manner as may be specified by the Company, of an electronic address. For the purposes of this Article 45.13, references to notices, documents or information include references to a cheque or other instrument of payment, but nothing in this Article 45.13 entitles the Company to cease sending any cheque or other instrument of payment for any dividend, unless it is otherwise so entitled under these Articles. Without prejudice to the generality of the foregoing, any notice of a general meeting of the Company which is in fact sent or purports to be sent to such member shall be ignored for the purpose of determining the validity of the proceedings at such general meeting.

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45.14	Where a document is required under these Articles to be signed by a member or any other Person, if the document is in electronic form, then in order to be valid the document must either:

(a)	incorporate the electronic signature, or personal identification details (which may be details previously allocated by the Company), of that member or other Person, in such form as the Directors may approve; or

(b)	be accompanied by such other evidence as the Directors may require in order to be satisfied that the document is genuine.

The Company may designate mechanisms for validating any such document and a document not validated by the user of any such mechanisms shall be deemed as having not been received by the Company. In the case of any document or information relating to a meeting, an instrument of proxy or invitation to appoint a proxy, any validation requirements shall be specified in the relevant notice of meeting in accordance with Articles 17.5 and 23.6(b).

46.	DESTRUCTION OF DOCUMENTS

46.1	The Company shall be entitled to destroy:

(a)	any instrument of transfer of shares which have been registered, and all other documents on the basis of which any entry is made in the register, at any time after the expiration of six years from the date of registration;

(b)	any dividend mandate, variation or cancellation of dividend mandates, and notification of change of name or address, at any time after two years from the date on which it is recorded;

(c)	any share certificate which has been cancelled at any time after the expiration of one year from the date on which it is cancelled;

(d)	all paid dividend warrants and cheques at any time after the expiration of one year from the date of actual payment;

(e)	all proxy appointments which have been used for the purpose of a poll at any time after the expiration of one year from the date of use;

(f)	all proxy appointments which have not been used for the purpose of a poll at any time after one month from the end of the meeting to which the proxy appointment relates and at which no poll was demanded; and

(g)	any other document on the basis of which an entry in the register of members is made, after six years from the date on which it is made.

Any document referred to in this Article 46.1 may be destroyed earlier than the relevant date authorised, provided that a permanent record of the document is made which is not destroyed before that date.

46.2	It shall be conclusively presumed in favour of the Company that:

(a)	every entry in the register of members purporting to have been made on the basis of an instrument of transfer or other document destroyed in accordance with Article 46.1 was duly and properly made;

(b)	that every instrument of transfer destroyed in accordance with Article 46.1 was a valid and effective instrument duly and properly registered;

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(c)	that every share certificate destroyed in accordance with Article 46.1 was a valid and effective certificate duly and properly cancelled; and

(d)	that every other document destroyed in accordance with Article 46.1 was a valid and effective document in accordance with the particulars in the records of the Company.

provided that:

(i)	Article 46.1 shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties to it) to which the document might be relevant;

(ii)	nothing in Article 46.1 shall be construed as imposing upon the Company any liability in respect of the destruction of any such document otherwise than in accordance with Article 46.1 which would not attach to the Company in the absence of Article 46.1; and

(iii)	references in Article 46.1 to the destruction of any document include references to the disposal of it in any manner.

46.3	References in this Article 46 to instruments of transfer shall include, in relation to uncertificated shares, instructions and/or notifications made in accordance with the relevant system relating to transfer of such shares.

47.	WINDING UP

47.1	If the Company commences liquidation, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by Law, subject to the provisions of the Companies Act:

(a)	divide among the members in specie the whole or any part of the assets, whether they shall consist of property of the same kind or not, of the Company and may, for that purpose, value any assets as he deems fair and determine how the division shall be carried out as between the members or different classes of members; and

(b)	vest the whole or any part of the assets in trustees upon such trusts for the benefit of the members as he may with the like sanction determine;

but no member shall be compelled to accept any assets upon which there is a liability.

47.2	The power of sale of a liquidator shall include a power to sell wholly or partially for shares or debentures or other obligations of another body corporate, either then already constituted or about to be constituted for the purpose of carrying out the sale.

48.	INDEMNITY AND INSURANCE

48.1	Subject to the provisions of the Companies Act and applicable Law, the Company shall exercise all the powers of the Company to:

(a)	indemnify to any extent any Person who is or was a Director, or a Director of any associated company, directly or indirectly (including by funding any expenditure incurred or to be incurred by him) against any loss or liability, whether in connection with any proven or alleged negligence, default, breach of duty or breach of trust by him or otherwise, in relation to the Company or any associated company; and/or

(b)	indemnify to any extent any Person who is or was a Director of an associated company that is a trustee of an occupational pension scheme, directly or indirectly

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(including by funding any expenditure incurred or to be incurred by him) against any liability incurred by him in connection with the Company’s activities as trustee of an occupational pension scheme.

48.2	Subject to the provisions of the Companies Act, the Company may exercise all the powers of the Company to purchase and maintain insurance for or for the benefit of any Person who is or was:

(a)	a Director, officer or employee of the Company, or any body corporate which is or was the holding company or Subsidiary undertaking of the Company, or in which the Company or such holding company or Subsidiary undertaking has or had any interest (whether direct or indirect) or with which the Company or such holding company or Subsidiary undertaking is or was in any way allied or associated; or

(b)	a trustee of any pension fund in which employees of the Company or any other body referred to in Article 48.2(a) are or have been interested;

including without limitation insurance against any loss or liability or any expenditure he may incur, whether in connection with any proven or alleged act or omission in the actual or purported execution or discharge of his duties or in the exercise or purported exercise of his powers or otherwise in relation to his duties, power or offices, whether comprising negligence, default, breach of duty, breach of trust or otherwise, in relation to the relevant body or fund.

48.3	No Director or former Director shall be accountable to the Company or the members for any benefit provided pursuant to these Articles. The receipt of any such benefit shall not disqualify any Person from being or becoming a Director.

49.	DISPUTE RESOLUTION

49.1	The courts of England and Wales shall have exclusive jurisdiction to determine any and all disputes brought by a member in that member’s capacity (whether in its own name or in the name of the Company) as such against the Company and/or the Board and/or any of the Directors individually or collectively, arising out of or in connection with these Articles or any non-contractual obligations arising out of or in connection with these Articles.

49.2	The governing Law of these Articles is the Law of England and Wales and these Articles shall be interpreted in accordance with the Laws of England and Wales.

49.3	For the purposes of Article 49.1, Director shall be read so as to include each and any director of the Company from time to time in his capacity as such or as an employee of the Company and shall include any former director of the Company.

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EXHIBIT B:

Corporate Governance Guidelines of Topco

[Attached]

FINAL FORM

EXHIBIT B

Dated [●] [●],[●]

TechnipFMC PLC

CORPORATE GOVERNANCE GUIDELINES

Table of Contents

I.	THE BOARD		1

	A.	Composition of the Board During the Initial Board Transition Period	1
	B.	Composition of the Board After the Initial Board Transition Period	2
	C.	Director Independence	2
	D.	Separate Sessions of Independent Directors	2
	E.	Executive Directors	3
	F.	Independent Lead Director	6
	G.	Director Qualification Standards and Additional Selection Criteria	7
	H.	Director Orientation and Continuing Education	7
	I.	No Specific Limitation on Other Board Service	8
	J.	Directors who Resign or Materially Change their Current Positions with their Own Company or Become Aware of Circumstances that May Adversely Reflect upon the Director or the Company	8
	K.	Term	8
	L.	Mandatory Retirement	8
	M.	Director Roles and Responsibilities	9
	N.	Compensation	9
	O.	Share Ownership	9
	P.	Board Access to Senior Management	9
	Q.	Board Access to Independent Advisors	10
	R.	Annual Self-Evaluation	10

II.	BOARD MEETINGS		10

	A.	Frequency of Meetings	10
	B.	Director Attendance	10
	C.	Attendance of Non-Directors	11
	D.	Advance Receipt of Meeting Materials	11

III.	COMMITTEE MATTERS		11

	A.	Committee Overview	11
	B.	Committee Charters	12
	C.	Composition	12
	D.	Committee Chairs	12
	E.	Advisors	12

IV.	SUCCESSION PLANNING		12

V.	FUNCTIONS; HEADQUARTERS		13

Exhibit A: Roles and Responsibilities			A–1
Exhibit B: Director Qualification Standards and Additional Selection Criteria			B–1

TechnipFMC PLC

CORPORATE GOVERNANCE GUIDELINES

The Board of Directors (the “Board”) of TechnipFMC PLC (the “Company”) has adopted the following Corporate Governance Guidelines (the “Guidelines”) to assist the Board in the exercise of its responsibilities and to serve the interests of the Company and its members.

These Guidelines should be interpreted in the context of all applicable laws and regulations and the Company’s articles of association (the “Articles”) and other corporate governance documents. The term “entire Board” and capitalized terms not otherwise defined herein shall have the meaning afforded them in the Articles. These Guidelines acknowledge the leadership exercised by the Board’s standing committees and their respective chairs and are intended to serve as a flexible framework within which the Board may conduct its business. The Guidelines are subject to modification from time to time by the Board as the Board may deem appropriate and in the best interests of the Company and its members or as required by applicable laws and regulations; provided that, in addition to any vote required under the Articles:

(i) during the Initial Board Transition Period, any amendment of Article I.A, Article I.B, Article I.C, Article I.E, Article I.F, Article I.L, Article III.A, Article III.C, Article III.D, Article V or Exhibit A to these Guidelines, or the addition of any provision inconsistent with the foregoing, shall require the vote of two-thirds of the entire Board; and

(ii) without limiting the foregoing, until the 2021 AGM, any amendment of Article I.E or Article I.F of these Guidelines, or the addition of any provision inconsistent with the foregoing, shall require the vote of two-thirds of the entire Board.

I.	THE BOARD

A.	Composition of the Board During the Initial Board Transition Period

During the Initial Board Transition Period (as such term is defined in the Articles as of the date hereof):

(i) The Board shall consist of no more than fourteen (14) members. The Board initially consists of seven (7) Directors designated by Cobalt (collectively, the “C Directors”) and seven (7) Directors designated by Lead (collectively, the “L Directors”).

(ii) The Board shall form a Nominating and Corporate Governance Committee with two subcommittees for the purpose of appointing Directors to the Board if Board vacancies occur during the Initial Board Transition Period. One subcommittee shall consist of the C Directors then serving on the Nominating and Corporate Governance Committee (the “C Subcommittee”) and the other subcommittee shall consist of the L Directors then serving on the Nominating and Corporate Governance Committee (the “L Subcommittee”). All Directors serving on the subcommittees must be Independent Directors (as defined below).

(iii) The Board shall delegate its power to appoint any person who is willing to act as a

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Director to the C Subcommittee, in the event of a vacancy on the Board created by a C Director, and to the L Subcommittee, in the event of a vacancy created by an L Director. In the event of a vacancy on the Board created by a C Director, the C Subcommittee, by the vote of a majority of the members of the C Subcommittee, shall have the power to appoint any person who is willing to act as a Director to the Board to fill the vacancy. In the event of a vacancy created by an L Director, the L Subcommittee, by the vote of a majority of the members of the L Subcommittee, shall have the power to appoint any person who is willing to act as a Director to the Board to fill the vacancy. In the event of a vacancy created by an Independent Director, the Director appointed by the C Subcommittee or L Subcommittee, as applicable, shall be an Independent Director. Any Director who is appointed to the Board by the C Subcommittee or L Subcommittee shall be designated, and for all purposes shall be deemed to be, a C Director or an L Director, as applicable, for purposes of these Guidelines.

(iv) The Board shall appoint each Director appointed to the Board by the C Subcommittee or the L Subcommittee to each committee on which the vacating Director who preceded him in office served, subject to compliance with the New York Stock Exchange (“NYSE”) rules. In the event that the rules and regulations of the NYSE prohibit any appointment to any such committee, the Board shall appoint such alternative Director as the C Subcommittee, in the case of a vacating C Director, or the L Subcommittee, in the case of a vacating L Director, may designate.

(v) If any C Director or L Director is removed by vote of the members of the Company and replaced by a Director nominated by a member of the Company, such replacement Director shall for the remaining duration of the Initial Board Transition Period be deemed to be: (i) a C Director if the Director whose removal caused the vacancy he or she fills had been a C Director; or (ii) an L Director if the Director whose removal caused the vacancy he or she fills had been an L Director.

B.	Composition of the Board After the Initial Board Transition Period

After the Initial Board Transition Period, except as otherwise provided in Article I.E and Article I.F:

(i) the composition of the Board shall be as set forth in Article 25 of the Articles; and

(ii) vacancies shall be filled by the Board as a whole upon the recommendation of the Nominating and Corporate Governance Committee, and there shall no longer be any designation as a C Director or an L Director.

C.	Director Independence

Except as otherwise permitted by applicable NYSE rules, the Board will be comprised of a majority of directors who qualify as independent directors (each, an “Independent Director” and, collectively, the “Independent Directors”) as required under the NYSE rules.

D.	Separate Sessions of Independent Directors

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The Independent Directors will meet in executive session without non-Independent Directors or management present on a regularly scheduled basis, but at least once per year following a regularly scheduled Board meeting.

E.	Executive Directors

The Articles provide that the Directors may elect a Chair of the Board to preside at all meetings of the Board at which he or she is present and that, if the Board has appointed a Director to the office of executive chair (the “Executive Chair”), the Executive Chair shall serve as the Chair of the Board for all purposes under the Articles and the Guidelines. The Articles additionally provide that the Directors may appoint a Director to the office of chief executive officer (the “Chief Executive Officer”). The initial Executive Chair has been designated by Lead and the initial Chief Executive Officer has been designated by Cobalt. The Chief Executive Officer shall report to the full Board. The roles and responsibilities of the Executive Chair and the Chief Executive Officer (as well as the roles and responsibilities of the Chief Operating Officer) are set forth in Exhibit A to these Guidelines.

Each of the Executive Chair and Chief Executive Officer may be removed from such office during the Initial Board Transition Period only by two-thirds resolution of the entire Board, provided that the Executive Chair and the Chief Executive Officer shall both abstain from any such vote.

The function and utility of the Executive Chair position as separate from the Chief Executive Officer position as provided in these Guidelines depends upon the experience and business relationships of the initial Executive Chair designated by Lead. In the event that the initial Executive Chair ceases to be an executive officer of the Company (the date of such event, the “EC End Date”), the Board shall resolve promptly that he should cease to be a Director (if he has not already ceased to be a Director) effective as of the EC End Date.

If the EC End Date occurs at any time before the 2021 AGM: (1) the Board shall first consider whether to combine the role of Chair and Chief Executive Officer (the “Combination Resolution”); and (2) in the event that the Combination Resolution is not passed by the requisite majority, the Board shall consider whether to appoint a new Chair, who shall not be an executive officer or an employee of the Company and who shall qualify as “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code (the “Non-Executive Chair Resolution” and such Chair, the “Non-Executive Chair”).

To be the effective action of the Board, the Combination Resolution shall be adopted by (i) prior to the 2019 AGM, Special Board Approval, and (ii) from and after the 2019 AGM until the 2021 AGM, the affirmative vote of at least two-thirds of the directors present and voting (e.g., if there are twelve (12) Directors voting, the votes of at least eight (8) Directors shall be required). Neither the Executive Chair nor the Chief Executive Officer shall be entitled to vote on the Combination Resolution.

Prior to the 2019 AGM, the failure to adopt the Combination Resolution shall be deemed to be an adoption of the Non-Executive Chair Resolution. From and after the 2019 AGM until the 2021 AGM, to be the effective action of the Board, the Non-Executive Chair Resolution shall

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be adopted by the affirmative vote of at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required). From and after the 2019 AGM until the 2021 AGM, the Chief Executive Officer shall be entitled to vote on the Non-Executive Chair Resolution and the Executive Chair shall not be entitled to vote on the Non-Executive Chair Resolution.

Unless and until the Combination Resolution or the Non-Executive Chair Resolution is adopted by the requisite majority (or, during the Initial Board Transition Period, the Non-Executive Chair Resolution is deemed adopted and the Non-Executive Chair has yet to be appointed), until the 2021 AGM, the Independent Lead Director (as defined in Article 1.F) shall serve as the interim Non-Executive Chair.

In the event that the Board has validly adopted the Combination Resolution, the resulting vacancy on the Board shall be filled as follows (except if, solely from and after the 2019 AGM until the 2021 AGM, at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required) vote to reduce the size of the Board to thirteen (13) Directors (provided that the Chief Executive Officer shall be entitled to vote on such resolution and the Executive Chair shall not be entitled to vote on such resolution)):

•	Prior to the 2019 AGM, by the L Subcommittee by the vote of a majority of the members of the L Subcommittee.

•	From the 2019 AGM until the 2021 AGM, by a nominee who is (i) nominated by the vote of a majority of the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

In the event that the Board has validly adopted the Non-Executive Chair Resolution, the position of Non-Executive Chair shall be filled as follows:

•	Prior to the 2019 AGM, by a nominee from amongst the then-serving Directors who is (i) proposed by an ad-hoc nominating committee comprised of (A) the L Directors, excluding the Executive Chair (if he has not already ceased to be a Director), and (B) the Chief Executive Officer, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that neither the Executive Chair nor the Chief Executive Officer shall be entitled to vote on such resolution); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

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•	From the 2019 AGM until the 2021 AGM, by a nominee from amongst the then-serving Directors who is (i) proposed by the Nominating and Corporate Governance Committee, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

The Non-Executive Chair shall be appointed from among the already serving Directors, and the resulting vacancy on the Board shall be filled as follows (except if, solely from and after the 2019 AGM until the 2021 AGM, at least two-thirds of the directors present and voting (e.g., if there are thirteen (13) Directors voting, the votes of at least nine (9) Directors shall be required) vote to reduce the size of the Board to thirteen (13) Directors (provided that the Chief Executive Officer shall be entitled to vote on such resolution and the Executive Chair shall not be entitled to vote on such resolution)):

•	Prior to the 2019 AGM, by the L Subcommittee by the vote of a majority of the members of the L Subcommittee.

•	From the 2019 AGM until the 2021 AGM, by a nominee who is (i) nominated by the vote of a majority of the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, (ii) “Independent” under the corporate governance rules of the NYSE and the UK Corporate Governance Code and (iii) approved by the Board acting by simple majority (provided that the Chief Executive Officer shall be entitled to vote on such appointment and the Executive Chair shall not be entitled to vote on such appointment); provided that if any such nominee is not approved by the Board, the foregoing nomination process shall be repeated until a nominee is proposed that is approved by the Board.

At the EC End Date, all of the executive duties and authority of the Executive Chair in his capacity as an executive officer of the Company set forth in Exhibit A to these Guidelines shall be assumed by the Chief Executive Officer and the position of Executive Chair shall cease to exist. In any event, except as provided herein, the position of Executive Chair shall terminate immediately prior to the 2021 AGM. If the Board appoints a Non-Executive Chair or if the Independent Lead Director is serving as interim Non-Executive Chair, the Non-Executive Chair’s responsibilities shall be as is customary and shall include presiding over all meetings of the Board, including any executive sessions of the Independent Directors; approving Board meeting schedules and agendas; and acting as the liaison between the Independent Directors and the Chief Executive Officer.

During the Initial Board Transition Period, in the event the person then serving as Chief Executive Officer ceases to serve as the Company’s chief executive officer, the Board shall resolve promptly that he should cease to be a Director (if he has not already ceased to be a Director), effective as of the date he ceased to serve as the Company’s chief executive officer, and an ad-hoc nominating committee shall be created to nominate by majority vote a candidate

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for Chief Executive Officer (such nominee, the “Chief Executive Officer Nominee”). The ad-hoc committee in this case shall be comprised of (i) the C Directors, excluding the Chief Executive Officer (if he has not already ceased to be a Director) and (ii) the Executive Chair or Non-Executive Chair. The Board (during the Initial Board Transition Period, by Special Board Approval) shall then resolve to appoint or reject the Chief Executive Officer Nominee as Chief Executive Officer (the “CEO Vote”), but the Chief Executive Officer, if he has not already ceased to be a Director, and the Executive Chair or Non-Executive Chair, as applicable, shall both abstain from voting on any such resolution. If the Board does not resolve to appoint the Chief Executive Officer Nominee as Chief Executive Officer, the process of appointing the Chief Executive Officer shall be again undertaken as set forth in this Article I.E until such time as the Board appoints the Chief Executive Officer. Following the Initial Board Transition Period, the Chief Executive Officer shall be chosen by the Board as a whole upon the recommendation of the Nominating and Corporate Governance Committee.

In the event the person then serving as Chief Executive Officer ceases to serve as the Company’s chief executive officer, the person appointed by the Board to be the Company’s new Chief Executive Officer shall fill the vacancy caused by the previously serving Chief Executive Officer, notwithstanding anything to the contrary in Article I.A.

For purposes of these Guidelines, any Person not entitled to vote shall be deemed to have abstained and “Special Board Approval” means (i) if, after accounting for any vacancies on the Board and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes and (ii) if, due to vacancies on the Board and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the higher of the number of C Directors and L Directors casting votes, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number.

F.	Independent Lead Director

The Board shall have an independent lead director appointed in accordance with these Guidelines (the “Independent Lead Director”).

The initial Independent Lead Director has been designated by Cobalt and shall serve for a term ending on the EC End Date. During such term, in the event of vacancy of the Independent Lead Director, the C Directors that are Independent Directors, by the vote of a majority of such Directors, may elect from among the then serving Directors, an Independent Director as a replacement to serve as Independent Lead Director for the remaining duration of such term.

At the EC End Date, the Directors who are L Directors or, if the EC End Date occurs after the end of the Initial Board Transition Period, the Directors who were L Directors at the end of the Initial Board Transition Period and remain as Independent Directors, by the vote of a majority of such Directors, shall have the right to elect from among the then-serving Directors an Independent Director to serve as Independent Lead Director until the later of (x) the 2021 AGM and (y) the second anniversary of the EC End Date. During such term, in the event of vacancy of the Independent Lead Director, the Directors who are L Directors or, if such expiration occurs after the end of the Initial Board Transition Period, were L Directors at the end of the Initial

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Board Transition Period, and remain as Independent Directors, by the vote of a majority of such Directors, may elect from among the then-serving Directors an Independent Director as a replacement to serve as Independent Lead Director for the remaining duration of such term.

The Independent Lead Director shall thereafter be elected by the Independent Directors bi-annually for a term of two years, subject to the Independent Lead Director’s re-election to the Board at the annual general meeting of members of the Company during his term.

The Independent Lead Director’s responsibilities (i) during any period in which the Chair of the Board is an executive officer of the Company entail: presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the Independent Directors; approving Board meeting schedules and agendas; acting as the liaison between the Independent Directors and the Chief Executive Officer and the Chair of the Board; and monitoring and reporting to the Board any conflicts of interests of Directors, and (ii) during other periods, shall be solely monitoring and reporting to the Board any conflicts of interests of Directors.

G.	Director Qualification Standards and Additional Selection Criteria

The responsibility for the selection of new Directors resides with the Board and the members of the Company. The identification, screening and recommendation process has been delegated to the Nominating and Corporate Governance Committee and, upon a vacancy during the Initial Board Transition Period, to its subcommittees. The Nominating and Corporate Governance Committee reviews candidates for appointment as Directors, will recommend candidates to the Board to fill vacant Board seats after the Initial Board Transition Period and will annually recommend a slate of directors for approval by the Board and appointment by the members of the Company beginning with respect to the 2019 AGM.

The subcommittees of the Nominating and Corporate Governance Committee, in appointing Directors during the Initial Board Transition Period, the Nominating and Corporate Governance Committee, in recommending director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, and the Board, in nominating director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, will evaluate candidates in accordance with the qualification standards set forth in Exhibit B to these Guidelines. In addition, the Nominating and Corporate Governance Committee and its subcommittees, if applicable, and the Board may also consider the additional selection criteria set forth in Exhibit B.

H.	Director Orientation and Continuing Education

Management will provide an orientation process for new Directors, including background material on the Company and its business. As appropriate, management will provide opportunities for additional educational sessions for Directors on matters relevant to the Company and its business.

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I.	No Specific Limitation on Other Board Service

The Board does not believe that its members should be prohibited from serving on boards and/or committees of other organizations and has not adopted any guidelines limiting such activities. However, the Nominating and Corporate Governance Committee may take into account the nature of and time involved in a Director’s service on other boards and/or committees in evaluating the suitability of individual director candidates and current Directors.

Service on other boards and/or committees should be consistent with the Company’s conflict of interest policies, the Articles and all applicable laws and regulations.

J.	Directors who Resign or Materially Change their Current Positions with their Own Company or Become Aware of Circumstances that May Adversely Reflect upon the Director or the Company

When a Director, including any Director who is currently an officer or employee of the Company, resigns or materially changes his or her position with his or her employer or becomes aware of circumstances that may adversely reflect upon the Director or the Company, such Director should notify the Nominating and Corporate Governance Committee of such circumstances. The Nominating and Corporate Governance Committee will consider the circumstances, and may in certain cases recommend that the Board request that the Director submit his or her resignation from the Board if, for example, continuing service on the Board by the individual is not consistent with the criteria deemed necessary for continuing service on the Board.

K.	Term

The Board does not believe it should establish term limits. While term limits could help ensure that there are fresh ideas and viewpoints available to the Board, they hold the disadvantage of losing the contribution of Directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and, therefore, provide an increasing contribution to the Board as a whole.

L.	Mandatory Retirement

With respect to the 2019 AGM and for all periods thereafter, subject to applicable law, a non-employee Director whose birth date occurs prior to July 1st must retire at the annual general meeting of members of the Company during the year of such Director’s 72nd birthday and, subject to applicable law, a non-employee Director whose birth date occurs on or after July 1st must retire at the annual general meeting of members of the Company the year following such Director’s 72nd birthday. The Board may, by majority resolution, accept a recommendation by the Nominating and Corporate Governance Committee of a Director for appointment to the Board after such Director’s retirement date, and in turn nominate the Director for appointment to the Board, if the Board and the Nominating and Corporate Governance Committee determine that such appointment would be in the best interest of the Company and its members as a whole.

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M.	Director Roles and Responsibilities

The business and affairs of the Company will be managed by or under the direction of the Board, including through one or more of its committees. The Directors are expected to spend the time and effort necessary to properly discharge their responsibilities. These include:

•	exercising their business judgment in good faith;

•	acting in what they reasonably believe to be the best interest of the Company and its members as a whole;

•	becoming and remaining well-informed about the Company’s business and operations and general business and economic trends affecting the Company; and

•	ensuring that the business of the Company is conducted so as to further the long-term interests of its members.

Directors must disclose to the Board the nature and extent of their interest in a proposed transaction or arrangement with the Company, unless the interest cannot reasonably be regarded as likely to give rise to a conflict of interest, and, if appropriate, recuse themselves and not participate in the discussion or voting on a matter in relation to which they may have a conflict. Moreover, Directors must avoid other situations in which their personal interests conflict or possibly may conflict with the Company’s interests, unless the matter has been authorized in accordance with the Articles.

N.	Compensation

The Board believes that Director compensation should fairly pay Directors for work required in a business of the Company’s size and scope, and that compensation should align Directors’ interests with the long-term interests of members of the Company. The Compensation Committee will review and make recommendations to the Board regarding the cash and equity compensation of Directors. The Company’s executive officers will not receive additional compensation for their service as Directors.

Except as otherwise permitted by the applicable NYSE rules, members of the Audit Committee and Compensation Committee may not directly or indirectly receive any compensation from the Company other than their Directors’ compensation (including any compensation for service on committees of the Board and the receipt of equity incentive awards).

O.	Share Ownership

The Board believes that requiring Directors to maintain an ownership interest in the Company is consistent with carrying out the fundamental roles of the Board as set forth above. As such, within no more than three years following initial election to the Board, Directors are expected to own shares of the Company with a value equal to or more than five times the Company’s annual retainer paid to Directors.

P.	Board Access to Senior Management

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The Board will have complete access to Company management in order to ensure that Directors can ask any questions and receive all information necessary to perform their duties. To facilitate such access the Board supports the practice of field reviews with representatives of management and with managers making field presentations related to operations. Directors should exercise judgment to ensure that their contact with management does not distract managers from their jobs or disturb the business operations of the Company. Any meetings or contacts that a Director wishes to initiate may be arranged through the Chief Executive Officer, or if the Chief Executive Officer is not available or if such request to the Chief Executive Officer is not appropriate in the circumstances, directly by the Director. To the extent appropriate, such contact, if in writing, should be copied to the Chief Executive Officer.

Q.	Board Access to Independent Advisors

The Board committees may hire independent advisors as set forth in their applicable charters. The Board as a whole shall have access to any independent advisor retained by the Company, and the Board may hire any independent advisor it considers necessary to discharge its responsibilities.

R.	Annual Self-Evaluation

The Board will conduct an annual self-evaluation to determine whether the Board and its committees are functioning effectively. Performance of the Board and its committees are surveyed as a whole rather than at the membership level. The Nominating and Corporate Governance Committee will receive comments from all Directors and report annually to the Board regarding the Board and its committees and recommendations for improvements in the overall performance of the Board and its committees.

II.	BOARD MEETINGS

A.	Frequency of Meetings

The Board will meet at least four (4) times annually. One of the Board’s meetings each year will occur on the day of the annual general meeting of the members of the Company. In addition, special meetings may be called from time to time as determined by the needs of the business.

B.	Director Attendance

A Director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a Director is expected to regularly prepare for and attend meetings of the Board and all committees on which the Director sits (including separate meetings of the Independent Directors), with the understanding that, on occasion, a Director may be unable to attend a meeting. A Director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. It is also expected that Directors will attend the annual general meeting of the members of the Company, except when exceptional circumstances prevent such attendance.

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C.	Attendance of Non-Directors

The Board encourages the Chair of the Board or of any committee to invite Company management and outside advisors or consultants from time to time to participate in Board and/or committee meetings to: (i) provide insight into items being discussed by the Board which involve the manager, advisor or consultant; (ii) make presentations to the Board on matters which involve the manager, advisor or consultant; and (iii) bring managers with high potential into contact with the Board. Attendance of non-Directors at Board meetings is at the discretion of the Board.

D.	Advance Receipt of Meeting Materials

Information regarding the topics to be considered at a meeting is essential to the Board’s understanding of the business and the preparation of the Directors for a productive meeting. The Chair of the Board and the Chief Executive Officer, in consultation with the other Directors, will establish the agenda for each Board meeting. To the extent feasible, the meeting agenda and any written materials relating to each Board meeting will be distributed to the Directors sufficiently in advance of each meeting to allow for meaningful review of such agenda and materials by the Directors. Directors are expected to have reviewed and be prepared to discuss all materials distributed in advance of any meeting.

III.	COMMITTEE MATTERS

A.	Committee Overview

The Board shall at all times maintain the following committees: (i) an Audit Committee; (ii) a Nominating and Corporate Governance Committee; (iii) a Compensation Committee; and (iv) a Strategy Committee. The Board may also establish other committees as it deems appropriate and delegate to these committees any authority permitted by applicable law and the Articles. Each committee will perform its duties as assigned by the Board in compliance with the Articles and the committee’s charter. It is the responsibility of the Directors to attend the meetings of the committees on which they serve.

During the Initial Board Transition Period, a quorum for the transaction of business at a meeting of any committee of the Board shall require at least one C Director and at least one L Director to be present at such meeting. If a quorum is present to organize a meeting of a committee of the Board, any question brought before such meeting shall be decided by Special Committee Approval, unless the question is one upon which, by express provision of the Articles, these Guidelines, or Board resolution a higher vote is required, in which case such express provision shall govern and control the decision of such question. For purposes of these Guidelines, “Special Committee Approval” means (i) if, after accounting for any vacancies on such committee and any abstentions, an equal number of C Directors and L Directors would cast votes on the applicable matter, the majority vote of solely the Directors casting votes on the applicable matter, and (ii) if, due to vacancies on such committee and any abstentions, an unequal number of C Directors and L Directors would cast votes on the applicable matter (the

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higher of the number of C Directors and L Directors casting votes, for purposes of this paragraph, the “Threshold Number”), a number of votes equal to at least one more vote than the Threshold Number.

B.	Committee Charters

Each standing committee shall have a written charter of responsibilities, duties and authorities, which shall periodically be reviewed by the Board.

C.	Composition

During the Initial Board Transition Period, each committee of the Board shall consist of an equal number of C Directors and L Directors, in each case subject to compliance with the NYSE rules.

From and after the Initial Board Transition Period, the members of each committee of the Board shall be as determined by the Board, subject to compliance with the NYSE rules.

D.	Committee Chairs

The initial chair of the Audit Committee and the Strategy Committee have been designated by Lead, and the initial chair of the Nominating and Corporate Governance Committee and the Compensation Committee have been designated by Cobalt. During the Initial Board Transition Period, the initial chair of each committee of the Board may only be removed by two-thirds resolution of the entire Board, provided that such initial chair shall abstain from any such vote.

During the Initial Board Transition Period, in the event of a vacancy in the chair position of the Audit Committee or Strategy Committee, the L Directors then serving on such committee shall appoint a new chair of such committee, and in the event of a vacancy in the chair position of the Nominating and Corporate Governance Committee or the Compensation Committee, the C Directors then serving on such committee shall appoint a new chair of such committee.

E.	Advisors

Each committee shall have full power and authority to retain the services of such advisors and experts, including counsel, as the committee deems necessary or appropriate with respect to specific matters within its purview.

IV.	SUCCESSION PLANNING

The Nominating and Corporate Governance Committee shall annually report to the Board on its performance review of the Executive Chair and the Chief Executive Officer. The Board shall review this report outside of the presence of the non-Independent Directors.

The Nominating and Corporate Governance Committee shall report annually to the Board on succession planning and management development activities. The Chief Executive Officer

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shall meet periodically with the Nominating and Corporate Governance Committee to make available his recommendations and evaluations of potential successors, along with a review of development plans recommended for succession candidates and others in the senior management group.

V.	FUNCTIONS; HEADQUARTERS

The geographic location of the principal offices of the executive officers as in effect at the Lead Effective Time pursuant to and in accordance with Sections 3.1(b) and 3.2(a) (including, for the avoidance of doubt, Section 3.2(a) of the FMCTI Disclosure Letter (as defined in the BCA)) of the Business Combination Agreement dated June 14, 2016 by and among the Company, Cobalt, Inc., and Lead S.A. (the “BCA”); the geographic location of the principal offices and activities of the business units as in effect at the Lead Effective Time pursuant to and in accordance with Section 3.2(b) of the BCA; and the geographic location of the principal offices of Topco as in effect at the Lead Effective Time pursuant to and in accordance with Section 3.3 of the BCA, in each case, shall remain in force at least until the expiration of the Initial Board Transition Period, except as otherwise determined with approval of two-thirds of the entire Board.

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Exhibit A

Roles and Responsibilities:

Executive Chair, Chief Executive Officer and Chief Operating Officer

The roles and responsibilities of the Executive Chair, Chief Executive Officer and Chief Operating Officer:

The Executive Chair shall lead the Board. The Executive Chair shall also be responsible for: (i) high-level government and client engagement, (ii) continued sponsorship and stewardship of large ongoing projects; (iii) high-level strategy; (iv) serving as the primary contact for certain designated media outlets; (v) integration of Cobalt and Lead, including synergy realization, in collaboration with the Chief Executive Officer; and (vi) other external engagements as mutually agreed with the Chief Executive Officer. The principal office of the Executive Chair shall be located in Paris, France.

The Chief Executive Officer shall be responsible for: (i) all day-to-day operations of the Company; (ii) collaboration on, and implementation of, strategy; (iii) integration of Cobalt and Lead, including synergy realization, in collaboration with the Executive Chair; and (iv) serving as the principal external spokesperson for the Company with analysts, investors, media and clients. All executives of the Company shall report to the Chief Executive Officer. The Chief Executive Officer shall report directly to the Board. The principal office of the Chief Executive Officer shall be located in Houston, Texas, United States.

The Chief Operating Officer shall be in charge of the following functions and operations: Strategy/M&A, IT, Manufacturing, Procurement, Digital, New Businesses and the integration of the two companies.

A-1

Exhibit B

Director Qualification Standards and Additional Selection Criteria

Director Qualification Standards:

The subcommittees of the Nominating and Corporate Governance Committee, in appointing Directors during the Initial Board Transition Period, the Nominating and Corporate Governance Committee, in recommending director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, and the Board, in nominating director candidates for appointment to the Board at the 2019 AGM and each annual general meeting of the members of the Company thereafter, will consider candidates who are qualified and eligible to serve under applicable law, the Articles and the NYSE rules and who have a high level of personal and professional integrity, strong ethics and values and the ability to make mature business judgments.

Additional Selection Criteria:

In evaluating director candidates, the subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, may also consider the following criteria as well as any other factor that they deem to be relevant:

A.	The candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company;

B.	The candidate’s experience as a board member of another publicly held company;

C.	The candidate’s professional and academic experience relevant to the Company’s industry;

D.	The strength of the candidate’s leadership skills;

E.	The candidate’s experience in finance and accounting and/or executive compensation practices; and

F.	Whether the candidate has the time required for preparation, participation and attendance at Board meetings and committee meetings, if applicable.

In addition, the subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, will consider whether there are potential conflicts of interest with the candidate’s other personal and professional pursuits.

The subcommittees of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee and the Board, as applicable, shall monitor the mix of specific experience, qualifications and skills of its Directors in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

B-1